SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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ASHLAND GLOBAL HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

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Notes:

Ashland Global Holdings Inc.
50 E. RiverCenter Blvd. Covington, KY 41011

December 6, 2017

Dear Ashland Global Holdings Inc. Stockholder:

On behalf of your Board of Directors and management, I am pleased to invite you to the 2018 Annual Meeting of Stockholders of Ashland Global Holdings Inc. The meeting will be held on Thursday, January 25, 2018, at 10:30 a.m. (EST), at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, KY 41011.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be conducted at the meeting. We have elected, where possible, to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet reduces the environmental impact of our Annual Meeting without limiting our stockholders’ access to important information about Ashland.

Whether or not you plan to attend the meeting, we encourage you to vote promptly.

We appreciate your continued confidence in Ashland and look forward to seeing you at the meeting.

Sincerely,

William A. Wulfsohn Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Ashland Global Holdings Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Thursday, January 25, 2018, at 10:30 a.m. (EST). The Annual Meeting will be held at the following location and for the purposes listed below:

Where:	Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, KY 41011

Items of Business:

(1)     To elect 11 directors: Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Barry W. Perry, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson and William A. Wulfsohn to the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

(2) To ratify the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2018;

(3)     To vote upon a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion;

(4) To approve the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan; and

(5) To consider any other business properly brought before the Annual Meeting.

Who Can Vote:	Only stockholders of record at the close of business on December 4, 2017 are entitled to vote at the Annual Meeting or any adjournment of that meeting.

You can vote in one of several ways:

Visit the website listed on your proxy card or Notice of Internet Availability of Proxy Materials to vote VIA THE INTERNET
Call the telephone number specified on your proxy card or the website listed on your Notice of Internet Availability of Proxy Materials to vote BY TELEPHONE
If you received paper copies of your proxy materials in the mail, sign, date and return your proxy card in the enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

If you are a participant in the Ashland Employee Savings Plan (the “Employee Savings Plan”), the Ashland Union Employee Savings Plan (the “Union Plan”) or the International Specialty Products Inc. 401(k) Plan (the “ISP Plan”) or if on the Record Date you held Ashland Common Stock in the Valvoline 401(k) Plan, your vote will constitute voting instructions to Fidelity Management Trust Company, who serves as trustee of all of these plans (the “Trustee”), for the shares held in your account.

If you are a participant in the Employee Savings Plan, the Union Plan, the ISP Plan or the Valvoline 401(k) Plan, then our proxy tabulator, Corporate Election Services or its agent, must receive all voting instructions, whether given by telephone, over the Internet or by mail, before 6:00 a.m. (EST) on Tuesday, January 23, 2018.

By Order of the Board of Directors,

PETER J. GANZ
Senior Vice President, General Counsel and Secretary

Covington, Kentucky

December 6, 2017

PROXY SUMMARY

This proxy summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding Ashland Global Holdings Inc.’s fiscal 2017 performance, please review the Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

Annual Meeting Information

Date & Time:	January 25, 2018 10:30 a.m. (Eastern Daylight Saving Time)
Address:	Metropolitan Club 50 E. RiverCenter Boulevard, Covington, KY 41011
Record Date:	December 4, 2017
Voting:	Stockholders as of the Record Date are entitled to vote.

Voting Matters

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Board’s Recommendations
Proposal One. The election of 11 director nominees that possess the necessary qualifications to provide guidance to the Company’s management (page 8)	FOR each Director Nominee
Proposal Two. Ratification of the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2018 (page 84)	FOR
Proposal Three. A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers (page 85)	FOR
Proposal Four. To approve the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan (page 86)	FOR

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Director Nominees

The table below summarizes information about each director nominee. Each nominee is to be elected by a majority of the votes cast. See pages 10-18 for complete biographical information for each nominee.

Name	Age	Director Since	Primary Occupation	Independent	Committee Memberships
Brendan M. Cummins	66	2012	Former Consultant to The Valence Group; Former Chief Executive Officer of Ciba Specialty Chemicals	✓	AC; G&N (Chair)
William G. Dempsey	66	2016	Former Executive Vice President of Global Pharmaceuticals at Abbott Laboratories	✓	AC; EHS&Q; G&N
Jay V. Ihlenfeld	66	2017	Former Senior Vice President of 3M Company	✓	Comp; EHS&Q
Susan L. Main	59	2017	Senior Vice President and Chief Financial Officer of Teledyne Technologies Incorporated	✓	AC; G&N
Jerome A. Peribere	63	N/A	President and Chief Executive Officer of Sealed Air Corporation	✓	N/A
Barry W. Perry	71	2007	Former Chairman and Chief Executive Officer of Engelhard Corporation	✓	Lead Independent Director; Comp (Chair); G&N
Mark C. Rohr	66	2008	Chairman and Chief Executive Officer of Celanese Corporation	✓	AC; EHS&Q
Janice J. Teal	65	2012	Former Group Vice President and Chief Scientific Officer for Avon Products Inc.	✓	EHS&Q (Chair); Comp
Michael J. Ward	67	2001	Retired Chairman of the Board and Chief Executive Officer of CSX Corporation	✓	G&N; Comp
Kathleen Wilson-Thompson	60	2017	Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance Inc.	✓	EHS&Q; Comp
William A. Wulfsohn	55	2015	Chairman of the Board and Chief Executive Officer of Ashland Global Holdings Inc.

Committees:

AC – Audit Committee	EHS&Q – Environmental, Health, Safety and Quality Committee
Comp – Compensation Committee	G&N – Governance and Nominating Committee

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Performance and Compensation Summary

Fiscal 2017 Performance

Fiscal 2017 was a year of transition and great progress for Ashland. We completed the separation of Valvoline Inc. (“Valvoline”) and acquired Pharmachem Laboratories, Inc., which was immediately accretive to our earnings. Ashland also completed the acquisition of a composites manufacturing facility in France, which was also immediately accretive.

For the full year, Ashland’s net income was $28 million compared to a net loss of $28 million in fiscal 2016, while Adjusted EBITDA decreased 5% to $570 million. These results include roughly $85 million in higher raw material costs and unfavorable currency impact. Ashland’s sales rose 8%, to $3.3 billion, with growth coming from all three reportable segments.

Specialty Ingredients’ operating income totaled $233 million, compared to $237 million in fiscal 2016, while Adjusted EBITDA grew by $17 million, to $493 million, despite $25 million of raw material inflation and foreign currency impact.

Within Composites, the team overcame $50 million of raw material inflation by delivering price and volume, resulting in full-year operating income of $67 million, an increase of $4 million from the prior year. EBITDA increased by $4 million, to $89 million, in fiscal 2017.

Intermediates and Solvents (I&S) returned to year-over-year profit growth in the second half of the fiscal year. I&S saw an operating loss of $12 million in fiscal 2017 compared to a loss of $181 million in fiscal 2016. I&S saw a decrease in Adjusted EBITDA by $5 million, to $26 million.

EBITDA and Adjusted EBITDA are non-GAAP measures and are reconciled to net income for Ashland and operating income for each segment in Appendix B.

Ashland’s Compensation Program at a Glance

The executive compensation program reflects the belief that the amount earned by executives depends on achieving Ashland’s rigorous objectives designed to enhance stockholder value. We strive to provide our NEOs with a compensation package that is aligned with the market median, with the expectation that above-target performance will result in above-median pay and below-target performance will result in below-median pay. The Compensation Committee annually reviews the base salaries and the annual and long-term target opportunities of the NEOs to determine whether these programs competitively reward the NEOs for his or her services based on a comparison to executives in the Compensation Peer Group and a review of other competitive market information.

2017 Key Compensation Decisions

Base Salary:

•	The Compensation Committee, based on market data and a recommendation submitted by Mr. Wulfsohn, approved base salary increases for Messrs. Willis, Ganz, and Heitman and Ms. Schumann.

•	Additionally, Mr. Wulfsohn and the Compensation Committee approved an additional increase to Ms. Schumann’s base salary to reflect her expanded responsibilities as Chief Human Resources Officer.

•	The same merit guidelines were used by the Compensation Committee, in executive session without management present, to recommend a base salary increase for Mr. Wulfsohn of 2.5%.

Annual and Long-Term Incentive Metrics and Goals:

•	There were no increases in the annual and long-term target incentive opportunities for fiscal 2017.

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•	Beginning in fiscal 2017, the Compensation Committee approved utilizing the entire S&P 500 index as the performance peer group.

•

Beginning with the fiscal 2018 performance period, the Compensation Committee will use EBITDA and Free Cash Flow as annual incentive metrics, as adjusted for such items and management exceptions that the Compensation Committee may approve.

Equity Treatment Post-Separation of Valvoline

On May 12, 2017 (the “Distribution Date”), Ashland distributed to its stockholders 170,000,000 shares of Valvoline Common Stock as a pro rata dividend (the “Final Distribution”). In connection with the Final Distribution and pursuant to the terms of the applicable equity compensation plans, equity awards held by Ashland officers, directors and employees that were outstanding on the Distribution Date were adjusted with the guiding principle of maintaining approximately the same value immediately before and after the Final Distribution. Awards were converted using an equity adjustment ratio (the “Equity Adjustment Ratio”) to convert the number of stock-based Ashland awards held immediately before the Final Distribution to a new number of stock-based awards held immediately after the Final Distribution. A similar adjustment was made to the strike price of outstanding stock appreciation rights (“SARs”). The Equity Adjustment Ratio was calculated using the quotient of the closing price of Ashland Common Stock on the Distribution Date and the 10-day Volume Weighted Average Price (“VWAP”) of Ashland Common Stock following the Final Distribution. Accordingly, unless otherwise noted, all equity information and related stock prices in this proxy statement have been converted using the Equity Adjustment Ratio. All other terms and conditions of the grants remained the same unless otherwise noted.

Additional Information

For additional information please see the proxy statement below.

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PROXY STATEMENT

ASHLAND GLOBAL HOLDINGS INC.

Annual Meeting on January 25, 2018

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What matters will be voted on at the Annual Meeting?

A:	(1)

Election of 11 directors: Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Barry W. Perry, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson and William A. Wulfsohn to the Board of Directors to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified;

	(2)	Ratification of Ernst & Young LLP (“EY”) as Ashland’s independent registered public accountants for fiscal 2018;

	(3)

A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion; and

	(4)	Approval of the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Omnibus Plan”).

Q:	Why am I receiving this proxy statement?

A:

Ashland Global Holdings Inc. (“Ashland” or the “Company”) is making this proxy statement and the accompanying proxy materials available to you in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the Annual Meeting, which will take place on January 25, 2018, and at any adjournments or postponements thereof. This proxy statement is intended to assist you in making an informed vote on the proposals described in this proxy statement. On behalf of our Board of Directors, we are making these materials available to you beginning on or around December 11, 2017 in connection with the solicitation of proxies.

Q:	Who may vote at the Annual Meeting?

A:

Stockholders of Ashland at the close of business on December 4, 2017 (the “Record Date”) are entitled to vote at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 62,224,784 shares of Ashland Common Stock outstanding. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:

All Ashland stockholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. If your shares are held in the name of a broker, bank or other nominee, you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

Q:	Why did I receive the Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

A:

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including the Notice of Annual Meeting of Stockholders and Proxy Statement, together with our 2017 Annual Report, by providing

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access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they have specifically requested them. Instead, a Notice of Internet Availability of Proxy Materials (“Notice”) will be mailed to stockholders starting on or around December 11, 2017.

Q:	How do I access the proxy materials?

A:

The Notice will provide you with instructions regarding how to view Ashland’s proxy materials for the Annual Meeting and the 2017 Annual Report on the Internet. The Notice also instructs you on how you may submit your vote. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:	What shares are included on the proxy card?

A:

If you are a registered stockholder of Ashland as of the Record Date, your proxy card represents all shares of Ashland Common Stock that are registered in your name and any shares you hold in the Employee Savings Plan, the Union Plan, the ISP Plan or the Valvoline 401(k) Plan. Additionally, your proxy card includes shares you hold in the dividend reinvestment plan (the “DRP”) administered by Wells Fargo Bank, National Association (“Wells Fargo”) for investors in Ashland Common Stock. If your shares are held through a broker, bank or other nominee, you will receive either a voting instruction form or a proxy card from the broker, bank or other nominee instructing you on how to vote your shares.

Q:	How do I vote if I am a registered stockholder or I own shares through a broker, bank or other nominee?

A:

If you are a registered stockholder as of the Record Date, you can vote (i) by attending the Annual Meeting, (ii) by following the instructions on the Notice or proxy card for voting by telephone or Internet or (iii) by signing, dating and mailing in your proxy card. If you hold shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. Even if you plan to attend the Annual Meeting in person, we encourage you to vote your shares by submitting your proxy in advance of the Annual Meeting. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

All shares represented by validly executed proxies will be voted at the Annual Meeting, and such shares will be voted in accordance with the instructions provided. If no voting specification is made on your returned proxy card, William A. Wulfsohn or Peter J. Ganz, as individuals named on the proxy card, will vote (i) FOR the election of the 11 director nominees, (ii) FOR the ratification of EY, (iii) FOR the non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion and (iv) FOR the 2018 Omnibus Plan.

Q:	How do I vote my shares in the DRP?

A:	Shares of Ashland Common Stock credited to your account in the DRP will be voted by Wells Fargo, the plan sponsor and administrator, in accordance with your voting instructions.

Q:	How will the Trustee of the Employee Savings Plan, the Union Plan and the ISP Plan vote?

A:	Each participant in the Employee Savings Plan, the Union Plan, or the ISP Plan will instruct the Trustee on how to vote the shares of Ashland Common Stock credited to the

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participant’s account in each plan. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts for which voting instructions are not timely received by the Trustee. These shares are collectively referred to as non-directed shares. Each participant who gives the Trustee such an instruction acts as a named fiduciary for the applicable plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Your vote must be received by our proxy tabulator, Corporate Election Services (“CES”), before 6:00 a.m. (EST) on Tuesday, January 23, 2018.

Q:	Can a plan participant vote the non-directed shares differently from shares credited to his or her account?

A:

Yes, provided that you are a participant in the Employee Savings Plan. Any participant in the Employee Savings Plan who wishes to vote the non-directed shares differently from the shares credited to his or her account or who wishes not to vote the non-directed shares at all may do so by requesting a separate voting instruction card from CES at Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. Participants in the Union Plan and the ISP Plan, however, cannot direct that the non-directed shares be voted differently from the shares in their accounts.

Q:	Can I change my vote once I vote by mail, by telephone or over the Internet?

A:

Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Secretary in writing at 50 East RiverCenter Blvd., Covington, KY 41011, (b) returning a later dated proxy card or (c) entering a later dated telephone or Internet vote; or (2) by voting in person at the Annual Meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting. Any changes or revocations of voting instructions to the Trustee of the Employee Savings Plan, the Union Plan, the ISP Plan, or the Valvoline 401(k) Plan must be received by our proxy tabulator, CES, before 6:00 a.m. (EST) on Tuesday, January 23, 2018.

Q:	When is the deadline to vote?

A:

If you are attending the stockholder meeting you may vote at the meeting. If you are a participant in the Employee Savings Plan, the Union Plan, the ISP Plan or the Valvoline 401(k) Plan your vote must be received by CES, before 6:00 a.m. (EST) on Tuesday, January 23, 2018. If you are a registered stockholder of Ashland as of the Record Date your vote must be received by CES before 6:00 a.m. on Thursday, January 25, 2018.

Q:	Who will count the vote?

A:	Representatives of CES will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Yes. Your vote is confidential.

Q:	What constitutes a quorum?

A:

As of the Record Date, 62,224,784 shares of Ashland Common Stock were outstanding and entitled to vote. A majority of the shares issued and outstanding and entitled to be voted thereat must be present in person or by proxy to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum. Abstentions and broker non-votes (as described below) will be treated as present for the purpose of determining a quorum.

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Q:	What vote is required for approval of each matter to be considered at the Annual Meeting?

A:	(1)

Election of directors—Under Article V of Ashland’s Certificate of Incorporation (the “Certificate”), the affirmative vote of a majority of votes cast with respect to each director nominee is required for the nominee to be elected. A majority of votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.

(2)	Ratification of independent registered public accountants—The appointment of EY will be ratified if votes cast in its favor exceed votes cast against it.

(3)

Non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers—The non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, will be approved if the votes cast in its favor exceed the votes cast against it.

(4)	Approval of the 2018 Omnibus Plan—The 2018 Omnibus Plan will be approved if the votes cast in its favor exceed votes cast against it.

Q:	What is a broker non-vote?

A:

A broker non-vote occurs when brokers, banks or other nominees holding shares for a beneficial owner have discretionary authority to vote on “routine” matters brought before a stockholder meeting, but the beneficial owner of the shares fails to provide the broker, bank or other nominee with specific instructions on how to vote any “non-routine” matters brought to a vote at the stockholders meeting. Each of the proposals included in this proxy statement (other than the proposal to ratify the appointment of EY as Ashland’s independent registered public accountant) is a “non-routine” matter. Consequently, if you do not submit any voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may exercise its discretion to vote your shares on the proposal to ratify the appointment of EY, but your shares will constitute broker non-votes on each of the other proposals.

Q:	How will broker non-votes and abstentions be treated?

A:

Ashland will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as entitled to vote on any “non-routine” matters. Abstentions will also be treated as present for the purpose of determining quorum but as unvoted shares for the purpose of determining the approval of any matter submitted for a vote. This means that broker non-votes and abstentions will have no effect on whether any of the proposals pass.

Q:	Where can I find the voting results of the meeting?

A:

We intend to announce preliminary voting results at the Annual Meeting. We will report the final results on a Current Report on Form 8-K filed with the SEC no later than January 31, 2018. You can obtain a copy of the Form 8-K from our website at http://investor.ashland.com, by calling the SEC at 1-800-SEC-0330 for the location of the nearest public reference room or through the SEC’s EDGAR system at http://www.sec.gov.

Important Notice regarding the availability of Proxy Materials for the

Annual Meeting to be held on January 25, 2018.

This Proxy Statement and Ashland’s 2017 Annual Report to Stockholders are available at

www.ashland.com/proxy.

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ASHLAND COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person known to Ashland to beneficially own more than 5% of the outstanding shares of Ashland Common Stock as of October 31, 2017.

Name and Address of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned*
BlackRock, Inc.	5,439,385	(1)	8.75%
55 East 52nd Street New York, New York 10022

The Vanguard Group	5,042,790	(2)	8.11%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

T. Rowe Price Associates, Inc.	4,346,443	(3)	6.99%
100 East Pratt Street Baltimore, Maryland 21202

*	Based on 62,142,622 shares of Ashland Common Stock outstanding as of October 31, 2017.

(1)

Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 19, 2017, BlackRock beneficially owned 5,439,385 shares of Ashland Common Stock as of December 31, 2016, with sole voting power over 4,975,851 shares, shared voting power over no shares, sole dispositive power over 5,439,385 shares and shared dispositive power over no shares. BlackRock reported its beneficial ownership on behalf of itself and the following direct and indirect subsidiaries and affiliates: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management North Asia Limited; BlackRock Asset Management Schweiz AG; BlackRock Capital Management Inc.; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Managers Ltd; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; BlackRock Japan Co Ltd; and BlackRock Life Limited.

(2)

Based upon information contained in the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 9, 2017, Vanguard beneficially owned 5,042,790 shares of Ashland Common Stock as of December 31, 2016, with sole voting power over 53,661 shares, shared voting power over 12,799 shares, sole dispositive power over 4,979,697 shares and shared dispositive power over 63,093 shares. Vanguard reported its beneficial ownership on behalf of itself and the following wholly owned subsidiaries: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(3)

Based upon information contained in the Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) with the SEC on May 10, 2017, T. Rowe Price beneficially owned 4,346,443 shares of Ashland Common Stock as of April 30, 2017, with sole voting power over 1,682,315 shares, shared voting power over no shares, sole dispositive power over 4,346,443 shares and shared dispositive power over no shares.

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ASHLAND COMMON STOCK OWNERSHIP OF

DIRECTORS AND EXECUTIVE OFFICERS OF ASHLAND

The following table shows as of October 31, 2017, the beneficial ownership of Ashland Common Stock by each Ashland director and each Ashland executive officer named in the Summary Compensation Table of this proxy statement and the beneficial ownership of Ashland Common Stock by the directors and executive officers of Ashland as a group.

Common Stock Ownership

Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
William A. Wulfsohn	110,745	*	(2)(3)(4)
J. Kevin Willis	103,232	*	(1)(2)(3)(4)
Peter J. Ganz	72,861	*	(2)(3)(4)
Anne T. Schumann	28,511	*	(1)(2)(3)(4)
J. William Heitman	20,781	*	(1)(2)(3)(4)
Luis Fernandez-Moreno^	32,800	*	(2)
Brendan M. Cummins	14,786	*	(2)
William G. Dempsey	2,744	*	(2)(5)
Jay V. Ihlenfeld	1,883	*	(5)
Susan L. Main	1,883	*	(5)
Jerome A. Peribere*	0	*
Barry W. Perry	55,793	*	(2)(5)
Mark C. Rohr	56,623	*	(2)(5)
George A. Schaefer, Jr.**	58,529	*	(2)(5)
Janice J. Teal	17,196	*	(2)(5)
Michael J. Ward	129,778	*	(2)(5)
Kathleen Wilson-Thompson	1,883	*	(5)
All directors and executive officers as a group (18 people)	716,397	1.14%	(1)(2)(3)(4)(5)

^	Mr. Fernandez-Moreno left Ashland on February 28, 2017, and is no longer an executive officer of Ashland.

*	Mr. Peribere is a director nominee and does not beneficially own any shares of Ashland Common Stock.

**

Consistent with Ashland’s mandatory retirement policy set forth in the Corporate Governance Guidelines, the Governance and Nominating Committee and the Board determined not to nominate Mr. Schaefer for re-election to Ashland’s Board.

As of October 31, 2017, there were 62,142,622 shares of Ashland Common Stock outstanding. None of the listed individuals owned more than 1% of Ashland’s Common Stock outstanding as of October 31, 2017. All directors and executive officers as a group owned 716,397 shares of Ashland Common Stock, which equaled 1.14% of the Ashland Common Stock outstanding as of October 31, 2017. Shares deemed to be beneficially owned are included in the number of shares of common stock outstanding on October 31, 2017, for computing the percentage ownership of the applicable person and the group, but shares are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)

Includes shares of Ashland Common Stock held under the Employee Savings Plan and/or the Valvoline 401(k) Plan by executive officers: as to Mr. Willis, 17,322 shares; as to Ms. Schumann, 1,316 shares; as to Mr. Heitman, 326 shares; and as to all executive officers as a group, 19,815 shares. Participants can vote the Employee Savings Plan and the Valvoline 401(k) Plan shares.

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(2)

Includes grants of restricted stock units and restricted stock units acquired from the fiscal 2015-2017 Long Term Incentive Performance Plan to executive officers that vest within 60 days of October 31, 2017, and common stock units and/or restricted stock units (share equivalents) held by executive officers in the Ashland Common Stock Fund under Ashland’s non-qualified deferred compensation plans for employees (the “Employees’ Deferral Plan”) or by directors under the non-qualified deferred compensation plans for non-employee directors (the “Directors’ Deferral Plan”): as to Mr. Wulfsohn, 13,118 units; as to Mr. Willis, 44,124 units; as to Mr. Ganz, 9,360 units; as to Ms. Schumann, 5,384 units; as to Mr. Heitman, 3,639 units; as to Mr. Fernandez-Moreno, 0 units; as to Mr. Dempsey, 861 units; as to Mr. Perry, 53,910 units; as to Mr. Rohr, 49,740 units; as to Mr. Schaefer, 53,910 units; as to Dr. Teal, 15,313 units; as to Mr. Ward, 127,895 units; and as to all directors and executive officers as a group, 379,110 units. Mr. Cummins, as a non-U.S. resident, is not eligible to defer U.S.-based compensation and therefore holds 14,786 restricted stock units directly and not through the Directors’ Deferral Plan.

(3)

Includes shares of Ashland Common Stock with respect to which the executive officers have the right to acquire beneficial ownership within 60 calendar days after October 31, 2017, through the exercise of stock appreciation rights (“SARs”): as to Mr. Wulfsohn, 24,319 shares; as to Mr. Willis, 21,100 shares; as to Mr. Ganz, 25,726 shares; as to Ms. Schumann, 2,145 shares; as to Mr. Heitman, 8,498 shares; as to Mr. Fernandez-Moreno, 0 shares; and as to all directors and executive officers as a group, 83,548 shares through SARs. All SARs included in this table are reported on a net basis based on the closing price for Ashland Common Stock as reported on the New York Stock Exchange (“NYSE”) Composite Tape on October 31, 2017. All SARs are stock settled and are not issued in tandem with an option.

(4)

Includes restricted shares of Ashland Common Stock: as to Mr. Wulfsohn, 37,577 shares; as to Mr. Willis, 19,803 shares; as to Mr. Ganz, 17,075 shares; as to Ms. Schumann, 8,593 shares; as to Mr. Heitman, 460 shares; as to Mr. Fernandez-Moreno, 0 shares; and as to all executive officers as a group, 83,732 shares.

(5)

Includes 1,883 restricted shares of Ashland Common Stock for each of the non-employee directors, except for Mr. Cummins who received 1,883 restricted stock units in lieu of 1,883 restricted shares (discussed in footnote 2 above).

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PROPOSAL ONE – ELECTION OF DIRECTORS

BOARD OF DIRECTORS

Eleven directors are proposed to be elected at the Annual Meeting to serve until the 2019 Annual Meeting and until their successors are duly elected and qualified. The 11 individuals nominated for election as directors at the 2018 Annual Meeting are Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Barry W. Perry, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson and William A. Wulfsohn. All nominees are incumbent directors except for Mr. Peribere who is being nominated as a director and would join the Board in January if approved. The Governance and Nominating Committee (“G&N Committee”) believes that all 11 nominees will be available to serve as directors upon election and unanimously recommends that stockholders vote FOR them at the Annual Meeting. During fiscal 2017, the G&N Committee engaged Russell Reynolds Associates, an independent executive and director search firm, to assist it in identifying and recruiting suitable director candidates. As a result of that engagement, Ms. Main and Ms. Wilson-Thompson were suggested to the G&N Committee by Russell Reynolds Associates and were elected to the Board on July 19, 2017. Ashland management and representatives of Cruiser Capital Advisors, LLC, an Ashland stockholder, discussed potential new director candidates to be added to Ashland’s Board at the 2018 Annual Meeting. After consideration of the potential director candidates by the G&N Committee and the full Board, both the G&N Committee and the Board approved the nomination of Mr. Peribere for election to the Ashland Board at the Annual Meeting.

Consistent with Ashland’s mandatory retirement policy set forth in the Corporate Governance Guidelines, George A. Schaefer, Jr., having reached his 72nd birthday, was not nominated by the Board to stand for re-election to the Board. Ashland expects that the Board will remain at 11 directors.

Under Article V of Ashland’s Certificate, in an uncontested election, the affirmative vote of a majority of votes cast with respect to a director nominee is required for the nominee to be elected. Therefore, the number of votes cast “for” a nominee must exceed those cast “against” a nominee for the nominee to be elected to the Board of Directors. Abstentions will not be counted as votes cast either for or against the nominees.

Pursuant to the Board of Directors’ resignation policy in Ashland’s Corporate Governance Guidelines (published on Ashland’s website (http://investor.ashland.com)), any nominee who is serving as a director at the time of an uncontested election who fails to receive a greater number of votes “for” his or her election than votes “against” his or her election will tender his or her resignation for consideration by Ashland’s Board within ten days following the certification of the stockholder vote. The Board will decide, through a process managed by the G&N Committee, whether to accept the resignation within 90 days following the date of the stockholder meeting. The Company will then promptly disclose the Board’s decision and reasons therefor. As a condition to his or her nomination, each person nominated by the G&N Committee must agree in advance to abide by the policy. All 11 director nominees have agreed to abide by the policy.

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If you are the record holder of your shares and do not specify on your proxy card (or when giving your proxy by telephone or via the Internet) how you want to vote your shares, then William A. Wulfsohn or Peter J. Ganz (proxies named on the proxy card) will vote FOR the 11 nominees named in this proxy statement. Should any of the nominees be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the nominees would not be able to serve as a director if elected.

The Board of Directors unanimously recommends a vote FOR the following nominees at the 2018 Annual Meeting: Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld,
Susan L. Main, Jerome A. Peribere, Barry W. Perry, Mark C. Rohr, Janice J. Teal,
Michael J. Ward, Kathleen Wilson-Thompson and William A. Wulfsohn

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DIRECTOR NOMINEES

BRENDAN M. CUMMINS
Principal Occupation: Former Consultant to The Valence Group; Former Chief Executive Officer of Ciba Specialty Chemicals Director Since: 2012 Age: 66

Professional Experience:

Mr. Cummins served as a global strategic advisor to, and on the senior executive panel of, The Valence Group, a specialist mergers and acquisitions firm, from 2010 until May 2012. Prior to that position, Mr. Cummins served as Chief Executive Officer for Ciba Specialty Chemicals (“Ciba”) from 2007 to 2008 and as Chief Operating Officer from 2005 to 2007. From 1974 to 2005, Mr. Cummins held a variety of international and senior management positions with Ciba.

Education:

Mr. Cummins is an Associate and Fellow of the Institute of Company Accountants, is a Fellow of the Association of International Accountants and received a Diploma in Company Direction from the Institute of Directors in 2010. He also completed a management development program at Harvard in 1989.

Other Company Boards:

Mr. Cummins serves as a board member of Perstorp Group of Sweden and is a member of the Remuneration Committee, and serves on the boards of Tom Murphy Car Sales Ltd in Ireland and Nanoco Group PLC based in Manchester UK where he is a member of the Audit Committee and the Remuneration Committee. He served until February 2014 as a board member of SolarPrint Ltd.

Non-Profit Boards:

Mr. Cummins currently serves as a board member of Respond Support Ireland, a community support charity organization. He also served as Chairman of The Viking Trust Ltd in Waterford City, Ireland from 2012 until July 2016, and as Chair of the Audit Committee and member of the Planning Committee of Waterford City and County Council until the first quarter of 2016.

Director Qualifications:

As the former Chief Executive Officer of a major chemical company and a chemical industry consultant, Mr. Cummins brings significant management and chemical industry experience and knowledge to the Board in the areas of international business operations, accounting and finance, risk oversight, environmental compliance and corporate governance.

Board Committees:

*       Audit

*       Governance and Nominating (Chair)

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WILLIAM G. DEMPSEY
Principal Occupation: Former Executive Vice President of Global Pharmaceuticals at Abbott Laboratories Director Since: 2016 Age: 66

Professional Experience:

Mr. Dempsey held various executive positions with Abbott Laboratories from 1982 until 2007, including, Executive Vice President of Global Pharmaceuticals from 2006, Senior Vice President of Pharmaceutical Operations from 2003 and Senior Vice President of International Operations from 1999. He has previously served as Chairman of the International Section of the Pharmaceutical Research and Manufacturers of America (PhRMA) and as Chairman of the Accelerating Access Initiative, a cooperative public-private partnership of UNAIDS, the World Bank, and six research-based pharmaceutical companies.

Education:

Mr. Dempsey holds a Bachelor of Science degree in accounting from DePaul University.

Public Company Boards:

Mr. Dempsey currently serves as a Director of Hill-Rom Holdings, Inc. since 2014, where he is a member of the Audit Committee. In the past five years, Mr. Dempsey has served on the boards of Landauer, Inc., Hospira, Inc. and Nordion Inc.

Non-Profit Boards:

Mr. Dempsey is a member of the Board of Trustees for the Guadalupe Center in Immokalee Florida.

Director Qualifications:

As former Executive Vice President of Global Pharmaceuticals at a public company, Mr. Dempsey brings significant experience within the pharmaceutical industry, as well as knowledge in the areas of finance, accounting, international operations and corporate governance. He also brings significant experience gained from service on the boards of other public companies.

Board Committees:

*       Audit

*       Environmental, Health, Safety and Quality

*       Governance and Nominating

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JAY V. IHLENFELD
Principal Occupation: Former Senior Vice President of 3M Company Director Since: 2017 Age: 66

Professional Experience:

Dr. Ihlenfeld served as the Senior Vice President, Asia Pacific, for 3M Company, a leader in technology and innovation from 2006 until his retirement in 2012. Dr. Ihlenfeld has held various leadership positions during his 33-year career at 3M Company, including Senior Vice President, Research and Development from 2002 to 2006, Vice President of its Performance Materials business and Executive Vice President of its Sumitomo/3M business in Japan.

Education:

Dr. Ihlenfeld holds a Bachelor of Science degree in chemical engineering from Purdue University and a Ph.D. in chemical engineering from the University of Wisconsin.

Public Company Boards:

Dr. Ihlenfeld is a director of Celanese Corporation, where he serves on the Compensation and Management Development Committee and is the chair of the Environmental, Health, Safety and Public Policy Committee.

Non-Profit Boards:

Dr. Ihlenfeld is a director of the Minnesota Orchestra.

Director Qualifications:

As a former Senior Vice President of a global science company, Dr. Ihlenfeld brings significant management and chemical industry experience to the Board, as well as knowledge in the areas of international operations, leadership development and succession, environmental compliance and safety, risk oversight and M&A evaluation. He also brings significant experience gained from service on the board of directors of another public company.

Board Committees:

*       Compensation

*       Environmental, Health, Safety and Quality

SUSAN L. MAIN
Principal Occupation: Senior Vice President and Chief Financial Officer of Teledyne Technologies Incorporated Director Since: 2017 Age: 59

Professional Experience:

Ms. Main is Senior Vice President and Chief Financial Officer of Teledyne Technologies, a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems, since November 2012. Prior to that, she was Vice President and Controller of Teledyne, a position she held for eight years. From 1999-2004, Ms. Main served as Vice President and Controller for Water Pik Technologies, Inc. She also held numerous financial roles at the former Allegheny Teledyne Incorporated in its government, industrial and commercial segments.

Education:

Ms. Main holds a bachelor’s degree from California State University, Fullerton.

Director Qualifications:

As the Senior Vice President and Chief Financial Officer of a public company, Ms. Main brings significant management and public company financial experience and knowledge to the Board in the areas of finance, accounting, operations, risk oversight and corporate governance.

Board Committees:

*       Audit

*       Governance and Nominating

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JEROME A. PERIBERE
Principal Occupation: President and Chief Executive Officer of Sealed Air Corporation Age: 63

Professional Experience:

Mr. Peribere is the President and Chief Executive Officer of Sealed Air Corporation (“Sealed Air”) since March 2013. As announced in September 2017, Mr. Peribere plans to retire from Sealed Air at the end of December 2017. Prior to such position, he served as the President and Chief Operating Officer of Sealed Air. Prior to joining Sealed Air, Mr. Peribere worked at The Dow Chemical Company (“Dow”) from 1977 through August 2012. Mr. Peribere served in multiple managerial roles with Dow, most recently as Executive Vice President of Dow and President and Chief Executive Officer, Dow Advanced Materials, a unit of Dow, from 2010 through August 2012.

Education:

Mr. Peribere graduated with a degree in business economics and finance from the Institut D’Etudes Politiques in Paris, France.

Public Company Boards:

Mr. Peribere currently serves as a director of Sealed Air and as a board member of Xylem Inc. where he serves on the Finance, Innovation & Technology Committee and the Leadership Development and Compensation Committee. Mr. Peribere previously served as a director of BMO Financial Corporation.

Director Qualifications:

As the current President and Chief Executive Officer of Sealed Air and former Executive Vice President of Dow and President and Chief Executive Officer of Dow Advanced Materials, Mr. Peribere brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

BARRY W. PERRY
Principal Occupation: Former Chairman and Chief Executive Officer of Engelhard Corporation Director Since: 2007 Age: 71 Lead Independent Director

Professional Experience:

Mr. Perry served as Chairman and Chief Executive Officer of Engelhard Corporation from January 2001 to June 2006. Prior to that position, he held various management positions with Engelhard Corporation beginning in 1993. From 1991 to 1993, Mr. Perry was a Group Vice President of Rhone-Poulenc. Prior to joining Rhone-Poulenc, he held a number of executive positions with General Electric Company.

Education:

Mr. Perry holds a Bachelor of Science degree in plastics engineering from the University of Massachusetts.

Public Company Boards:

Mr. Perry is the Lead Director of Arrow Electronics, Inc., where he serves on the Compensation Committee, and a director of Albemarle Corporation, where he serves on the Executive Compensation Committee and chairs the Health, Safety and Environment Committee. Mr. Perry previously served on the Board of Directors of Cookson Group PLC.

Director Qualifications:

As the former Chairman of the Board and Chief Executive Officer of a leading chemical company, Mr. Perry brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*       Compensation (Chair)

*       Governance and Nominating

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MARK C. ROHR
Principal Occupation: Chairman and Chief Executive Officer of Celanese Corporation Director Since: 2008 Age: 66

Professional Experience:

Mr. Rohr is Chairman and Chief Executive Officer of Celanese Corporation, a technology and specialty materials company. He has served in these roles since April 2012. Prior to that position, he held several executive positions with Albemarle Corporation, a specialty chemical company, including Executive Chairman of the Board (2011-2012), Chairman of the Board (2008-2011), Chief Executive Officer (2002-2011) and President (2000-2010). Before joining Albemarle, he served with Occidental Chemical Corporation as Senior Vice President.

Education:

Mr. Rohr holds Bachelor of Science degrees in chemistry and chemical engineering from Mississippi State University.

Public Company Boards:

Within the past five years, Mr. Rohr has served as the Executive Chairman and Chairman of the Board of Albemarle Corporation.

Non-Profit Boards:

Mr. Rohr serves on the Executive Committee of the American Chemistry Council and the Advisory Board of Mississippi State University College of Arts and Sciences. He is the Chair of City Year Dallas, serves on the boards of Commit! and the Holdsworth Center, both focused on addressing the needs of public education, and is the past campaign chair of United Way Metropolitan Dallas.

Director Qualifications:

As a current Chairman and Chief Executive Officer of a leading technology and specialty materials company and former Chairman of the Board and Chief Executive Officer of a leading chemical company, Mr. Rohr brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*       Audit

*       Environmental, Health, Safety and Quality

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JANICE J. TEAL
Principal Occupation: Former Group Vice President and Chief Scientific Officer for Avon Products Inc. Director Since: 2012 Age: 65

Professional Experience:

Dr. Teal served as the Group Vice President and Chief Scientific Officer for Avon Products Inc., a direct seller of beauty and related products, from January 1999 to May 2010. Prior to that position, Dr. Teal served as Vice President of the Avon Skin Care Laboratories, where she led the bioscience research and skin care teams.

Education:

Dr. Teal holds a doctorate degree and a Master of Science degree in Pharmacology from Emory University Medical School, a Pharmacy Degree from Mercer University and was a Post-Doctoral Fellow at the New York University Medical Center Institute of Environmental Medicine.

Public Company Boards:

From 2003 until 2011, Dr. Teal served on the Board of Directors of Arch Chemicals, Inc., where she served on the Audit Committee and the Corporate Governance Committee.

Director Qualifications:

As former Group Vice President and Chief Scientific Officer of a leading personal care company, Dr. Teal brings significant scientific and personal care industry experience and knowledge to the Board in the areas of research and development, marketing, safety and risk oversight. She also brings significant experience gained from service on the board of directors of another public chemical company.

Board Committees:

*       Environmental, Health, Safety and Quality (Chair)

*       Compensation

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MICHAEL J. WARD
Principal Occupation: Retired Chairman of the Board and Chief Executive Officer of CSX Corporation Director Since: 2001 Age: 67

Professional Experience:

Mr. Ward is the retired Chairman of the Board and Chief Executive Officer of CSX Corporation, a transportation supplier, where he served in that position from 2003 to 2017. Prior to that position, he was President of CSX Transportation, the corporation’s rail unit.

Education:

Mr. Ward holds a Bachelor of Science degree from the University of Maryland and a Masters in Business Administration from the Harvard Business School.

Public Company Boards:

Since January 2016, Mr. Ward has served on the Board of Directors of the PNC Financial Services Group, Inc., where he serves on the Nominating and Governance Committee and Personnel and Compensation Committee. From January 2003 until May 2017, Mr. Ward served as Chairman of the Board of Directors of CSX Corporation, where he also served as Chairman of the Executive Committee. In September 2017, Mr. Ward joined the Board of Contura Energy, where he serves on the Compensation Committee, the Nominating and Corporate Governance Committee and the Safety, Health, and Environmental Committee.

Non-Profit Boards:

Mr. Ward is the Chair of City Year Jacksonville, the Hubbard House Foundation and Edward Waters College Foundation. He is also on the Boards of the United Way of Northeast Florida, and One Love. He is a trustee of the Michael Ward and Jennifer Glock Foundation.

Director Qualifications:

As a retired Chairman of the Board and Chief Executive Officer of a major transportation company, Mr. Ward brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of another public company.

Board Committees:

*       Governance and Nominating

*       Compensation

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KATHLEEN WILSON-THOMPSON
Principal Occupation: Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance Inc. Director Since: 2017 Age: 60

Professional Experience:

Ms. Wilson-Thompson is Executive Vice President and Global Chief Human Resources Officer at Walgreens Boots Alliance Inc., the largest retail pharmacy, health and daily living destination across the USA and Europe. Prior to this, she was Senior Vice President and Chief Human Resources Officer for Walgreens since 2010. Prior to her role at Walgreens, she held several positions of increasing responsibility in the operations and legal departments at Kellogg Company. She left Kellogg as Senior Vice President of Global Human Resources to join Walgreens. She also worked as Vice President and Staff Counsel of litigation and banking law for Michigan National Corporation.

Education:

Ms. Wilson-Thompson holds a bachelor’s degree from the University of Michigan, and a Juris Doctorate and an LLM, Master of Laws, in corporate and finance law from Wayne State University.

Public Company Boards:

Ms. Wilson-Thompson has served as a director of Vulcan Materials Company since 2009, and currently is the chair of the Safety, Health and Environmental Committee and serves on the Compensation Committee.

Non-Profit Boards:

Ms. Wilson-Thompson serves on the University of Michigan Alumni Association, is on the boards of the Skills for Chicagoland’s Future, the Chicago Children’s Choir and the Taylor Wilson Thompson Family Foundation, and is a trustee for the NAACP Foundation.

Director Qualifications:

As the current Executive Vice President and Global Chief Human Resources Officer of a large retail pharmacy company, Ms. Wilson-Thompson brings significant experience and knowledge to the Board in the areas of business operations, safety, executive compensation, risk oversight and corporate governance. She also brings significant experience gained from service on the board of directors of another public company.

Board Committees:

*       Environmental, Health, Safety and Quality

*       Compensation

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WILLIAM A. WULFSOHN
Principal Occupation: Chairman of the Board and Chief Executive Officer of Ashland Global Holdings Inc. Director Since: 2015 Age: 55

Professional Experience:

Mr. Wulfsohn is Ashland’s Chairman of the Board and Chief Executive Officer. Prior to this position, Mr. Wulfsohn served as President and Chief Executive Officer of Carpenter Technology Corporation from July 2010 to December 2014. Mr. Wulfsohn also served as a Director for Carpenter Technology Corporation beginning in April 2009. Prior to joining Carpenter Technology Corporation, Mr. Wulfsohn served as Senior Vice President, Industrial Coatings at PPG Industries. Before joining PPG Industries, Mr. Wulfsohn served as Vice President and General Manager for Honeywell International. Previously, Mr. Wulfsohn worked for Morton International/Rohm & Haas, beginning as a director of marketing and subsequently as Vice President and Business Director. Mr. Wulfsohn began his professional career with McKinsey & Company.

Education:

Mr. Wulfsohn holds a chemical engineering degree from the University of Michigan and a Masters of Business Administration degree from Harvard University.

Public Company Boards:

Mr. Wulfsohn is a director of PolyOne Corporation, where he serves on the Audit and Compensation Committees and is a director of Valvoline Inc. Valvoline has announced that Mr. Wulfsohn will not be standing for re-election at the January 2018 Valvoline Annual Shareholder Meeting. Within the past five years, Mr. Wulfsohn also served as the non-executive chairman of Valvoline Inc. and on the Board of Directors of Carpenter Technology Corporation.

Director Qualifications:

As the Chairman and Chief Executive Officer of Ashland and as the former President and Chief Executive Officer of Carpenter Technology Corporation, a leading specialty materials company, Mr. Wulfsohn brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, management, manufacturing, safety, environmental compliance, risk oversight and corporate governance. Also, as former Senior Vice President of Industrial Coatings at PPG Industries and an executive at other chemical companies, Mr. Wulfsohn brings considerable specialty chemicals management and manufacturing experience to the Board. He also brings significant experience gained from service on the board of directors of other public companies.

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COMPENSATION OF DIRECTORS

Director Compensation Table

The following table is a summary of compensation information for the fiscal year ended September 30, 2017, for Ashland’s non-employee directors. Mr. Wulfsohn, Chairman of the Board and Chief Executive Officer, receives no compensation as a director of Ashland. Mr. Peribere is a director nominee and has not received any compensation from Ashland. On May 12, 2017, Ashland completed its separation of Valvoline. Consistent with the terms of the Deferred Compensation Program for Non-Employee Directors and the applicable Ashland Global Holdings Inc. incentive compensation plan, each director’s outstanding deferred stock units, restricted stock units and on-boarding grant of restricted stock or restricted stock units were adjusted using the Equity Adjustment Ratio.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
Brendan M. Cummins	110,208	110,000	0	220,208

William G. Dempsey	100,000	110,000	0	210,000

Jay V. Ihlenfeld*	68,056	226,250	0	294,306

Stephen F. Kirk**	32,222	0	187,875	220,097

Susan L. Main***	20,109	180,935	0	201,044

Vada O. Manager**	37,056	0	187,875	224,931

Barry W. Perry	140,000	110,000	0	250,000

Mark C. Rohr	100,000	110,000	0	210,000

George A. Schaefer, Jr.****	120,000	110,000	5,000	235,000

Janice J. Teal	115,000	110,000	0	225,000

Michael J. Ward	100,000	110,000	0	210,000

Kathleen Wilson-Thompson***	20,109	180,935	0	201,044

*	Dr. Ihlenfeld joined Ashland’s Board on January 26, 2017.

**	Messrs. Kirk and Manager ended their service on the Ashland Board in January 2017 and now serve on the Board of Valvoline.

***	Ms. Main and Ms. Wilson-Thompson joined Ashland’s Board on July 19, 2017.

****

Consistent with Ashland’s mandatory retirement policy set forth in the Corporate Governance Guidelines, the G&N Committee and the Board determined not to nominate Mr. Schaefer to stand for re-election to the Board.

(1)

For fiscal 2017, Messrs. Manager, Perry and Ward and Dr. Teal deferred all or a portion of their fees into the Directors’ Deferral Plan. Mr. Manager deferred $2,875, Mr. Perry deferred $113,750, Dr. Teal deferred $115,000, and Mr. Ward deferred $100,000.

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(2)

The values in column (c) represent the aggregate grant date fair value of restricted stock unit awards granted in fiscal 2017 computed in accordance with FASB ASC Topic 718. These restricted stock unit awards do not require assumptions in computing their grant date fair value under generally accepted accounting principles. The number of restricted stock unit awards received is rounded to the nearest whole share. Other than Mr. Cummins, Ms. Main and Ms. Wilson-Thompson, each non-employee director received a grant of 1,781 restricted stock units of Ashland Common Stock in the Directors’ Deferral Plan on January 26, 2017. Mr. Cummins received a grant of 1,781 restricted stock units directly on January 26, 2017. The grant date fair value per share of each restricted stock unit was $61.72 per share of Ashland Common Stock. Dr. Ihlenfeld joined the Board on January 26, 2017 and in addition to the restricted stock units, also received an initial grant of 1,883 restricted shares with a grant date fair value of $116,250, which was based on the grant date fair value of $61.72 per share of Ashland stock. Ms. Main and Ms. Wilson-Thompson joined the Board in July and received a pro-rated grant of 823 restricted stock units, with a grant date fair value of $66.88 per share, the closing price of Ashland Common Stock on the NYSE on July 19, 2017, the date of the grant. Upon joining the Board, Ms. Main and Ms. Wilson-Thompson received 1,883 restricted shares of Ashland Common Stock with a grant date fair value of $125,935, which was based on the closing price of Ashland Common Stock on the date of grant of $66.88.

(3)

For Mr. Schaefer, this amount includes a charitable match. For Messrs. Kirk and Manager, this amount includes fees in the amount of $37,056 for their service on the Valvoline Board from October 1, 2016 through January 26, 2017 (their last day on the Ashland Board). They also received (a) an initial grant of 4,937 shares of Valvoline restricted stock with a grant date fair value per share of $23.21 and (b) a pro-rated portion of their annual Valvoline restricted stock unit grant equal to 1,561 Valvoline restricted stock units, with a grant date fair value per share of $23.21.

The following table identifies the aggregate number of unvested stock awards for each non-employee director outstanding as of September 30, 2017. Messrs. Kirk and Manager retired at Ashland’s 2017 Annual Meeting and did not have any unvested Ashland stock or stock units as of September 30, 2017.

Name	Shares of Restricted Ashland Common Stock (#)	Unvested Restricted Stock Units of Ashland Common Stock (1) (#)
Brendan M. Cummins	0	14,786

William G. Dempsey	1,883	1,797

Jay V. Ihlenfeld	1,883	1,797

Susan L. Main	1,883	826

Barry W. Perry	1,883	1,797

Mark C. Rohr	1,883	1,797

George A. Schaefer, Jr.	1,883	1,797

Janice J. Teal	1,883	1,797

Michael J. Ward	1,883	1,797

Kathleen Wilson Thompson	1,883	826

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(1)

Includes credit for reinvested dividends allocated since the grant date for all directors. For all directors other than Mr. Cummins, the restricted stock units vest one year after date of grant. Mr. Cummins’s restricted stock units vest as described below under “Restricted Shares/Units” of this proxy statement.

Annual Retainer

Ashland’s non-employee director compensation program provides: (a) an annual retainer of $100,000 for each director; (b) an additional annual retainer of $25,000 for the Lead Independent Director; (c) an additional annual retainer of $20,000 for the Chair of the Audit Committee; and (d) an additional annual retainer of $15,000 for other committee chairs.

Non-employee directors may elect to receive part or all of each annual retainer in cash or in shares of Ashland Common Stock. They may also elect to have a part or all of each annual retainer deferred and paid through the Directors’ Deferral Plan. The directors who make an election to defer part or all of any annual retainer may have the deferred amounts held as common stock units (share equivalents) in the hypothetical Ashland Common Stock fund or invested under the other available investment options under the plan. The payout of the amounts deferred occurs upon termination of service by a director. Directors may elect to have the payout in a single lump sum or in installments not to exceed 15 years. For amounts deferred before January 1, 2005, upon a “change in control” of Ashland (as defined in the Directors’ Deferral Plan), deferred amounts in the directors’ deferral accounts will be automatically distributed as a lump sum in cash to the director. For amounts deferred on and after January 1, 2005, such amounts will be distributed pursuant to each director’s election and valued at the time of the distribution.

Restricted Shares/Units

Upon election to Ashland’s Board, each new non-employee director (other than Mr. Cummins, who is a non-U.S. resident) received 1,883 restricted shares of Ashland Common Stock (after applying the Equity Adjustment Ratio). In lieu of 1,883 restricted shares of Ashland Common Stock, Mr. Cummins received 1,883 restricted stock units. The restricted shares and Mr. Cummins’s restricted stock units may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. The G&N Committee has discretion to limit a director’s forfeiture of these shares or restricted stock units if the non-employee director leaves Ashland’s Board for reasons other than those listed above. As discussed above, in connection with the Final Distribution, these awards were adjusted using the Equity Adjustment Ratio resulting in 1,883 restricted shares. New directors joining after the Final Distribution received the adjusted grant of 1,883 shares.

Each non-employee director (other than Mr. Cummins) also received an annual award of deferred restricted stock units in the Directors’ Deferral Plan with a grant date value of $110,000 (pro-rated as applicable for less than a full-year of service). The restricted stock units vest one year after date of grant, and are settled in accordance with each such director’s deferral election. Dividends on restricted stock units are reinvested in additional restricted stock units. Upon a “change in control” of Ashland, the restricted stock units immediately vest. Prior to being awarded restricted stock units, directors can elect to have his or her vested units paid in shares of Ashland Common Stock or in cash after the director terminates from service. In November 2016, Ashland amended its Directors’ Deferral Plan to provide that the annual grant of restricted stock units will vest one year after the date of grant, regardless of an earlier occurring annual stockholder meeting.

Mr. Cummins, as a non-U.S. resident, is not eligible to participate in the Directors’ Deferral Plan. Therefore, he received an annual award of restricted stock units directly, which will vest on the same basis as his restricted stock units described above. His annual award will continue to be granted directly (and not through deferral).

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All restricted stock units in the Directors’ Deferral Plan, as well as the restricted stock units granted to Mr. Cummins, were adjusted using the Equity Adjustment Ratio. New directors joining after the Final Distribution still received the number of units with a grant date value of $110,000, pro-rated for less than a full-year of service.

Stock Ownership Guidelines for Directors

The Board of Directors considers Ashland Common Stock ownership by directors to be of utmost importance. The Board believes that such ownership enhances the commitment of directors to Ashland’s future and aligns their interests with those of Ashland’s other stockholders. The Board has therefore established minimum stock ownership guidelines for non-employee directors which require each director to own the lesser of (i) 23,500 shares or units of Ashland Common Stock or (ii) Ashland Common Stock having a value of at least five times his or her base annual cash retainer of $100,000. Each newly elected director has five years from the year elected to reach this ownership level. As of October 31, 2017, all of Ashland’s current non-employee directors had attained the minimum stock ownership levels based on holdings, except for (a) Mr. Dempsey, who joined the Board in 2016 and will not be required to meet the minimum stock ownership guidelines until 2021 and (b) Dr. Ihlenfeld, Ms. Main and Ms. Wilson-Thompson, who joined the Board in 2017 and will not be required to meet the minimum stock ownership guidelines until 2022.

Other Compensation

Messrs. Kirk and Manager joined the Board of Directors of Valvoline in connection with its initial public offering in September 2016. From October 1, 2016 through May 12, 2017, Valvoline was a majority-owned subsidiary of Ashland. As members of the Valvoline Board of Directors, on October 1, 2016, Messrs. Kirk and Manager each received an initial grant of 4,937 restricted shares of Valvoline Common Stock, which will vest upon the earliest of (i) retirement from the Valvoline Board of Directors; (ii) death or disability of the director; (iii) any removal or involuntary separation of the director from the Valvoline Board following a change in control; or (iv) voluntary early retirement to enter governmental service. Additionally, they each received a pro-rated portion of their annual Valvoline restricted stock unit grant equal to 1,561 Valvoline restricted stock units, which will vest one year after the date of grant and will be settled in accordance with each such director’s deferral election. They also received fees in the amount of $37,056 for their service on the Valvoline Board from October 1, 2016 through January 26, 2017 (their last day on the Ashland Board).

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CORPORATE GOVERNANCE

Governance Principles

Ashland is committed to adhering to sound corporate governance practices. The documents described below are published on Ashland’s website (http://investor.ashland.com). These documents are also available in print at no cost to any stockholder who requests them. Among the corporate governance practices followed by Ashland are the following:

•

Ashland has adopted Corporate Governance Guidelines. These guidelines provide the framework for the Board of Directors’ governance of Ashland and include a general description of the Board’s purpose, director qualification standards, retirement and resignation policies and other responsibilities. The Corporate Governance Guidelines require that at least two-thirds of Ashland’s directors be independent, as defined by Ashland’s Director Independence Standards (the “Standards”), which incorporate the independence requirements of the SEC rules and the listing standards of the NYSE.

•

Ashland also requires compliance with its global code of conduct which applies to all of Ashland’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The global code of conduct promotes honest and ethical conduct, compliance with applicable laws, rules and regulations, prompt reporting of violations of the code and full, fair, accurate, timely and understandable disclosure in reports filed with the SEC. Ashland intends to post any amendments or waivers of the code (to the extent applicable to Ashland’s directors and executive officers) on Ashland’s website or in a Current Report on Form 8-K.

•	Each of Ashland’s Board Committees has adopted a charter defining its respective purposes and responsibilities.

•

Only independent directors, as defined in the Standards, may serve on the Audit Committee, G&N Committee, Compensation Committee and Environmental, Health, Safety and Quality Committee (the “EHS&Q Committee”) of the Board.

•	The Board, and each Committee of the Board, has the authority to engage independent consultants and advisors.

Board Leadership Structure

Ashland combines the roles of Chairman of the Board and Chief Executive Officer, which is balanced through the appointment of a Lead Independent Director. The Board believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is in the best interests of Ashland and its stockholders at this time. The Board believes that the use of a Lead Independent Director provides appropriate independent oversight of management. Independent oversight has been further assured by having only one member of management on the Board. The non-management directors regularly meet alone in executive session at Board meetings.

The Lead Independent Director is an independent director selected annually by the G&N Committee and approved by the Board. Mr. Perry is currently the Lead Independent Director. In addition to the duties of all Board members, the Lead Independent Director:

•	Coordinates with the Chairman of the Board to determine the appropriate schedule of meetings;

•	Places any item he or she determines is appropriate on the Board’s agenda;

•

Directs that specific materials be included in Board mailings and works with the G&N Committee, as appropriate, to assess the quality, quantity and timeliness of the flow of information from management to the Board;

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•	Directs the retention of consultants and advisors to report directly to the Board;

•	Coordinates with the G&N Committee to oversee compliance with Ashland’s Corporate Governance Guidelines and to recommend appropriate revisions thereto;

•

Coordinates and develops the agenda for, and moderates executive sessions of, the Board’s independent directors and acts as principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer on sensitive matters; and

•	Works with the G&N Committee to recommend the membership of the various Board Committees and Committee Chairs.

Oversight of Ashland’s Executive Compensation Program

The Compensation Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The Compensation Committee is composed of independent directors (as defined in the Standards). In making compensation decisions, the Compensation Committee considers, among other things: Ashland’s compensation philosophy, its financial and operating performance, the individual performance of executives, compensation policies and practices for Ashland employees generally, and practices and executive compensation levels of peer and similarly-sized general industry companies.

The Compensation Committee’s primary responsibilities are to:

•	Ensure that the Company’s executive compensation programs are competitive, support organizational objectives and stockholder interests, and emphasize the pay for performance linkage;

•

Review, evaluate and approve on an annual basis, the goals and objectives of the Chief Executive Officer. The Compensation Committee annually evaluates the Chief Executive Officer’s performance in light of these established goals and objectives, and based on these evaluations, the Compensation Committee sets the Chief Executive Officer’s annual compensation, including base salary, annual incentives and long-term incentives;

•	Review and approve compensation of all key senior executives and certain elected corporate officers; and

•

Approve any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements, and/or any special or supplemental benefits or provisions covering any current or former executive officer of Ashland.

For further information about the responsibilities of the Compensation Committee, see “Committees and Meetings of the Board of Directors - Compensation Committee” on page 32.

The Compensation Committee may form and delegate authority to subcommittees with regard to any of the above responsibilities.

In determining and administering the executive compensation programs, the Compensation Committee takes into consideration:

•

Recommendations of the Chief Executive Officer and the Chief Human Resources and Information Technology Officer regarding potential changes to named executive officer compensation based on performance, competitiveness, personnel and organizational changes, regulatory issues, strategic initiatives and other matters;

•	Information provided by the Human Resources function at Ashland; and

•

Advice of an outside, independent, executive compensation consultant on all aspects of executive compensation, including comparison to the practices and executive compensation levels of peer and general industry companies.

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The Compensation Committee meets in executive session for a portion of each of its meetings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for fiscal 2017 were Barry W. Perry (Chair), Jay V. Ihlenfeld (beginning January 26, 2017), Vada O. Manager (through January 26, 2017), George A. Schaefer, Jr., Janice J. Teal, Michael J. Ward and Kathleen Wilson-Thompson (beginning July 19, 2017). There were no impermissible interlocks or inside directors on the Compensation Committee.

Board’s Role of Risk Oversight

The Board of Directors has oversight responsibility with respect to Ashland’s risk management processes. This includes working with management to determine and assess the Company’s philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk, and they report periodically to the Board and to specific committees on current and emerging risks and the Company’s approach to avoiding and mitigating risk exposure. The Board reviews in detail the Company’s most significant risks and whether management is responding consistently within the Company’s overall risk management and mitigation strategy.

While the Board maintains the ultimate oversight responsibility for risk management, each of the various committees of the Board has been assigned responsibility for risk management oversight of specific areas. In particular, the Audit Committee maintains responsibility for overseeing risks related to Ashland’s financial reporting, audit process, internal controls over financial reporting and disclosure controls and procedures and for the global ethics and compliance program. The Audit Committee also has oversight responsibility related to Ashland’s key financial risks. The EHS&Q Committee assists the Board in fulfilling its oversight responsibility with respect to environmental, health, safety, product compliance and business continuity risks. In setting compensation, the Compensation Committee monitors and evaluates the compensation and benefits structure of the Company, including providing guidance on philosophy and policy matters and excessive risk-taking. Finally, the G&N Committee conducts an annual review of nominees to the Board and is charged with developing and recommending to the Board corporate governance principles and policies and Board Committee structure, leadership and membership.

Director Independence and Certain Relationships

The Board of Directors has adopted the Standards to assist in its determination of director independence. To qualify as independent under these Standards, the Board must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

Pursuant to the Standards, Ashland’s Board undertook a review of director independence in November 2017. During this review, the Board considered relationships and transactions between, on the one hand, each director or nominee, any member of his or her immediate family, and his or her affiliates, and on the other hand, Ashland and its subsidiaries and affiliates. As provided for in the Standards, the purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or nominee is independent.

As a result of the review, Ashland’s Board affirmatively determined that Messrs. Cummins, Dempsey, Kirk (through January 26, 2017), Manager (through January 26, 2017), Peribere, Perry, Rohr, Schaefer and Ward, Dr. Teal, Dr. Ihlenfeld, Ms. Main and Ms. Wilson-Thompson are each independent of Ashland and its affiliates. Mr. Wulfsohn, Ashland’s Chief Executive Officer, is the only director determined not to be independent of Ashland. In addition, the Board has affirmatively determined that all members of the Audit Committee and Compensation Committee are independent under SEC rules and the listing standards of the NYSE.

In the normal course of business, Ashland had transactions with other corporations where certain directors are executive officers. None of the transactions were material in amount as to

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Ashland and none were reportable under federal securities laws. Ashland’s Board has concluded that the following relationships between Ashland and the director-affiliated entities are not material pursuant to the Standards, and the G&N Committee has determined that the transactions are not “Related Person Transactions,” as defined in the Related Person Transaction Policy:

Jerome A. Peribere, a director nominee of Ashland, is the current President and Chief Executive Officer of Sealed Air Corporation (“Sealed Air”), although he plans to retire at the end of calendar year 2017. During fiscal 2017, Sealed Air paid Ashland approximately $838,000 for certain products and/or services. Ashland did not purchase any products or services from Sealed Air.

Mark C. Rohr, a director of Ashland, is the Chairman and Chief Executive Officer of Celanese Corporation (“Celanese”). During fiscal 2017, Ashland paid Celanese approximately $2 million, and Celanese paid Ashland approximately $7.6 million, for certain products and/or services.

Michael J. Ward, a director of Ashland, is the former Chairman of the Board and Chief Executive Officer of CSX Corporation (“CSX”). During fiscal 2017, Ashland paid CSX approximately $5.3 million for transportation services. CSX did not purchase any products or services from Ashland.

There are no material proceedings to which any director, director nominee or executive officer of Ashland is a party adverse to Ashland or any of its subsidiaries or has a material interest adverse to Ashland or any of its subsidiaries.

There are no family relationships between any director of Ashland, executive officer of Ashland or person nominated or chosen to become a director or executive officer of Ashland.

Related Person Transaction Policy

Federal securities laws require Ashland to describe any transaction since the beginning of the last fiscal year, or any currently proposed transaction, in which (i) Ashland was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director. There have been no transactions since October 1, 2016, nor is there any currently proposed transaction, in which (i) Ashland was or is to be a participant, (ii) the amount involved exceeded or exceeds $120,000 and (iii) any related person had or will have a direct or indirect material interest. Ashland is also required to describe its policies and procedures for the review, approval or ratification of any Related Person Transaction.

Pursuant to Ashland’s written Related Person Transaction Policy (the “Policy”), the G&N Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) Ashland is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Transactions between Ashland and any firm, corporation or entity in which a related person is an executive officer or general partner, or in which any related persons collectively hold more than 10% of the ownership interests, are also subject to review under the Policy.

Under the Policy, Ashland’s directors and executive officers are required to identify annually, and on an as-needed basis, potential transactions with related persons or their firms that meet the criteria set forth in the Policy, and management is required to forward all such disclosures to the G&N Committee. The G&N Committee reviews each disclosed transaction. The G&N Committee has discretion to approve, disapprove or otherwise act if a transaction is deemed to be a Related

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Person Transaction subject to the Policy. Only disinterested members of the G&N Committee may participate in the determinations made with regard to a particular transaction. If it is impractical to convene a meeting of the G&N Committee, the Chair of the G&N Committee is authorized to make a determination and promptly report such determination in writing to the other G&N Committee members. All determinations made under the Policy are required to be reported to the full Board of Directors.

Under the Policy and consistent with SEC regulations, certain transactions are not Related Person Transactions, even if such transactions exceed $120,000 in a fiscal year. Those exceptions are:

•	Compensation to a director or executive officer which is or will be disclosed in Ashland’s proxy statement;

•

Compensation to an executive officer which is approved by the Compensation Committee and would have been disclosed in Ashland’s proxy statement if the executive officer was a “named executive officer”;

•

A transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

•	A transaction that involves services as a bank depository of funds, transfer agent, registrar, indenture trustee or similar services; and

•	A transaction in which the related person’s interest arises solely from the ownership of Ashland Common Stock and all stockholders receive the same benefit on a pro rata basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors and certain executive officers are required to report, within specified due dates, their initial ownership of the Company’s Common Stock and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on that review, all of the Company’s directors and all executive officers subject to the reporting requirements satisfied such requirements in full except (1) due to administrative error, a late Form 4 was filed for Peter Ganz, J. Kevin Willis, Luis Fernandez-Moreno, Keith Silverman, Anne Schumann, and J. William Heitman reflecting the timing of the LTIPP vesting; and (2) due to administrative error, a late Form 4 was filed for Anne Schumann reflecting an intra-plan transfer into an Ashland Common Stock fund.

Communication with Directors

The Board of Directors has established a process by which stockholders and other interested parties may communicate with the Board. Persons interested in communicating with the Board, or with a specific member or Committee of the Board, may do so by writing to the Lead Independent Director in care of the General Counsel of Ashland, 50 E. RiverCenter Boulevard, Covington, KY 41011. Communications directed to the Lead Independent Director will be reviewed by the General Counsel and distributed to the Lead Independent Director as well as to other individual directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the correspondence. Communications that are not related to the duties and responsibilities of the Board, or are otherwise inappropriate, will not be forwarded to the Lead Independent Director, although all communications directed to the Board will be available to any director upon request.

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Attendance at Annual Meeting

Ashland has a policy and practice of strongly encouraging all directors to attend the Annual Meeting. All of Ashland’s then current directors were present at the Annual Meeting held on January 26, 2017.

Executive Sessions of Directors

The non-employee directors meet in executive session at each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. The Audit and Compensation Committees of the Board meet in executive session during every regular committee meeting. Other Board committees meet in executive session at the discretion of the committee members.

Stockholder Recommendations for Directors

The G&N Committee considers director candidates recommended by other directors, employees and stockholders, and is authorized, at its discretion, to engage a professional search firm to identify and suggest director candidates. Written suggestions for director candidates should be sent via registered, certified or express mail to the Secretary of Ashland at 50 E. RiverCenter Boulevard, Covington, KY 41011. Such suggestions should be received no later than September 1, 2018, to be considered by the G&N Committee for inclusion as a director nominee for the 2019 Annual Meeting. Suggestions for director candidates should include all information required by Ashland’s By-laws, and any other relevant information, as to the proposed candidate. The G&N Committee selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee will review all director candidates in accordance with its charter and Ashland’s Corporate Governance Guidelines, and it will identify qualified individuals consistent with criteria approved by the Board of Directors. The G&N Committee shall select individuals as director nominees who exhibit the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective in serving the interests of Ashland’s stockholders. Additionally, the G&N Committee shall seek director candidates who exhibit the following personal and professional qualifications: (1) significant experience in the chemical industry; (2) product or process innovation experience; (3) international business expertise; (4) diverse experience in policy-making in business, government, education and/or technology, or in areas that are relevant to Ashland’s global business and strategy; (5) an inquisitive and objective nature, practical wisdom and mature judgment; and (6) the ability to work with Ashland’s existing directors and management. Individuals recommended by stockholders in accordance with these procedures will be evaluated by the G&N Committee in the same manner as individuals who are recommended through other means. During fiscal 2017, the G&N Committee engaged Russell Reynolds Associates, an independent executive and director search firm, to assist it in identifying and recruiting suitable director candidates. As a result of that engagement, Ms. Main and Ms. Wilson-Thompson were suggested to the G&N Committee by Russell Reynolds Associates and were elected to the Board on July 19, 2017. From October 2017 to November 2017, Ashland management and representatives of Cruiser Capital Advisors, LLC, an Ashland stockholder, discussed potential director candidates for election to Ashland’s Board at the Annual Meeting. As a result of those discussions, Mr. Peribere was suggested to Ashland, and the Board nominated Mr. Peribere for election to the Ashland Board at the Annual Meeting.

Stockholder Nominations of Directors

In order for a stockholder to nominate a director at an annual meeting who is not otherwise nominated by the G&N Committee, Ashland’s By-laws require that the stockholder must give written notice (as specified below) to the Secretary of Ashland not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting

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and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Public disclosure may include a press release or in a public filing with the SEC. The notice must contain the following information:

•	as to each stockholder proposing a nominee and any Stockholder Associated Person (as defined below),
i.	the class or series and number of shares of stock directly or indirectly held of record and beneficially by the stockholder proposing such business or Stockholder Associated Person,
ii.	the date such shares of stock were acquired,
iii.

a description of any agreement, arrangement or understanding, direct or indirect, with respect to such business between or among the stockholder proposing such business, any Stockholder Associated Person or any others (including their names) acting in concert with any of the foregoing,

iv.

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of such stockholder’s notice by, or on behalf of, the stockholder proposing such business or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder proposing such business or any Stockholder Associated Person with respect to shares of stock of Ashland (a “Derivative”),

v.

a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the stockholder proposing such business or Stockholder Associated Person has a right to vote any shares of stock of Ashland,

vi.

any rights to dividends on the stock of Ashland owned beneficially by the stockholder proposing such business or Stockholder Associated Person that are separated or separable from the underlying stock of Ashland,

vii.

any proportionate interest in stock of Ashland or Derivatives held, directly or indirectly, by a general or limited partnership in which the stockholder proposing such business or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and

viii.

any performance-related fees (other than an asset-based fee) that the stockholder proposing such business or Stockholder Associated Person is entitled to, based on any increase or decrease in the value of stock of Ashland or Derivatives thereof, if any, as of the date of such notice (sections (i) through (viii) above, the “Stockholder Information”);

•

as to each stockholder proposing such nominee, the name and address of (i) any other beneficial owner of stock of Ashland that are owned by such stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the stockholder or such beneficial owner (each, a “Stockholder Associated Person”);

•	the name and address of each stockholder proposing such nominee, as they appear on Ashland’s books;

•	the name and address of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of stock of Ashland entitled to vote in the election of directors and intends to appear in person or by proxy at the meeting;

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•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder and any Stockholder Associated Person or any of their respective affiliates or associates or other parties with whom they are acting in concert, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder, Stockholder Associated Person or any person acting in concert therewith, were the “registrant” for purposes of such rule and each nominee were a director or executive of such registrant;

•

such other information regarding each nominee proposed by such stockholder and Stockholder Associated Persons as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board and a completed signed questionnaire, representation and agreement required by Section 3.02(c) of the Ashland By-laws;

•

a representation as to whether such stockholder intends (a) to deliver a proxy statement and form of proxy to holders of at least the percentage of Ashland’s outstanding capital stock required to approve the nomination or (b) otherwise to solicit proxies from stockholders in support of such nomination;

•	a representation that the stockholder shall provide any other information reasonably requested by Ashland; and

•	the executed written consent of each nominee to serve as a director of Ashland if so elected.

The chairman of any meeting of stockholders to elect directors and Ashland’s Board may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the stockholder fails to comply with the representations set forth in the notice.

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COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors currently has four committees: Audit Committee; Environmental, Health, Safety and Quality Committee; Governance and Nominating Committee; and Compensation Committee. All Committees are composed entirely of independent directors. During fiscal 2017, eight meetings of the Board were held. Each director attended at least 75% of the total meetings of the Board and the Committees on which he or she served. Overall attendance at Board and Committee meetings was 96%. Listed below are the members of each of the four standing committees as of September 30, 2017.

Audit	Environmental, Health, Safety and Quality	Governance and Nominating	Compensation
Brendan M. Cummins	William G. Dempsey	Brendan M. Cummins*	Jay V. Ihlenfeld
William G. Dempsey	Jay V. Ihlenfeld	William G. Dempsey	Barry W. Perry *
Susan L. Main**	Mark C. Rohr	Susan L. Main**	George A. Schaefer, Jr.^
Mark C. Rohr	Janice J. Teal *	Barry W. Perry	Janice J. Teal
George A. Schaefer, Jr. *^	Kathleen Wilson-Thompson***	Michael J. Ward	Michael J. Ward
Kathleen Wilson-Thompson***

*	Chair

**	Susan L. Main joined the Ashland Board on July 19, 2017.

***	Kathleen Wilson-Thompson joined the Ashland Board on July 19, 2017.

^

Consistent with Ashland’s mandatory retirement policy set forth in the Corporate Governance Guidelines, the G&N Committee and the Board determined not to nominate Mr. Schaefer to stand for re-election to the Board.

Following are descriptions of the primary responsibilities of each committee and the number of meetings held during fiscal 2017. Each committee’s charter is available on Ashland’s website (http://investor.ashland.com).

Audit Committee	Number of Meetings In Fiscal 2017: 8

Summary of Responsibilities

•	Oversees Ashland’s financial reporting process, including earnings releases and the filing of financial reports.
•	Reviews management’s implementation and maintenance of adequate systems of internal accounting and financial controls (including internal control over financial reporting).
•	Evaluates the independence and performance of the independent auditors, who report directly to the Audit Committee.
•	Selects independent auditors based on qualification and independence and approves audit fees and services performed by independent auditors.
•	Reviews the effectiveness of Ashland’s legal and regulatory compliance programs.
•	Discusses the overall scope and plans for audits with both internal and independent auditors.
•	Reviews and investigates any matters pertaining to the integrity of executive management and oversees compliance by management with laws, regulations and the global code of conduct.
•	Establishes and maintains procedures for handling complaints regarding accounting and auditing matters.

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•	Reviews Ashland’s enterprise risk management policies and assessment processes.
•

Evaluates and recommends actions regarding significant financial issues such as capital structure, dividend policy, offerings of corporate securities, major borrowings, credit facilities, derivatives and swaps policies (including entry into swaps in reliance on the end-user exception), past audits of capital investments, capital projects, commercial commitments and merger, acquisition and divestiture activities.

•	Oversees funding and investment policy related to employee benefit plans.
•	Reviews performance and operation of internal audit, including the head of internal audit, and reviews adverse audit reports.
•	Reviews the Company’s information and cyber security risks and programs.

Environmental, Health, Safety and Quality Committee	Number of Meetings In Fiscal 2017: 4

Summary of Responsibilities

•

Oversees and reviews Ashland’s environmental, health and safety, quality and compliance policies, programs, practices and audits and any issues, as well as competitors’ activities and industry best practices.

•	Oversees and reviews environmental, health and safety regulatory trends, including Ashland’s overall compliance, remediation and sustainability efforts.
•

Oversees and reviews product safety and quality trends, issues and concerns which affect or could affect Ashland’s product safety or quality practices, including Ashland’s overall efforts related to product safety and quality.

•	Oversees, reviews and receives updates on Ashland’s policies regarding environmental, health, safety and quality compliance and business continuity risks.
•	Reports to the Board concerning implementation of environmental, health, safety and quality compliance policies and assists the Board in assuring Ashland’s compliance with those policies.

Governance and Nominating Committee	Number of Meetings In Fiscal 2017: 5

Summary of Responsibilities

•	Recommends nominees for the Board of Directors and its Committees.
•	Reviews suggested potential candidates for the Board.
•	Recommends desirable size and composition of the Board and its Committees.
•	Recommends to the Board programs and procedures relating to director compensation, evaluation, retention and resignation.
•	Reviews corporate governance guidelines, corporate charters and proposed amendments to the Certificate and By-laws of Ashland.
•	Reviews transactions pursuant to the Related Person Transaction Policy.
•	Assists the Board in ensuring the Board’s independence as it exercises its corporate governance and oversight roles.
•	Oversees the evaluation of the Board.
•	Reviews the process for succession planning for the executive management of Ashland.
•	Reviews all Committee charters.
•	Reviews and makes recommendations to address stockholder proposals.
•	Oversees the administration of the equity plans and awards, solely with respect to non-employee directors.

Compensation Committee	Number of Meetings In Fiscal 2017: 6

Summary of Responsibilities

•	Ensures Ashland’s executive compensation programs are appropriately competitive, support organizational objectives and stockholder interests and emphasize pay for performance linkage.

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•	Evaluates and approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer.
•	Evaluates and approves compensation and sets performance criteria for compensation programs for all key senior executives and elected officers.
•	Oversees the execution of senior management succession plans, including HR-related business continuity plans.
•

Approves any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements and/or any other special or supplemental benefits covering any current or former executive officer.

•	Adopts, amends, terminates and performs other design functions for Ashland’s benefit plans.
•	Oversees the implementation and administration of Ashland’s compensation plans.
•	Monitors and evaluates Ashland’s compensation and benefits structure, providing guidance on philosophy, policy matters and excessive risk taking.
•	Oversees regulatory compliance on compensation matters, including Ashland’s policies on structuring compliance programs to preserve tax deductibility.
•	Oversees the preparation of the annual report on executive compensation.
•	Oversees the retention of compensation consultants, independent legal counsel or other advisors and determines independence of the same.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs and the compensation decisions made by the Compensation Committee under those programs. This CD&A focuses on the compensation of our named executive officers (“NEOs” or “named executive officers”) for fiscal 2017, who were:

Name	Position
William A. Wulfsohn	Chairman of the Board and Chief Executive Officer (“CEO”)
J. Kevin Willis	Senior Vice President and Chief Financial Officer (“CFO”)
Peter J. Ganz	Senior Vice President, General Counsel and Secretary
Anne T. Schumann	Senior Vice President, Chief Human Resources and IT Officer
J. William Heitman	Vice President, Ashland & Controller
Luis Fernandez-Moreno*	Former Senior Vice President, Ashland & President, Chemicals Group

*

Luis Fernandez-Moreno departed the company on February 28, 2017. Details of his separation arrangement can be found under the Separation Terms for NEO and Potential Payments upon Termination or Change in Control sections of this proxy statement.

EXECUTIVE SUMMARY

In this section, we highlight fiscal 2017 performance and key actions that our Compensation Committee took to support our strategic priorities and to effectively align the interests of our NEOs with stockholders.

Fiscal Year 2017 Ashland Performance^

Fiscal 2017 was a year of transition and great progress for Ashland. We completed the separation of Valvoline (approximately $4.7 billion of market cap immediately following the Final Distribution) and acquired Pharmachem Laboratories, Inc. (“Pharmachem”), which was immediately accretive to our earnings. Pharmachem has annual revenues of approximately $300 million and was purchased for $680 million. Ashland also completed the acquisition of a composites manufacturing facility in France, which was also immediately accretive.

For the full year, Ashland’s net income was $28 million compared to a net loss of $28 million in fiscal 2016, while Adjusted EBITDA decreased 5% to $570 million from $598 million in fiscal 2016. These results include roughly $85 million in higher raw material costs and unfavorable currency impact. Ashland’s sales rose 8%, to $3.3 billion, with growth coming from all three reportable segments—Specialty Ingredients, Composites and Intermediates and Solvents (I&S).

Specialty Ingredients’ operating income totaled $233 million, compared to $237 million in fiscal 2016, while Adjusted EBITDA grew by $17 million, to $493 million, despite $25 million of raw material inflation and foreign currency impact.

Within Composites, the team overcame $50 million of raw material inflation by delivering price and volume, resulting in full-year operating income of $67 million, an increase of $4 million from the prior year. EBITDA increased by $4 million, to $89 million, in fiscal 2017.

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I&S returned to year-over-year profit growth in the second half of the fiscal year. I&S saw an operating loss of $12 million in fiscal 2017 compared to a loss of $181 million in fiscal 2016. I&S saw a decrease in Adjusted EBITDA by $5 million, to $26 million in fiscal 2017.

(In millions)	2017	2016
Sales
Specialty Ingredients	$2,216	$2,089
Composites	779	669
Intermediates and Solvents	265	261
Operating income (loss)
Specialty Ingredients	$233	$237
Composites	67	63
Intermediates and Solvents	(12)	(181)
EBITDA^
Specialty Ingredients	$462	$476
Composites	89	85
Intermediates and Solvents	19	(150)
Adjusted EBITDA*^
Specialty Ingredients	$493	$476
Intermediates and Solvents	26	31

*	There were no key items for the Composites segment.

^	EBITDA and Adjusted EBITDA are non-GAAP measures and are reconciled to net income for Ashland and operating income for each segment in Appendix B.

Pay and Performance at a Glance

Our executive compensation program reflects our belief that the amount earned by our executives must, to a significant extent, depend on achieving rigorous Company and Business Unit objectives designed to enhance stockholder value.

Our pay and performance illustrations below show the relationship between payouts as a percentage of target opportunity and the annual and long-term incentive performance as a percentage of target performance goals. Our payout levels for the annual and long-term incentive plans have varied from year to year based on company performance as shown below:

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COMPENSATION PHILOSOPHY AND PROGRAM DESIGN PRINCIPLES

Compensation Philosophy and Executive Compensation Program Objectives

Our executive compensation program is designed to create a pay-for-performance culture by aligning compensation to the achievement of our financial and strategic objectives and our stockholder’s interests. We strive to provide our NEOs with a compensation package that is aligned with the market median, with the expectation that above-target performance will result in above-median pay and below-target performance will result in below-median pay.

The primary objectives of our executive compensation program and the guiding principles for setting and awarding executive compensation are:

Align the interests of management with our stockholders

To closely align the interests of management with the interests of our stockholders, a significant portion of the executive’s compensation is equity based and is linked to building long-term stockholder value through the achievement of the financial and strategic objectives of Ashland.

Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk

Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to ensure that unnecessary or excessive risk are not encouraged.

Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay	Compensation should be competitive with those organizations with which we compete for top talent.
Integrate with our performance management process of goal setting and formal evaluation	Target level goals should be aligned with the annual operating plan and be considered stretching yet achievable, based on an annual assessment of business conditions for the performance period.

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ELEMENTS OF COMPENSATION AND LINK TO COMPANY PERFORMANCE

Primary Compensation Elements

We have three primary elements of total direct compensation—base salary, annual incentive and long-term incentive. Our long-term incentive is delivered through Performance Units (“PUs” or “Performance Units”), Stock Appreciation Rights (“SARs”) and Restricted Stock Units (“RSUs”).

The majority of our NEOs’ compensation is performance based and not guaranteed. The following table summarizes the key elements of our executive compensation program and describes why each element is provided:

	Base Salary	Annual Incentive	PUs	SARs	RSUs
Who Receives	All NEOs
When Granted / Received	Reviewed annually	Annually for prior year performance	First quarter annually
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis		Long-term emphasis
Performance Period	Ongoing	1 Year	3 Years
How Payout is Determined	Compensation Committee judgment based on review of market and other factors	Formulaic; Compensation Committee verifies performance before payout	Formulaic; Compensation Committee verifies performance before payout	Stock price on exercise/vest date
Most Recent Performance Measure	N/A	OI and WCE with a safety modifier	Earnings per Share & relative TSR modifier	Stock price appreciation
What is Incentivized	Balance against excessive risk taking	Deliver on annual strategic objectives	Deliver on long-term strategic objectives; outperform peers	Increase stock price	Balance against excessive risk taking and retention

Overall Pay Mix

As illustrated in the charts below, we place a significant emphasis on performance-based compensation (short- and long-term) so that a substantial percentage of each NEO’s total direct target compensation is contingent on the successful achievement of our financial and strategic goals, in accordance with our compensation philosophy.

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Fiscal Year 2017 Total Direct Compensation Mix

USE OF COMPARATOR PEER GROUPS

The Compensation Committee primarily uses two comparator groups as part of its executive compensation process. The “Compensation Peer Group” is used to assess the competitiveness of our NEOs’ compensation, and the “Performance Peer Group” is used to evaluate our performance relative to our peers.

Compensation Peer Group

The Compensation Committee considers relevant market pay practices, among other factors, when setting executive compensation to enhance our ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of our NEOs is reviewed against executive compensation at a number of companies with which we compete for executive talent. Factors used to determine the companies included in the analysis and how the data is used is set forth below:

Considerations used to choose peer group	How we use the peer group information

✓ Comparable revenue size ✓ Global operations ✓ Chemical industry ✓ Market capitalization

✓    Input in developing base salary ranges, annual incentive targets and long-term incentive awards

✓    Assess competitiveness of total direct compensation

✓    Determining form and mix of equity

✓    Input to designing compensation plans, benefits and perquisites

Our Compensation Committee reviews the Compensation Peer Group on an annual basis and determines, with input from its independent consultant, whether any changes are appropriate. This annual review ensures that the Compensation Peer Group companies remain appropriate from a business and talent perspective.

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The fiscal 2017 Compensation Peer Group used for market assessment of compensation in fiscal 2017 included the following companies:

•	A. Schulman, Inc.
•	Albermarle Corporation
•	Axiall Corporation
•	Cabot Corporation
•	Celanese Corporation
•	CF Industries Holdings, Inc.
•	Cytec Industries Inc.
•	Eastman Chemical Company
•	FMC Corporation
•	H.B. Fuller Company
•	Huntsman Corporation
•	International Flavors & Fragrances Inc.
•	NewMarket Corporation
•	Olin Corporation
•	Platform Specialty Products Corporation
•	Polyone Corporation
•	RPM International Inc.
•	Scotts Miracle-Gro Company
•	Sherwin-Williams Company
•	The Mosaic Company
•	Valspar Company
•	W. R. Grace and Company
•	Westlake Chemical Corporation

Additionally, competitive pay data was gathered from the Towers Watson CDB General Industry Executive Compensation Survey. The data from the survey is scoped to Ashland’s industry and adjusted to Ashland’s revenue size.

In fiscal 2017, the Compensation Committee revised the Compensation Peer Group to be used for the market assessment of fiscal 2018 compensation. The Compensation Committee approved revisions to the Compensation Peer Group so that it more accurately reflects the industries in which we compete and financial size following the separation of Valvoline. Upon advice from its compensation consultant, the Compensation Committee removed the following seven peer companies due to industry and size considerations and M&A activity, and added one company due to industry and size considerations:

Companies Removed

•	Axiall Corporation
•	Cytec Industries Inc.
•	The Mosaic Company
•	Sherwin-Williams Company
•	Scotts Miracle-Gro Company
•	CF Industries Holdings, Inc.
•	Valspar Company

Company Added

•	Axalta Coating Systems Ltd.

Beginning in fiscal 2018, the Compensation Peer Group will include the following companies:

•	A. Schulman, Inc.
•	Albermarle Corporation
•	Axalta Coating Systems Ltd.
•	Cabot Corporation
•	Celanese Corporation
•	Eastman Chemical Company
•	FMC Corporation
•	H.B. Fuller Company
•	Huntsman Corporation
•	International Flavors & Fragrances Inc.
•	NewMarket Corporation
•	Olin Corporation
•	Platform Specialty Products Corporation
•	Polyone Corporation
•	RPM International Inc.
•	W. R. Grace and Company
•	Westlake Chemical Corporation

Performance Peer Group

Beginning in fiscal 2017, our Compensation Committee approved utilizing the entire S&P 500 index as our performance peer group (the “Performance Peer Group”). We believe the Performance Peer Group is an appropriate measure of our relative TSR and reflects Ashland’s performance compared to the broader stock market. Our Performance Peer Group is used for assessing relative TSR performance for our PUs. This change reflects a more robust and consistent group of peers and simplifies the process of tracking results.

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Our outstanding PUs, other than those granted in fiscal 2017, compare TSR performance relative to the S&P MidCap 400 and the S&P 500 Materials Group.

FISCAL YEAR 2017 COMPENSATION STRUCTURE DECISIONS

Our Compensation Committee reviews the base salaries and the annual and long-term target opportunities of our NEOs annually to determine whether these programs competitively reward our NEOs for their services based on a comparison to executives in the Compensation Peer Group and a review of other competitive market information.

Base Salary

The Compensation Committee considers each NEO’s experience, proficiency, performance and potential to impact future business results, the NEO’s behavior against key competencies and corporate values as well as the competitiveness in the market, in making future base salary decisions.

The Compensation Committee reviewed the market data provided by its compensation consultant as well as the merit increase recommendations submitted by Mr. Wulfsohn. Based on the information provided, the Compensation Committee approved the base salary increases for Messrs. Willis, Ganz, and Heitman and Ms. Schumann. Mr. Wulfsohn and the Compensation Committee considered Ms. Schumann’s appointment as Chief Human Resources Officer in addition to her current role as Chief Information Technology Officer, and approved an additional increase to Ms. Schumann’s base salary to reflect her expanded responsibilities.

The same merit guidelines were used by the Compensation Committee when evaluating the merit increase for Mr. Wulfsohn. After reviewing the competitive market data and Mr. Wulfsohn’s individual performance relative to pre-established objectives, the Compensation Committee, in executive session without management present, recommended a base salary increase for Mr. Wulfsohn of 2.5%.

Base salary increases for Messrs. Wulfsohn, Willis, Ganz, and Heitman and Ms. Schumann, effective April 2017, were as follows:

NEO	FY2016 Base Salary ($)	FY2017 Base Salary ($)	Increase (%)
William A. Wulfsohn	1,160,000	1,189,000	2.5%
J. Kevin Willis	566,500	580,700	2.5%
Peter J. Ganz	526,750	539,950	2.5%
Anne T. Schumann	381,300	420,000	10.1%*
J. William Heitman	328,800	340,640	3.6%
Luis Fernandez-Moreno**	539,200	-	-

*	Increase reflects performance and expanded responsibilities in connection with Ms. Schumann’s appointment as Chief Human Resources Officer

**	Mr. Fernandez-Moreno left the Company on February 28, 2017, and therefore was not present for the April 2017 merit increases

Annual and Long-Term Incentive Metrics and Goals

Based on a review of the annual and long-term financial goals, operational plans, strategic initiatives and the prior year’s actual results, the Compensation Committee annually approves the financial performance metrics that will be used to measure performance in our annual and long-term incentive arrangements as well as the relative weighting that will be assigned to each metric. The Compensation Committee then approves threshold, target and maximum performance levels

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for each performance metric. The Compensation Committee seeks to establish corporate performance goals that are challenging yet attainable. For our fiscal 2017 Annual Incentive Plan and Long-term Incentive Performance Plan (“LTIPP”), the Compensation Committee approved the following performance metrics for the reasons noted below:

Performance Metric	Reason for Selection
Operating Income for Incentive Compensation (“OI”) = net operating income under GAAP adjusted for certain key items and management exceptions*	An indicator of Ashland’s • Profitability • Ability to optimize cash flow and stockholder value

Working Capital Efficiency (“WCE”) = (accounts receivable + inventory—accounts payable)/sales measured on a 13-month average basis

•      Focuses on three key cash flow drivers (accounts receivable, inventory, and accounts payable) and is measured as a % of sales

•      An important indicator of Ashland’s ability to optimize cash flow and value

Total Preventable Recordable Rate (“TPRR”) = rate of injuries per 100 employees in a work year	• Reflects the importance of safety matters within Ashland

Earnings per Share (“EPS”) = GAAP earnings (loss) from continuing operations per share, adjusted for certain key items	• An indicator of the profitability of Ashland

Relative Total Shareholder Return (“TSR”) = calculated by measuring the change in the market price of stock plus dividends paid over the performance period	• Measures performance against our Performance Peer Group and stockholder value creation

*

Operating Income for Incentive Compensation is a non-GAAP measure used because we believe it facilitates a comparison of our historical operating results and shows trends in our underlying operating results. A reconciliation of this measure to results in accordance with GAAP can be found in Appendix B.

Beginning with the fiscal 2018 performance period, the annual incentive metrics, as approved by the Compensation Committee in November 2017, will be EBITDA and Free Cash Flow, which more closely support the key objectives reflected in our annual operating plan. Safety remains a key operational metric and will be used in performance and operational evaluations.

At the beginning of fiscal 2017, the Compensation Committee approved a change in metrics for the LTIPP from 50% ROI (Return on Investment—determined by dividing GAAP net income, adjusted for certain key items, over the performance period by the average equity and debt over the same period) and 50% TSR to 100% EPS with a TSR modifier. The Compensation Committee, upon recommendation from management, made this change in order to provide a clear motivation for management with a simpler target goal and to use TSR as a modifier only since there is less control over outside factors for this metric. Additionally, EPS and TSR are more closely aligned with stockholder value.

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Adjustments to Reported GAAP Financial Results

The Compensation Committee reviews our financial performance following the end of the fiscal year and determines the financial performance score. The Compensation Committee retains the authority to adjust our reported financial results for items causing significant differences from assumptions contained in our plan, including gains or losses on divestitures of major business units and assets, changes in accounting principles, restructuring and severance costs for significant business model re-design events, variance to target for corporate legacy pension income and environmental expense, foreign exchange variance outside a 5% corridor, and unusual or non-recurring gains or losses. The Compensation Committee has adopted a set of guidelines to help it evaluate potential adjustments. Adjustments to reported financial results are intended to better reflect executives’ line of sight and ability to affect performance results, align award payments with decisions that support the annual operating plan, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize long-term and sustainable growth.

Annual and Long-Term Incentive Target Opportunities

Each year, the Compensation Committee reviews the annual and long-term target incentive opportunities to ensure alignment with our compensation philosophy and competitive practice. The following table shows there were no increases in the annual and long-term target incentive opportunities for fiscal 2017.

NEO	FY2016 Target Annual Incentive (% of Base Salary)	FY2017 Target Annual Incentive (% of Base Salary)	Target Annual Incentive Increase (%)	FY2016 Target LTI (% of Base Salary)	FY2017 Target LTI (% of Base Salary)	Target LTI Increase (%)
William A. Wulfsohn	120	120	-	400	400	-
J. Kevin Willis	90	90	-	225	225	-
Peter J. Ganz	75	75	-	150	150	-
Anne T. Schumann	75	75	-	90	90	-
J. William Heitman	75	75	-	90	90	-
Luis Fernandez-Moreno	75	75	-	150	150	-

FISCAL YEAR 2017 INCENTIVE PLAN DESIGNS AND PERFORMANCE RELATED PAYOUTS

Fiscal Year 2017 Annual Incentive Plan

Fiscal Year 2017 Annual Incentive Plan Design

For fiscal 2017, our NEOs, including the CEO, participated in our annual incentive plan which is designed to reward executives for the achievement of OI growth and for delivering value through WCE.

Our fiscal 2017 goals for each metric are:

Performance Levels	OI ($, thousands)	WCE (%)	Payout Curve (%)
Threshold	230,147	25.40	20
Target	324,047	24.42	100
Maximum	403,215	23.81	150

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TPRR is used as a safety modifier that may add or deduct up to 10 percentage points based on the Business Units’ TPRR performance. The safety modifier may not increase the incentive paid above 150% of target.

Safety Modifier Goals (TPRR)
Target 15% Improvement over Three-Year Rolling Avg.	Neutral No Adjustment	Unacceptable 25% Increase over Three-Year Rolling Avg.
.54 or less	.55 - .79	.80 or greater

Fiscal Year 2017 Annual Incentive Performance

The table below shows the adjusted fiscal 2017 performance compared to the pre-established financial performance targets:

$, thousands

Metric	Weighting	Target	Adjusted Performance	Payout (% of Target)	Combined Weighted Payout (% of Target)
OI*	90%	$324,047	$305,531	90.1%	96.1%
WCE	10%	24.42%	22.38%	150%

*	See Appendix B for a reconciliation of this measure to GAAP operating income.

Our fiscal 2017 TPRR was .69 resulting in no adjustment to the financial score.

Fiscal Year 2017 Annual Incentive Payout

Based on the performance outlined above, our Compensation Committee approved the following annual incentive awards for our NEOs:

NEO	Annual Incentive Target Amount ($)	Percent of Annual Incentive Target Earned (%)	FY2017 Annual Incentive Award Value ($)
William A. Wulfsohn	1,426,800	96.1	1,371,013
J. Kevin Willis	522,630	96.1	502,196
Peter J. Ganz	404,963	96.1	389,130
Anne T. Schumann	315,000	96.1	302,684
J. William Heitman	255,480	96.1	245,491
Luis Fernandez-Moreno *	167,300	96.1	160,759

*	L. Fernandez-Moreno’s amount has been pro-rated. His original target incentive was $404,400.

Long-Term Incentive (“LTI”) Plan

Conversion Methodology Due to Spin-Off

In connection with the successful spin-off of Valvoline on May 12, 2017, the Compensation Committee believed it was appropriate to adjust the outstanding long-term incentive (“LTI”) awards in order to prevent dilution or enlargement of rights, as contemplated by the terms of the stockholder-approved equity incentive compensation plans that govern these awards. As a result, our stock based LTI awards that were outstanding on May 12, 2017 were adjusted in accordance with their terms with the guiding principle of maintaining approximately the same value immediately before and immediately after the Final Distribution of Valvoline. This was accomplished by converting the number of stock-based Ashland awards held by our employees immediately before the Final Distribution of Valvoline to a new number of Ashland stock-based

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awards held after the Final Distribution of Valvoline. A similar adjustment was made to the strike price of outstanding SARs. These adjustments were based on a ratio (the “Equity Adjustment Ratio”), which was calculated using the quotient of the closing price of Ashland common stock on the Distribution Date and the 10-day Volume Weighted Average Price of Ashland common stock following the Final Distribution. Accordingly, unless otherwise noted, all equity information provided in this CD&A and the accompanying tables reflect the adjustment in the number of shares (and strike price) from the original grant. All other terms and conditions of the grants remained the same unless otherwise noted.

LTI Plan Design

LTI for NEOs is composed of 50% PUs, 25% SARs, and 25% RSUs. We grant executives a mix of equity awards to provide an effective balance between performance and retention. This design aligns the executives’ interests and long-term strategies with the interests of stockholders. LTI targets are expressed as a percentage of base salary which are converted to a number of shares based on the fair value of the award on the grant date.

PUs—Long-term Incentive Performance Plan

Our LTIPP is designed to reward executives for achieving long-term performance that meets or exceeds EPS financial performance targets, as modified by relative TSR performance.

PUs vest at the end of the three-year performance period and the NEOs will earn a number of shares based upon achievement of the performance metrics during the performance period. Upon vesting, PUs convert into ordinary shares on a one-for-one basis. Grants under the LTIPP are not adjusted for, nor entitled to receive, cash dividends during the performance period.

SARs

SARs are considered “at risk” since there is no value unless the stock price appreciates during the term of the SAR. SARs expire on the tenth anniversary plus one month from the date of grant and vest over a three-year period as follows—50% vest on the first anniversary of the grant date and 25% vest on each of the second and third anniversary of the grant date. No dividends are payable on SARs. The number of shares granted is based on the Black-Scholes value calculated using the 20-day average of Ashland’s closing stock price prior to year end.

RSUs

RSUs provide strong retentive value, while still providing alignment with stockholder value creation. RSUs vest ratably over a three-year period following the grant. Dividend equivalents are accrued on outstanding RSU awards at the same time and at the same rate as dividends are paid to stockholders. Dividend equivalents on RSUs are only payable if the underlying RSU award vests. At the time of vesting, one ordinary share is issued for each RSU and any accrued dividend equivalents are paid as additional shares of common stock.

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Fiscal Year 2015-2017 LTIPP Design

The fiscal 2015-2017 LTIPP was initially designed to measure performance from October 1, 2014 to September 30, 2017. Due to the Final Distribution of Valvoline on May 12, 2017, our Compensation Committee determined that certain changes to the fiscal 2015-2017 LTIPP design were necessary, while still keeping the vesting date the same. The measurement period was shortened as a majority of the performance period was already completed as of March 2017 and the full year ROI and TSR targets were not applicable post-separation, and therefore a full year calculation could not be completed. The changes are set forth in the chart below:

Changes to the fiscal 2015-2017 LTIPP

Feature	Original fiscal 2015-2017	Revised fiscal 2015-2017
Form of Award	100% PUs	100% PUs

Performance Measures	Adjusted ROI as of Sept. 30, 2017 TSR as of September 30, 2017	Adjusted ROI as of March 31, 2017 (latest quarter end prior to Final Distribution of Valvoline); TSR as of May 12, 2017 (Distribution Date)

Settlement of Award	Shares	After performance is measured, converted to RSUs*, which then convert to shares on the Vesting Date

Vesting Date	November 13, 2017	November 13, 2017

*	RSUs are not entitled to dividends

Fiscal Year 2017-2019 LTIPP Design

In November 2016, the Compensation Committee reviewed and approved the performance metrics and target performance levels for the fiscal 2017—2019 LTIPP. The Compensation Committee also approved the earned award to be paid out in cash in order to preserve shares available for issuance under the Amended and Restated 2015 Ashland Global Holdings Inc. Incentive Plan (the “2015 Incentive Plan”) pending the final results of the EPIRP described below.

PUs for the fiscal 2017—2019 LTIPP will be earned based on EPS and TSR performance against goals established at the beginning of the three-year performance cycle.

Performance Level	EPS Achieved (CAGR)	Award Earned (as a % of Target)
Threshold	2.5%	25
	5.0%	50
Target	10.0%	100
	15.0%	150
Maximum	20.0%	200

EPS is measured each of the three years and on a cumulative three-year basis. EPS Cumulative Annual Growth Rate (“CAGR”) performance for fiscal 2017, fiscal 2018, fiscal 2019, and fiscal 2017 - 2019 is equally weighted at 25% for each of these periods. Relative TSR is measured over a three-year period and is used as a modifier to the earned EPS score. Each year is measured independently and there is no opportunity to revisit and change previous years’ scores.

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The total award earned based on the four EPS measurements (fiscal 2017, fiscal 2018, fiscal 2019, and fiscal 2017 - 2019) will be modified (up or down) based on Ashland’s three-year relative TSR performance as follows:

TSR Performance Relative to the S&P 500	Adjustment to Earned Award
At or Below 25th Percentile	Decreased by 25%
In between 25th and 75th Percentile	No Adjustment
At or Above 75th Percentile	Increased by 25%

Executive Performance Incentive and Retention Program (“EPIRP”) Design

On October 5, 2015, the Compensation Committee approved the EPIRP for certain NEOs. The philosophy behind this program was to provide an additional incentive to remain employed by Ashland in the critical period up to and immediately following the Final Distribution of Valvoline. The EPIRP also provided increased alignment between executives and stockholders by providing equity-based compensation that vests based on both relative TSR and the participant’s continued service. The program also required the successful final separation of Valvoline from Ashland in order to vest and therefore motivated participants to successfully position both Ashland and Valvoline as independent publicly-traded companies.

A portion of each EPIRP award, originally performance-based restricted stock (“PBRS”), (equal to two-thirds of the original maximum grant, which was determined based on the period elapsed between the grant date of the awards and the completion of the Final Distribution of Valvoline) was converted in accordance with its terms into a number of time-vested restricted shares (“TVRS”) of Ashland based on (i) Ashland’s TSR performance from October 1, 2015 through the final separation of Valvoline and (ii) the combined weighted-average TSR of Ashland and Valvoline from the Final Distribution of Valvoline to September 9, 2017 (120 days after the Final Distribution of Valvoline), relative to the TSR of the S&P Mid-Cap 400 and the S&P 500 Materials groups measured over the period beginning October 1, 2015 and ending September 9, 2017, as shown below:

Performance Level	TSR Performance 10/1/15-9/9/17 Relative to the S&P MidCap 400 and the S&P 500 Materials Group	Percent of Award Earned and Converted to TVRS
Maximum	90th Percentile	100%
	75th Percentile	75%
Target	50th Percentile	50%
	40th Percentile	25%
Threshold	35th Percentile	12.5%

The weighting of the post-final separation Ashland TSR and Valvoline TSR was based on the market cap of each of Ashland (approximately $3.7 billion) and Valvoline (approximately $4.7 billion) immediately following the Final Distribution of Valvoline.

The remaining portion of each EPIRP award (equal to one-third of the original maximum grant) was not performance based but rather converted to TVRS at target in accordance with its terms (i.e., 1/6 of original maximum grant are based solely on service-based vesting criteria). These shares will vest in November 2019 for the CEO and November 2018 for the remaining participating NEOs.

LTIPP Performance Results and Payment

Fiscal Year 2015-2017 LTIPP Performance Results and Payment

The PUs earned for the fiscal 2015-2017 performance period were determined as follows:

•	Adjusted ROI performance was measured as of March 31, 2017 (latest quarter end prior to Final Distribution of Valvoline).

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•	TSR performance was measured on the date of the Final Distribution of Valvoline, May 12, 2017.

•

Settlement of the PUs resulted in RSUs that cliff vested on November 13, 2017, except for Mr. Wulfsohn whose vesting will occur on January 29, 2018, the third anniversary of the grant date (the original vesting date).

In July 2017, the Compensation Committee approved performance of a total weighted average of 109.15% for the fiscal 2015-2017 performance period as shown below:

Performance Metric	Weighting	Threshold	Target	Maximum	Performance	Payout (% of Target)
ROI*	50%	7.4%	9.8%	11.8%	10.1%	111.6%
TSR (by percentile)	50%	35th	50th	90th	52.7 (19.2 TSR)	106.7%
Payout as a % of Target		25%	100%	200%
				Weighted Average Payout		109.15%

*

ROI was adjusted to eliminate the impact of (i) foreign exchange, (ii) pension actuarial gain or loss, and (iii) legacy environmental gain or loss in addition to some small one-off adjustments related to acquisitions, divestures, plant shutdowns and tax items. These adjustments increased the ROI achieved by Ashland from 9.4% to 10.1%.

Based on the foregoing performance, our NEOs earned the following awards for the fiscal 2015 - 2017 performance period:

NEO	Target 2015- 2017 PU Award (#)	Weighted Average Payout (%)	PUs Earned (#)
William A. Wulfsohn	39,835	109.15	43,479
J. Kevin Willis	11,206	109.15	12,232
Peter J. Ganz	6,498	109.15	7,092
Anne T. Schumann	2,919	109.15	3,186
J. William Heitman	2,543	109.15	2,775
Luis Fernandez-Moreno *	4,552	109.15	4,972

*	L. Fernandez-Moreno’s earned amount was pro-rated. His original target grant was 5,650.

Fiscal Year 2016-2018 LTIPP Performance Results

The fiscal 2016-2018 LTIPP score was approved by the Compensation Committee in September 2017 for the performance period of October 1, 2015 to September 9, 2017.

•	Target PUs were converted from old Ashland PUs to new Ashland PUs (“Converted PUs”) using the Equity Adjustment Ratio.

•	In September 2017, two-thirds of the Converted PUs were determined to have been earned based on the following methodology:

•	50% of the performance was measured against adjusted ROI performance as of March 31, 2017 (latest quarter end prior to the Final Distribution).

•	50% of the performance was measured against TSR performance on September 9, 2017 (120 days after the Final Distribution).

•

These earned Converted PUs and the remaining one-third of the Converted PUs were converted to RSUs and remain subject to continued service-based vesting conditions until November 18, 2018 (the original vesting date).

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The TSR performance was based on (i) Ashland’s TSR performance from October 1, 2015 through the Final Distribution of Valvoline and (ii) the combined weighted average TSR of Ashland and Valvoline from the Final Distribution of Valvoline to September 9, 2017 (120 days after the final separation of Valvoline), relative to the TSR of the S&P Mid-Cap 400 and the S&P 500 Materials Groups measured over the period beginning October 1, 2015 and ending on September 9, 2017. The weighting of the post-final separation Ashland TSR and Valvoline TSR was based on the market cap of each of Ashland (approximately $3.8 billion) and Valvoline (approximately $4.7 billion) on the date of the Final Distribution of Valvoline.

Despite the creation of over $1.5 billion of market cap during the measurement period, relative TSR fell below the 35th percentile of the performance peer companies and resulted in 0% being earned. Performance for the ROI portion of the award equaled 96.8% of target and the Compensation Committee approved the weighted performance score of 48.40% as shown below:

Performance Metric	Weighting	Threshold	Target	Maximum	Performance	Payout (% of Target)
ROI*	50%	6.7%	8.9%	10.7%	8.8%	96.8%
TSR (by percentile)	50%	35th	50th	90th	22nd	0%
Payout as a % of Target		25%	100%	200%
				Weighted Average Payout		48.40%

*

ROI was adjusted to eliminate the impact of (i) foreign exchange, (ii) pension actuarial gain or loss, and (iii) legacy environmental gain or loss in addition to some small one-off adjustments related to outsourcing and restructuring costs. These adjustments decreased the ROI achieved by Ashland from 9.0% to 8.8%.

Because of the foregoing performance, our NEOs earned the following RSUs for the fiscal 2016 - 2018 performance period (earned RSUs will vest in November 2018 and do not accrue dividends):

NEO	Target 2016-2018 PU Award (#)	2/3 Performance-based PUs Earned (#)	1/3 Time Vested RSUs (#)	Total RSUs from the 16-18 LTIPP (#)
William A. Wulfsohn	40,682	13,127	13,561	26,688
J. Kevin Willis	11,395	3,677	3,799	7,476
Peter J. Ganz	6,968	2,249	2,323	4,572
Anne T. Schumann	3,108	1,003	1,036	2,039
J. William Heitman	2,543	821	848	1,669
Luis Fernandez-Moreno *	3,380	1,091	1,126	2,217

*	L. Fernandez-Moreno’s earned amount has been pro-rated. His original target grant was 7,157.

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EPIRP Performance Results and Payment

Similar to the fiscal 2016-2018 LTIPP performance cycle, the Compensation Committee approved our TSR performance at the 26th percentile of the peer group which resulted in 0% payout of the converted PBRS. The time-vested portion of the EPIRP award shown below will vest on November 18, 2018 for Messrs. Willis and Ganz and Ms. Schumann and on November 18, 2019 for Mr. Wulfsohn. In connection with his separation from Ashland, Mr. Fernandez-Moreno’s grant was pro-rated and accelerated after the scoring of performance.

NEO	EPIRP Grant After Conversion (Maximum) – including dividends	1/6 of Original Maximum Grant Converted to Time Vested Restricted Stock at 9/30/17	2/3 of Original Maximum Grant PUs Earned
William A. Wulfsohn	183,938	30,657	0
J. Kevin Willis	77,316	12,886	0
Peter J. Ganz	66,215	11,037	0
Anne T. Schumann	48,393	8,065	0
Luis Fernandez-Moreno*	32,098	5,350	0

*	L. Fernandez-Moreno’s amount has been pro-rated. His original EPIRP grant was 66,100 excluding dividends.

Due to the strategic business decision to separate the Valvoline business from its specialty chemical businesses, Ashland provided a retention bonus in the amount of $574,611 to Mr. Heitman in November 2015. Mr. Heitman, with over 20 years accounting experience and nearing retirement age, was necessary for a successful separation as the structure and the initial public offering process required accounting expertise. The terms of the agreement required Mr. Heitman to remain employed with Ashland six months after the Final Distribution. Mr. Heitman was given an additional bonus payment in November 2017 in the amount of $51,906 in recognition for taking Valvoline public, financial reporting work required after separation and the accounting expertise given for the Pharmachem acquisition.

Equity Awards Granted in Fiscal Year 2017

Fiscal Year 2017 Annual Equity Grant

We regularly grant annual equity awards during the first quarter of each fiscal year. The equity grant date is never selected or changed to increase the value of equity awards for executives.

The Compensation Committee approved the annual grants shown in the table below in the first quarter of fiscal 2017.

NEO	Target FY2017 Equity Award (as a % of Salary)	Target FY2017 Equity Award ($)	SAR Award ($)	SAR Award (#)	RSU Award ($)	RSU Award (#)	Target FY2017- 2019 PU Award ($)	Target FY2017- 2019 PU Award (#)
William A. Wulfsohn	400	4,640,000	1,160,000	118,373	1,160,000	18,363	2,320,000	36,727
J. Kevin Willis	225	1,274,600	318,650	32,583	318,650	5,085	637,300	10,171
Peter J. Ganz	150	790,100	197,525	20,152	197,525	3,202	395,050	6,309
Anne T. Schumann	90	343,200	85,800	8,757	85,800	1,413	171,600	2,731
J. William Heitman	90	295,900	73,975	7,627	73,975	1,224	147,950	2,354
Luis Fernandez-Moreno	150	808,800	202,200	20,623	202,200	3,202	404,400	6,404

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Separation Terms for NEO

In connection with his departure, Mr. Fernandez-Moreno was offered a Separation Agreement and General Release pursuant to which Mr. Fernandez-Moreno agreed to certain restrictive covenants and provided a general release of claims, in exchange for a separation package that includes:

•	a lump sum severance payment equal to 78 weeks of his base salary, in accordance with the terms of the Ashland Severance Pay Plan;

•	continued coverage under Ashland’s medical and dental plans at no cost to Mr. Fernandez-Moreno for the first 5 months of the applicable 18-month COBRA continuation coverage period;

•

accelerated pro-rata vesting of certain one-time restricted stock awards and pro-rata payment of incentive compensation and outstanding LTIPP Performance Units, each granted under the Ashland Incentive Plan in effect at the time of grant; and

•	executive level outplacement assistance for a 12-month period following his termination date.

A pro-rata portion of Mr. Fernandez-Moreno’s EPIRP award remained outstanding following his termination date in accordance with its terms and was accelerated after the performance was scored. All other outstanding restricted stock awards, restricted stock units, and stock appreciation rights that were not vested as of Mr. Fernandez-Moreno’s termination date were forfeited.

Mr. Fernandez-Moreno also received an additional agreement that will provide him with a lump sum payment of $1,200,000 in exchange for his observance of certain restrictive covenants for a 24-month period following his termination date, payable following the conclusion of the 24-month period.

CORPORATE GOVERNANCE

Maintaining Best Practices Regarding Executive Compensation

Our Compensation Committee intends to compensate our NEOs consistent with the objectives and design principles previously outlined. We have adopted the following compensation practices, which are intended to promote strong corporate governance and alignment with stockholder interests:

Compensation Committee Practices

Independence of Committee Members

The Compensation Committee members satisfy the NYSE independence standards, are “non-employee directors” under SEC rules and satisfy the requirements of an “outside director” for purposes of the Internal Revenue Code (the “Code”).

Independent Compensation Consultant	The Compensation Committee retains and annually reviews the independence of its compensation consultant.
Annual Risk Assessment

The Compensation Committee conducts an annual risk assessment of our executive, management, and sales incentive compensation plans to ensure they are aligned with our compensation philosophy and do not encourage excessive risk taking.

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Compensation at Risk	We grant a high percentage of at-risk compensation. We believe this is essential to creating a pay-for-performance culture.
Target Pay at the Median Level

We generally target total direct compensation opportunities at the competitive market median and allow performance (both operational and shareholder return) to determine actual or realized pay. Actual pay may be above or below the target median based on performance.

Mitigate Undue Risk

We mitigate undue risk in our compensation program by instituting governance policies such as capping potential payments under our incentive plans, instituting clawback provisions, utilizing multiple performance metrics, including absolute and relative metrics, striking a balance between short- and long-term incentives and adopting stock ownership requirements.

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines that are the lesser of the dollar value of a multiple of base salary or a fixed number of shares of Ashland stock: (i) five times base salary or 125,000 shares for the CEO, (ii) three times base salary or 30,000 shares for the CFO, (iii) three times base salary or 25,000 shares for the General Counsel and Secretary, (iv) two times base salary or 11,000 shares for the Chief Human Resources and IT Officer and (v) two times base salary or 11,000 shares for the Controller. The executive officer must achieve compliance with the guidelines by the fifth anniversary of the officer’s appointment. All executive officers are in compliance with the guidelines.

Clawback Policy

We have the right to seek recoupment of all or part of annual cash incentives or PUs if there is a restatement of our financial statements for any such year which results from fraud or intentional misconduct committed by an award holder.

Anti-Hedging and Pledging Policy	We prohibit our executive officers from hedging Ashland securities. Pledging is also prohibited.
“Double triggers” in Change in Control Agreements

The NEOs and other executive officers do not receive change in control benefits unless their employment is terminated without cause (or by the executive for good reason) within a specified period following a change in control.

No Tax Gross Ups on Change in Control Benefits	The NEOs and other executive officers are not entitled to tax gross ups in the event that their change in control benefits are subject to the “golden parachute” excise tax under the Code.
Equity Incentive Compensation Plan Best Practices

As described in Proposal Four of this proxy statement, our 2018 Omnibus Plan includes many best practices, such as minimum vesting periods and absence of single-trigger vesting and liberal share recycling provisions.

Consideration of Fiscal Year 2017 Advisory Vote on Executive Compensation

The Compensation Committee regularly reviews the philosophy, objectives and elements of our executive compensation programs in relation to our short- and long-term business objectives. In

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undertaking this review, the Compensation Committee considers the views of stockholders as reflected in their annual advisory vote on our executive compensation proposal. At our 2017 Annual Meeting, stockholders approved our executive compensation proposal by an overwhelming majority (approximately 94%). Based on the Compensation Committee’s review and the support of our executive compensation programs received from stockholders, the Compensation Committee maintained the core elements of our executive compensation programs in fiscal 2017.

Decision Making Process and Role of Executive Officers

The Compensation Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The Compensation Committee frequently reviews Ashland’s compensation practices, and its decisions take into consideration, among other things, Ashland’s compensation philosophy, its financial and operating performance, individual performance, practices and compensation levels of peer companies and the voting guidelines of certain proxy advisory firms and stockholders. In making compensation decisions, the Compensation Committee uses several resources and tools, including competitive market information, and reviews accumulated and potential equity holdings.

When making individual recommendations to the Compensation Committee for the other NEOs on base salary, annual incentive and long-term compensation, the CEO considers the relative importance of the executive’s position within the organization, the individual tenure and experience of the executive, individual performance and the executive’s contributions to Ashland’s financial and operating results.

Management also plays an important role in the process of setting compensation for executives, other than the Chief Executive Officer. The Chief Executive Officer, and in certain instances other executives, in consultation with the Compensation Committee’s independent executive compensation consultant and the Chief Human Resources and IT Officer, develops compensation recommendations for the Compensation Committee’s consideration.

Role of the Compensation Committee and Independent Adviser

Our Compensation Committee has the authority to obtain advice and assistance from advisors and to determine their fees and terms of engagement. In fiscal 2017, the Compensation Committee directly engaged Deloitte Consulting LLP (“Deloitte” or the “compensation consultant”) to serve as the outside advisor on executive compensation matters and to review Ashland’s executive compensation program.

On January 26, 2016, the Compensation Committee approved the engagement of Deloitte to serve as an outside advisor on the design of compensation programs for Ashland and Valvoline in connection with the separation of Ashland into two independent, publicly traded companies. Deloitte’s aggregate fees for executive and director compensation services in fiscal 2017, including fees in connection with the separation, were $465,290.

In addition to the compensation services provided by Deloitte to the Compensation Committee, Deloitte affiliates provided certain services to Ashland at the request of management consisting of (i) tax services and other tax-related services, including those related to the separation of Valvoline; (ii) auditing services and (iii) assistance with preparation of the executive compensation tables for Ashland’s and Valvoline’s 2016 proxy statements. Ashland paid $13 million to Deloitte in fiscal 2017 for these other services. The Compensation Committee believes that, given the nature and scope of these projects, these additional services did not raise a conflict of interest and did not impair Deloitte’s ability to provide independent advice to the Compensation Committee concerning executive compensation matters.

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OTHER COMPENSATION AND TAX MATTERS

Retirement Benefits

The combination of tax-qualified and non-qualified retirement plans is designed to assist the NEOs in building savings for retirement over the term of their employment.

The Company’s Employee Savings Plan is a tax-qualified vehicle to provide retirement benefits to the NEOs and their families. The benefits in these plans are available to most U.S.-based employees. The benefits are funded through trusts and are separate from the assets of Ashland and by law are protected from Ashland’s creditors.

The benefits that may be provided under the tax-qualified plans are limited by the Internal Revenue Code of 1986, as amended (the “Code”). These plans, standing alone, do not provide sufficient retirement income to the NEOs when compared to their pay as an active employee. To make up for this gap in potential replacement income in retirement, Ashland offers the NEOs non-qualified retirement plans that complement each other and the tax-qualified plans. A detailed description of the non-qualified plans, and a description of recent amendments to such plans, for the applicable NEO is included in the Pension Benefits section of this proxy statement.

The Employee Savings Plan contributions are also limited by law, which means their potential Ashland matching contributions are also limited. Therefore, Ashland has an unfunded, non-qualified defined contribution plan that provides a contribution equivalent to a base contribution of 4% and a Company match of 4% on annual incentive compensation paid and eligible earnings in excess of limits established under Code Section 401(a) (17) not permitted in the Employee Savings Plan.

Ashland also has employee deferral plans that allow the NEOs to annually make a separate deferral election so that the named executive officers can save amounts from their own pay in addition to amounts they are allowed to save in the savings plans.

A description of these plans is included in the Non-Qualified Deferred Compensation section of this proxy statement.

Executive Perquisites

Ashland provides the NEOs and other selected executives with financial planning services (including tax preparation). All the NEOs participated in the financial planning program. On November 16, 2016, the Compensation Committee approved for select executives to be eligible for a reimbursement of up to $5,000 a year for services performed relating to an executive physical. Messrs. Wulfsohn, Willis, Ganz and Ms. Schumann will be eligible for this reimbursement.

The Compensation Committee reviews the perquisites provided to executive officers as part of their overall review of executive compensation. The Compensation Committee has determined the perquisites serve a useful business purpose, as such expenditures allow the executives to be more effective in their duties and the types and amounts are well within the appropriate range of market practices.

Severance Pay Plan

The NEOs are covered by the Severance Pay Plan that provides benefits in the event of a covered termination in the absence of a change in control. A covered termination is the direct result of the permanent closing of a facility, job discontinuance or other termination action of Ashland’s initiative as determined by Ashland. The plan excludes certain terminations such as, but not limited to, termination for cause and voluntary resignation.

A detailed description of this plan is included in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

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Change in Control Agreements

Each NEO has a change in control agreement that sets forth the economic consequences and entitlements for termination without cause or for good reason after a change in control. The primary purpose of these agreements is to align executive and stockholder interests by enabling the executives to assess possible corporate transactions without regard to the effect such transactions could have on their employment.

A detailed description of these agreements is included in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

Tax and Accounting Implications of Compensation

Tax and accounting implications are considered, but they are not the only factors considered in developing our compensation program.

Section 162(m) of the Code limits deductibility of certain compensation to $1 million per year for the Chief Executive Officer and the three other executive officers (other than the Chief Financial Officer) who are the highest paid and employed at year-end. If certain conditions are met, performance-based compensation may be excluded from this limitation.

The Company’s annual and long-term incentive plans have been structured with the intent of enabling the Compensation Committee to grant compensation that constitutes “qualified performance-based compensation” under Section 162(m) of the Code, if the Compensation Committee determines to do so. On November 16, 2017, the U.S. House of Representatives passed H.R.1, referred to as the “Tax Cuts and Jobs Act”. On December 2, 2017, the Senate passed a different version of the Tax Cuts and Jobs Act. We recognize that the proposed Tax Cuts and Jobs Act currently under consideration by the U.S. Congress would limit the exemption for performance- compensation under Section 162(m) of the Code. We will continue to monitor the progress of that proposed law.

Generally, under GAAP, compensation is expensed as earned. Equity compensation is expensed in accordance with ASC Topic 718, which is generally over the vesting period.

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Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis appearing on pages 34 through 54 of this proxy statement and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ashland’s Annual Report on Form 10-K for fiscal 2017 and Ashland’s proxy statement for its 2018 Annual Meeting of Stockholders. This report is provided by the following independent directors who comprise the Compensation Committee:

COMPENSATION COMMITTEE
Barry W. Perry, Chair
Jay V. Ihlenfeld
George A. Schaefer, Jr.
Janice J. Teal
Michael J. Ward
Kathleen Wilson-Thompson

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the Compensation Committee Report by reference.

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Summary Compensation Table

The following table is a summary of compensation information for the last three fiscal years, the most recent of which ended September 30, 2017, for Ashland’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers in fiscal 2017. Mr. Fernandez-Moreno, a former Senior Vice President of Ashland, is also included in the tables below, as required by SEC rules.

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus ($) (d)	Stock Awards (2) ($) (e)	Option Awards (3) ($) (f)	Non-Equity Incentive Compen- sation (4) ($) (g)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (5) ($) (h)	All Other Compen- sation (6) ($) (i)	Total ($) (j)
W. A. Wulfsohn	2017	1,174,342	-	3,086,896	1,335,247	1,371,012	-	250,350	7,217,847
Chairman of the Board and Chief Executive Officer	2016	1,188,462	-	9,023,648	1,502,240	1,105,248	-	219,939	13,039,537
	2015	791,000	-	9,775,279	1,413,580	1,340,949	-	42,560	13,363,368

J. K. Willis	2017	584,621	-	854,833	367,536	502,195	-	46,225	2,355,411
Senior Vice President and Chief Financial Officer	2016	579,404	-	3,293,050	421,152	404,821	1,808,337	30,497	6,537,261
	2015	509,615	-	1,893,473	402,039	489,506	877,637	36,765	4,209,035

P. J. Ganz	2017	533,496	-	533,042	227,315	389,128	-	94,746	1,777,727
Senior Vice President, General Counsel and Secretary	2016	538,744	-	2,572,054	255,840	313,680	-	91,416	3,771,734
	2015	499,527	-	1,436,370	230,175	379,293	-	96,252	2,641,617

A. T. Schumann	2017	400,806	-	232,267	98,779	302,684	-	36,846	1,071,382
Senior Vice President and Chief Human Resources and IT Officer	2016	391,927	-	1,707,719	112,832	227,065	260,189	30,429	2,730,160

J. William Heitman (7)	2017	328,612	625,707	200,607	86,033	245,491	-	44,432	1,530,882
Vice President and Controller

L. Fernandez-Moreno	2017	259,631	-	538,228	232,627	160,758	-	4,057,346	5,248,591
Former Senior Vice President and President, Chemicals Group	2016	552,292	-	2,640,653	262,400	204,405	-	60,086	3,719,836
	2015	491,786	-	3,129,225	201,020	287,484	-	77,840	4,187,355

(1)	Due to the timing of pay periods, the executives were paid an additional pay period in fiscal 2016 for services performed in fiscal 2015.

(2)

The values in column (e) for fiscal 2017 represent the aggregate grant date fair value of fiscal 2017-2019 LTIPP and RSU awards computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts for column (e) with respect to LTIPP and RSU awards are found in Note P to the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (the “2017 Form 10-K”) and the grant date fair values can be found in the footnotes to the Grants of Plan-Based Awards table in this proxy statement. For LTIPP awards, the grant date fair value is based on target levels, which is the probable outcome of performance conditions. The grant date fair values of fiscal 2017-2019 LTIPP

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awards assuming the maximum level of performance are as follows: Mr. Wulfsohn, $4,045,101; Mr. Willis, $1,120,182; Mr. Ganz, $694,927; Ms. Schumann, $300,789; Mr. Hetiman, $259,302; and Mr. Fernandez-Moreno, $705,300.

(3)

The values in column (f) for fiscal 2017 represent the aggregate grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts for column (f) are found in Note P to the Notes to Consolidated Financial Statements included in the 2017 Form 10-K and the grant date fair values can be found in the footnotes to the Grants of Plan-Based Awards table in this proxy statement.

(4)	The values in column (g) for fiscal 2017 represent the amounts earned with respect to annual incentive awards under the 2017 Annual Incentive Plan.

(5)

Ashland’s non-qualified deferred compensation arrangements do not provide above-market or preferential earnings; therefore, for fiscal 2017 the amounts in column (h) represent only the one-year change between September 30, 2016 and September 30, 2017 in the present value of accrued benefits under Ashland’s qualified and non-qualified defined benefit plans. These plans are more fully discussed in the narrative to the Pension Benefits table in this proxy statement.

The present values at September 30, 2016 and September 30, 2017 were calculated based on the earliest age that a participant could receive an unreduced benefit (see the discussion under the Pension Benefits table in this proxy statement regarding the earliest retirement age under the various plans). For Mr. Willis and Ms. Schumann the change in pension value was $(131,101) and $(40,832), respectively. Mr. Heitman’s pension value remained unchanged.

(6)	Amounts reported in column (i) for fiscal 2017 are composed of the following items:

	W.A. Wulfsohn ($)	J.K. Willis ($)	P.J. Ganz ($)	A.T. Schumann ($)	J.W. Heitman ($)	L. Fernandez- Moreno ($)
Ashland Employee Savings Plan Contributions (a)	23,069	26,730	26,730	19,789	27,637	15,914
Life Insurance Premiums (b)	1,262	628	1,261	1,126	1,795	99
Ashland Contribution to Non-Qualified Defined Contribution Plan (c)	155,658	-	44,887	-	-	-
Tax Reimbursement for Housing Expenses and Personal Travel	21,180	-	-	-	-	-
Severance (d)	-	-	-	-	-	4,040,748
Charitable Match Program- Ashland Contribution	600	1,300	400	1,300	-	585
Other (e)	48,581	17,567	21,468	14,631	15,000	-

Total	250,350	46,225	94,746	36,846	44,432	4,057,346

(a)	The amounts in this row represent the contributions by Ashland to the accounts of each of the named executive officers in the Ashland Employee Savings Plan.

(b)	The amounts in this row represent the value of life insurance premiums paid on behalf of the named executive officers.

(c)	The amounts in this row represent the contributions by Ashland to the account of the named executive officers pursuant to the Non-Qualified Defined Contribution Plan.

(d)

Mr. Fernandez-Moreno’s severance package is explained in more detail in the Potential Payments upon Termination or Change in Control table and footnotes, but generally includes cash severance plus accelerated equity and incentive awards.

(e)

The amounts in this row represent the amount of aggregate incremental cost to Ashland with respect to any tax and financial planning services and up to $5,000 for the executive physical program for Messrs. Wulfsohn and Ganz. For Mr. Wulfsohn, this row also includes interim housing expenses and personal travel. Other than Mr. Wulfsohn, none of these items exceeded the greater of $25,000 or 10% of total perquisites as a category for any named

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executive officer. Mr. Wulfsohn’s interim housing expenses included $27,512 for rent, utilities and housing management fees. Beginning in fiscal 2018, Mr. Wulfsohn will no longer receive interim housing expenses.

(7)

Due to the strategic business decision to separate the Valvoline business from Ashland’s specialty chemical businesses in November 2015, Ashland provided a retention bonus in the amount of $574,611 to Mr. Heitman. The terms of the agreement required Mr. Heitman to remain employed with Ashland six months after the Final Distribution of Valvoline. Mr. Heitman was given an additional bonus payment in the amount of $51,906 in November 2017 in recognition for his efforts towards taking Valvoline public, his financial reporting work required after the final separation and his contributions to the acquisition of Pharmachem Laboratories, Inc.

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Grants of Plan-Based Awards

The following table sets forth certain information regarding the annual incentive awards, SARs, RSUs and Performance Units awarded during fiscal 2017 to each of the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock And Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (3)	Options (#) (4)	Awards ($/Sh)	Awards ($) (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
W. A. Wulfsohn		285,360	1,426,800	2,140,200
	11/16/16				9,182	36,727	73,454				2,022,550
	11/16/16							18,363			1,064,346
	11/16/16								118,373	$57.96	1,335,247

J. K. Willis		104,526	522,630	783,945
	11/16/16				2,543	10,171	20,341				560,091
	11/16/16							5,085			294,742
	11/16/16								32,583	$57.96	367,536

P. J. Ganz		80,993	404,963	607,444
	11/16/16				1,577	6,309	12,619				347,464
	11/16/16							3,202			185,578
	11/16/16								20,152	$57.96	227,315

A. T. Schumann		63,000	315,000	472,500
	11/16/16				638	2,731	5,462				150,395
	11/16/16							1,413			81,873
	11/16/16								8,757	$57.96	98,779

J. W. Heitman		51,096	255,480	383,220
	11/16/16				589	2,354	4,709				129,651
	11/16/16							1,224			70,956
	11/16/16								7,627	$57.96	86,033

L. Fernandez-Moreno		80,880	404,400	606,600
	11/16/16				1,601	6,404	12,807				352,650
	11/16/16							3,202			185,578
	11/16/16								20,623	$57.96	232,627

(1)

The dollar amounts in these columns represent the potential annual incentive payouts under the 2017 Annual Incentive Plan for fiscal 2017. The actual dollar amounts earned will be paid in December 2017 and are included in column (g) in the fiscal 2017 row of the Summary Compensation Table in this proxy statement. Mr. Fernandez-Moreno left the company on February 28, 2017, and therefore only received a pro-rata amount of his 2017 Annual Incentive Plan payment.

(2)	The amounts in these columns represent potential payments under LTIPP awards for the fiscal 2017-2019 performance period granted under the 2015 Incentive Plan.

(3)	RSU grants made on November 16, 2016, were made pursuant to the 2015 Incentive Plan and vest one-third in each of the next three years.

(4)

The amounts in column (j) represent the number of SARs granted to named executive officers under the 2015 Incentive Plan in fiscal 2017. All SARs were granted at an exercise price of $57.96 per share, converted from the closing price of Ashland Common Stock as reported on the NYSE on November 16, 2016 using the Equity Adjustment Ratio.

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(5)

The dollar amounts in column (l) are calculated in accordance with FASB ASC Topic 718 and assume (i) payment of Performance Unit awards at target using a Monte-Carlo simulation valuation to incorporate the TSR modifier ($55.07 per unit), as valued at the end of the fourth fiscal quarter (such awards being marked to market at the end of each quarter as a result of their eventual settlement in cash); (ii) valuation of all SARs using the Black-Scholes valuation model ($11.28 per SAR granted on November 16, 2016, after application of the Equity Adjustment Ratio); and (iii) the grant date fair value of $57.96 per RSU granted on November 16, 2016, after application of the Equity Adjustment Ratio. For further information on the Black-Scholes model and related stock price assumptions utilized during fiscal 2017, see Note P to the Notes to Consolidated Financial Statements in the 2017 Form 10-K.

Annual Incentive Compensation

Incentive compensation for executives is primarily awarded annually, contingent upon meeting applicable targets. After the beginning of each fiscal year, performance hurdle, target and maximum objectives are established for the upcoming year. Awards for the Chief Executive Officer and certain other executive officers (including all the fiscal 2017 named executive officers) are based upon overall Ashland performance. Awards for other executives and employees are based upon the performance of Ashland or Ashland’s business segments or regions.

The performance hurdle, target and maximum objectives for fiscal 2017 included measures of Operating Income for Incentive Compensation and Working Capital Efficiency, as well as a “safety modifier.” The CD&A section in this proxy statement discusses the fiscal 2017 performance goals as well as other aspects of this program.

Long-Term Incentive Performance Plan—Performance Units

Performance Unit awards, granted under the LTIPP, are available to certain key employees. Beginning in fiscal 2017, these awards are long-term incentives tied to Ashland’s earnings per share (EPS) and modified by the total shareholder return (TSR) over the performance period. Awards are granted annually, with each award covering a three-year performance period.

After the beginning of the performance period, performance hurdle, target and maximum objectives are established for the performance period. The initial number of Performance Units awarded is based on either the employee’s salary or the midpoint of their salary band. For accelerated vesting events, see the SARs/Stock Options, Incentive Compensation, RS/RSUs and Performance Units subsection of the Potential Payments upon Termination or Change in Control section in this proxy statement. The CD&A section in this proxy statement discusses fiscal 2017-2019 LTIPP awards.

Stock Appreciation Rights

Ashland’s employee SAR grants are designed to link executive compensation with increased stockholder value over time. In determining the amount of SARs to be granted annually to key employees, a target number of shares for each employee band level is established. All SARs are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant. Vesting of SARs occurs over a period of three years, as more fully described in footnote (1) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. For accelerated vesting events, see the SARs/Stock Options, Incentive Compensation, RS/RSUs and Performance Units subsection of the Potential Payments upon Termination or Change in Control section in this proxy statement. SARs are not re-valued if the stock price declines below the grant price. The CD&A section in this proxy statement discusses the material aspects of this program.

Restricted Stock Units/Restricted Stock

Ashland’s RSU/RS grants are designed to link executive compensation with increased stockholder value over time. In determining the amount of RSU/RS awards to be granted annually to key employees, a target number of shares for each employee band level is established. All RSU/

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RS awards are granted with a price equal to the fair market value of Ashland’s Common Stock on the date of grant. Vesting of the annual grant of RSU/RS awards occurs over a period of three years, as more fully described in footnote (2) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement.

The Compensation Committee may award RSU or RS awards to named executive officers. RSU/RS awards are intended to reward superior performance and encourage continued employment with Ashland. For vesting periods applicable to RSU/RS awards granted to named executive officers, see footnote (2) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement.

RSU/RS awards may not be sold, assigned, transferred or otherwise encumbered during the restricted period. Dividend equivalents are paid on the RSUs/RS in the form of additional RSUs/RS subject to the same vesting requirements. For accelerated vesting events, see the SARs/Stock Options, Incentive Compensation, RS/RSUs and Performance Units subsection of the Potential Payments upon Termination or Change in Control section in this proxy statement. The terms of the RSUs are generally the same as RS, except RSUs will not have voting rights and will not be counted as outstanding shares.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding SARs, Performance Units and RSUs/RS held by each of the named executive officers as of September 30, 2017.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (1) (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (1) (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($) (j)
W. A. Wulfsohn	-	118,373	(4)	-	57.96	12/16/2026
	53,913	53,913	(5)	-	59.41	12/28/2025
	64,977	21,660	(6)	-	62.33	2/28/2025
							140,308	9,174,766
									36,727	2,401,572

J. K. Willis	-	32,583	(4)	-	57.96	12/16/2026
	15,114	15,115	(5)	-	59.41	12/18/2025
	18,504	6,168	(7)	-	59.95	12/12/2024
	25,426	-		-	47.63	12/13/2023
	4,940	-		-	46.65	6/3/2023
	5,426	-		-	37.37	12/14/2022
	2,307	-		-	29.50	1/2/2022
							48,609	3,178,541
									10,171	665,051

P. J. Ganz	-	20,152	(4)	-	57.96	12/16/2026
	9,181	9,182	(5)	-	59.41	12/18/2025
	10,593	3,532	(7)	-	59.95	12/12/2024
	13,937	-		-	47.63	12/13/2023
	29,193	-		-	37.37	12/14/2022
	6,216	-		-	29.50	1/2/2022
							34,378	2,247,955
									6,309	412,578

A. T. Schumann	-	8,757	(4)	-	57.96	12/16/2026
	4,049	4,049	(5)	-	59.41	12/18/2025
	4,660	1,555	(7)	-	59.95	12/12/2024
							16,354	1,069,413
									2,731	178,578

J. W. Heitman	-	7,627	(4)	-	57.96	12/16/2026
	3,390	3,390	(5)	-	59.41	12/18/2025
	4,095	1,366	(7)	-	59.95	12/12/2024
	5,273	-		-	47.63	12/13/2023
	5,462	-		-	37.37	12/14/2022
	4,614	-		-	29.50	1/2/2022
							7,055	461,295
									2,354	153,947

L. Fernandez-Moreno									889	58,130

(1)

The numbers in columns (b) and (c) relate to SARs which vest over a three-year period measured from the date of grant. Fifty percent vest on the first anniversary of grant, 25% vest on the second anniversary of grant and 25% on the third anniversary of grant. Mr. Fernandez-Moreno’s unvested SARs were canceled as of his termination date on February 28, 2017, after which he had 30 days to exercise his vested SARs. As of September 30, 2017, Mr. Fernandez-Moreno had no SARs outstanding.

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(2)

The numbers in column (g) and the dollar values in column (h) represent the number of RSUs earned for the fiscal 2015-2017 and fiscal 2016-2018 LTIPP performance periods, the number of shares of RS earned from the EPIRP and other unvested RSUs/RS.

LTIPP and EPIRP

The number of shares of Ashland Common Stock earned for the fiscal 2015-2017 LTIPP awards was determined by the Compensation Committee in July 2017, at which point the awards converted into RSUs that became vested in November 2017, except for Mr. Wulfsohn whose RSUs will vest in January 2018. The number of RSUs earned for the fiscal 2016-2018 LTIPP awards was determined by the Compensation Committee in September 2017, and will vest in November 2018. These RSUs do not earn dividends or dividend equivalents. After Compensation Committee approval of the RSUs, Mr. Fernandez-Moreno’s grants were accelerated in accordance with the terms of his Severance Agreement and therefore were not outstanding as of September 30, 2017. For more information, please see the CD&A—Separation Terms for NEO in this proxy statement.

The number of RS earned for the EPIRP was determined by the Compensation Committee in September 2017, as discussed in the CD&A. The EPIRP grants were made on November 18, 2015, and will vest on the third anniversary of the grant date for Messrs. Willis and Ganz and Ms. Schumann and will vest on the fourth anniversary of the grant date for Mr. Wulfsohn. The RS earned pursuant to the EPIRP will continue to accrue dividends which will vest at the same time as the underlying award. After Compensation Committee approval of the EPIRP scoring, Mr. Fernandez-Moreno’s RS grant was accelerated per the terms of his Severance Agreement and therefore was not outstanding as of September 30, 2017.

The number of RSUs earned from the LTIPP performance periods and the number of RS earned from the EPIRP (and the dividends earned on the grants of the EPIRP as of September 30, 2017) for each NEO is set forth in the table below:

Name	2015-2017 LTIPP - RSUs earned	2016-2018 LTIPP - RSUs earned	EPIRP - RS Earned	EPIRP - RS Dividends Earned
W. A. Wulfsohn	43,479	26,688	29,806	851
J. K. Willis	12,232	7,476	12,526	360
P. J. Ganz	7,092	4,572	10,729	308
A. T. Schumann	3,186	2,039	7,841	224
J. W. Heitman	2,775	1,669	N/A	N/A

Unvested RS/RSUs

The following paragraphs list the unvested RS/RSUs as of September 30, 2017 for each named executive officer. Unless otherwise noted, the RS/RSUs vest 33.3% on the first anniversary of grant, 33.3% on the second anniversary of grant and 33.4% on the third anniversary of grant. Any additional RS/RSUs earned from dividends will vest when the underlying RS/RSUs vest.

For Mr. Wulfsohn, the amounts reported in columns (g) and (h) also represent:

(i)	6,655 RS remaining from a grant of 19,964 RS on January 29, 2015; and 265 RS earned from dividends;

(ii)	13,561 RSUs remaining from a grant of 20,341 RSUs on November 18, 2015; and 388 RSUs earned from dividends; and

(iii)	18,363 RSUs granted November 16, 2016; and 252 RSUs earned from dividends.

For Mr. Willis, the amounts reported in columns (g) and (h) also represent:

(i)	1,946 RS remaining from a grant of 5,838 RS granted on November 12, 2014; and 84 RS earned from dividends;

(ii)	4,708 RS remaining from a grant of 14,125 RS granted on November 17, 2014; and 179 RS earned from dividends;

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(iii)	3,829 RSUs remaining from a grant of 5,744 RSUs granted on November 18, 2015; and 113 RSUs earned from dividends; and

(iv)	5,085 RSUs granted November 16, 2016; and 70 RSUs earned from dividends.

For Mr. Ganz, the amounts reported in columns (g) and (h) also represent:

(i)	1,099 RS remaining from a grant of 3,296 RS granted on November 12, 2014; and 52 RS earned from dividends;

(ii)	4,708 RS remaining from a grant of 14,125 RS granted on November 17, 2014; and 179 RS earned from dividends;

(iii)	2,323 RSUs remaining from a grant of 3,484 RSUs granted on November 18, 2015; and 70 RSUs earned from dividends; and

(iv)	3,202 RSUs granted November 16, 2016; and 44 RSUs earned from dividends.

For Ms. Schumann, the amounts reported in columns (g) and (h) also represent:

(i)	502 RS remaining from a grant of 1,506 RS granted on November 12, 2014; and 26 RS earned from dividends;

(ii)	1,067 RSUs remaining from a grant of 1,601 RSUs granted on November 18, 2015; and 37 RSUs earned from dividends; and

(iii)	1,412 RSUs granted November 16, 2016; and 19 RSUs earned from dividends.

For Mr. Heitman, the amounts reported in columns (g) and (h) also represent:

(i)	439 RS remaining from a grant of 1,318 RS granted on November 12, 2014; and 21 RS earned from dividends;

(ii)	879 RSUs remaining from a grant of 1,318 RSUs granted on November 18, 2015; and 30 RSUs earned from dividends; and

(iii)	1,224 RSUs granted November 16, 2016; and 17 RSUs earned from dividends.

(3)

The numbers in column (i) represent the estimated performance units granted through September 30, 2017, under the LTIPP for the fiscal 2017-2019 performance period. The estimated number is computed assuming that the target performance goals are achieved. The dollar amounts in column (j) correspond to the performance units identified in column (i). For LTIPP units, the dollar value is computed by converting the performance units to shares of Ashland Common Stock on a one-for-one basis. The number of LTIPP shares is then multiplied by the closing price of Ashland Common Stock of $65.39 as reported on the NYSE on September 29, 2017. Payment, if any, under the LTIPP will be made in cash for the fiscal 2017-2019 performance period. Due to rounding of the performance units after application of the Equity Adjustment Ratio to the nearest whole performance unit for purposes of this table, dollar values may not match exactly.

(4)	These numbers relate to SARs granted on November 16, 2016, that vest over the three-period referenced in footnote (1) above.

(5)	These numbers relate to SARs granted on November 18, 2015, that vest over the three-year period referenced in footnote (1) above.

(6)	These numbers relate to SARs granted on January 29, 2015, that vest over the three-year period referenced in footnote (1) above.

(7)	These numbers relate to SARs granted on November 12, 2014, that vest over the three-year period referenced in footnote (1) above.

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Option Exercises and Stock Vested

The following table sets forth certain information regarding the value realized by each named executive officer during fiscal 2017 upon the exercise of SARs and the vesting of Performance Units and RSUs/RS.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)(3)	Value Realized on Vesting (2)(3)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
W. A. Wulfsohn	-	-	62,079	3,637,277

J. K. Willis	-	-	32,039	1,857,433

P. J. Ganz	-	-	22,152	1,284,687

A. T. Schumann	18,268	464,902	15,441	961,285

J. W. Heitman	-	-	4,756	275,552

L. Fernandez-Moreno	36,325	492,040	65,884	4,038,117

(1)	The amounts in column (b) include the gross number of shares acquired on exercise of SARs. The amounts in column (c) represent the value realized on exercise.

(2)

For Messrs. Willis, Ganz, Heitman and Fernandez-Moreno, and Ms. Schumann, the amounts in column (d) include 16,069; 8,927; 3,349; 7,588 and 4,017 shares of Ashland Common Stock, respectively, received in settlement of the fiscal 2014-2016 LTIPP. The dollar amounts in column (e) represent the value of the fiscal 2014-2016 LTIPP (computed by multiplying the number of shares awarded by the closing price of Ashland Common Stock as reported on November 16, 2016, the date the Compensation Committee approved the payment). The weighted score for the 2014-2016 LTIPP was 118.50%.

(3)	The amounts in column (d) also include the following RSU/RS vestings. All stock prices prior to May 12, 2017, have been converted using the Equity Adjustment Ratio:

(i) Mr. Wulfsohn received 6,872.752 shares with the value included in column (e) using the Ashland Common Stock closing price of $59.00 on November 18, 2016; he received 48,381 shares, with the value included in column (e) using Ashland Common Stock closing price of $57.94 on January 3, 2017; and he received 6,825 shares with the value included in column (e) using the Ashland Common Stock closing price of $62.82 on January 30, 2017;

(ii) Mr. Willis received 4,397 shares, with the value included in column (e) using the Ashland Common Stock closing price of $57.46 on November 14, 2016; he received 9,635 shares with the value included in column (e) using the Ashland Common Stock closing price of $58.05 on November 17, 2016; and he received 1,937.304 shares, with the value included in column (e) using the Ashland Common Stock closing price of $59.00 on November 18, 2016;

(iii) Mr. Ganz received 2,419 shares with the value included in column (e) using the Ashland Common Stock closing price of $57.46 on November 14, 2016; he received 9,635 shares, with the value included in column (e) using the Ashland Common Stock closing price of $58.05 on November 17, 2016; and he received 1,170.872 shares with the value included in column (e) using the Ashland Common Stock closing price of $59.00 on November 18, 2016;

(iv) Ms. Schumann received 1,095 shares, with the value included in column (e) using the Ashland Common Stock closing price of $57.46 on November 14, 2016; she received 534.395 shares with the value included in column (e) using the Ashland Common Stock closing price of $59.00 on November 18, 2016; and she received 9,794 shares with the value included in column (e) using the Ashland Common Stock closing price of $64.74 on September 18, 2017;

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(v) Mr. Heitman received 967 shares, with the value included in column (e) using the Ashland Common Stock closing price of $57.46 on November 14, 2016; and he received 440.123 shares with the value included in column (e) using the Ashland Common Stock closing price of $59.00 on November 18, 2016; and

(vi) Mr. Fernandez-Moreno received 2,135 shares with the value included in column (e) using the Ashland Common Stock closing price of $57.46 on November 14, 2016; he received 19,275 shares with the value included in column (e) using the Ashland Common Stock closing price of $58.05 on November 17, 2016; he received 1,204.326 shares with the value included in column (e) using the Ashland Common Stock closing price of $59.00 on November 18, 2016; and he received 35,681 shares with the value included in column (e) using the Ashland Common Stock closing price of $64.07 on March 1, 2017.

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Pension Benefits

The following table shows the actuarial present value of the named executive officers’ (other than William A. Wulfsohn, Peter J. Ganz, and Luis Fernandez-Moreno) accumulated benefits under each certain qualified and non-qualified pension plans previously owned by Ashland but that have been transferred to Valvoline, calculated as of September 30, 2017. Messrs. Wulfsohn, Ganz, and Fernandez-Moreno were not eligible to participate in the Pension Plan, the Excess Plans or the SERP (as defined in footnote 1) when those plans were owned by Ashland since those plans were closed to new employees on January 1, 2011. On September 30, 2016, these plans were frozen to future benefit accruals and on September 1, 2016, the sponsorship of these plans was transferred to Valvoline LLC. Please see the narrative to the Pension Benefits table below for further information.

Name (a)	Plan Name (1) (b)	Number of Years Credited Service (2) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
J. K. Willis	Ashland Hercules Pension Plan	27 years 9 months	1,108,125
	Valvoline Excess Benefit Pension Plan	27 years 9 months	481,198
	Valvoline Supplemental Early Retirement Plan for Certain Employees	20 years	3,618,418

A. T. Schumann	Ashland Hercules Pension Plan	16 years	686,105
	Hercules Excess Plan	16 years	334,189
	Valvoline Supplemental Early Retirement Plan for Certain Employees	17 years	0

J. W. Heitman	Ashland Hercules Pension Plan	7 years 10 months	21,165
	Valvoline Excess Benefit Pension Plan	7 years 10 months	2,271
	Valvoline Supplemental Early Retirement Plan for Certain Employees	8 years 10 months	1,060,902

(1)

The Ashland Hercules Pension Plan (the “Pension Plan”), which is now sponsored by Valvoline, is a tax-qualified plan under Section 401(a) of the Code. The Valvoline Excess Benefit Pension Plan (the “Valvoline Excess Plan”) and the Hercules Inc. Employee Pension Restoration Plan (the “Hercules Excess Plan” and together with the Valvoline Excess Plan, the “Excess Plans”) are non-qualified plans that are coordinated with the tax-qualified plan. The Valvoline Supplemental Early Retirement Plan for Certain Employees (the “SERP”) is a non-qualified plan. The material terms of each of these plans are described in the narrative below. The Pension Plan, the Excess Plans and the SERP are now sponsored and maintained by Valvoline.

(2)

The maximum number of years of credited service under the SERP is 20 years. The number of years of service for the SERP is measured from the date of hire. The number of years of service under the Pension Plan and the Excess Plans is measured from the date the named executive officer began participating in the Pension Plan through September 30, 2016, the date the plans were frozen.

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Assumptions

The present values of the accumulated benefits were calculated as of September 30, 2017, based on the earliest age a participant could receive an unreduced benefit. For Mr. Willis and Ms. Schumann, age 62 is the earliest age that an unreduced benefit is available under the qualified Pension Plan and the applicable non-qualified Valvoline Excess Plan because their benefits are calculated under the traditional annuity pension formula. For Mr. Heitman, age 55 is the earliest age he may receive unreduced benefits under the qualified Pension Plan and the non-qualified Valvoline Excess Plan because his qualified Pension Plan benefits are calculated under the cash balance pension formula. Therefore, the present value of his accumulated benefit was calculated as of September 30, 2017. The programs were closed to new employees on January 1, 2011.

Mr. Willis has a benefit in the qualified Leveraged Employee Stock Ownership Plan (the “LESOP”). The LESOP was completely allocated on March 31, 1996, and no additional benefits are accruing. The LESOP and the qualified Pension Plan are in a floor-offset arrangement. The value of the shares allocated to a participant’s LESOP offset account reduces the value of the participant’s Pension Plan benefit. A participant may elect to transfer his or her LESOP offset account to the Pension Plan at the time of his or her termination in order to receive an unreduced Pension Plan benefit. The calculations in the Pension Benefits table assume that the named executive officers with a LESOP benefit elect to transfer their LESOP offset accounts to the Pension Plan. On September 30, 2016, the LESOP was amended as described below.

The SERP provides an umbrella (or gross) benefit that is subject to certain reductions. The amount in the Pension Benefits table for the SERP benefit for applicable named executive officers is the net benefit under the SERP, after applicable reductions. The reductions referred to in this paragraph are described in the Supplemental Early Retirement Plan for Certain Employees (SERP) section below.

Under the SERP, the earliest age a named executive officer could receive an unreduced benefit is the earlier of age 55 or when the sum of the named executive officer’s age and service equals at least 80, provided that the officer has at least 20 years of service under the plan. Mr. Willis is the only currently employed named executive officer that has at least 20 years of service.

The following table sets forth for fiscal 2017 the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefits described in the Pension Benefits table.

	Qualified Pension Plan	Valvoline Excess Benefit Plan	Hercules Excess Plan
Discount rate and mortality assumptions (no pre-retirement mortality is assumed)	3.77%; RP-2014 Generational Mortality Tables adjusted to 2006 by removing impact of projection scale MP2014 and then projected generationally with the MSS2017 scale	8.00%; PPA Mortality at retirement age, discounted from retirement age back to current age using ASC715 disclosure rate of 3.56%	3.60%; RP-2014 Generational Mortality Tables adjusted to 2006 by removing impact of projection scale MP2014 and then projected generationally with the MSS2017 scale

Present value of qualified and excess benefits for SERP determination (no pre-retirement mortality is assumed)	8.00%; GATT mortality at SERP retirement age, discounted from SERP retirement age back to current age using ASC715 disclosure rate of 3.69%	8.00%; PPA Mortality at retirement age, discounted from retirement age back to current age using ASC715 disclosure rate of 3.69%	8.00%; PPA Mortality at retirement age, discounted from retirement age back to current age using ASC715 disclosure rate of 3.69%

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Ashland Hercules Pension Plan (Pension Plan)

The Pension Plan is a tax-qualified defined benefit pension plan under Code Section 401(a). The Pension Plan provides retirement income for eligible participants. Beginning in January 2011, the Pension Plan was closed to new participants and to additional credits in the retirement growth account. On March 16, 2016, Ashland’s Board and Compensation Committee froze future benefit accruals under the Pension Plan effective as of September 30, 2016. Additionally, in connection with the separation of Valvoline, sponsorship of the Pension Plan for all participants, including our named executive officers who participate in the Pension Plan, was transferred to Valvoline LLC on September 1, 2016.

The Pension Plan has two benefit formulas—a traditional formula, referred to as the annuity benefit, and a cash balance formula, referred to as the retirement growth account. The traditional formula produces an annuity benefit at retirement based on a percentage of final average compensation multiplied by years of plan service (see the description in the Traditional Benefit/Annuity Formula section below). The cash balance formula produces a hypothetical account balance based on the sum of contribution credits and interest on those contribution credits (see the description in the Retirement Growth Account Benefit/Cash Balance Formula section below). In general, participants who were actively employed on June 30, 2003, with at least 10 years of service remained in the annuity benefit formula. All other participants moved to the retirement growth account formula. The formula under which a participant’s benefit is computed is a matter of plan design and not participant election.

Sponsorship of the LESOP was transferred to Valvoline as of September 1, 2016. The LESOP was amended to freeze the benefit value as of September 30, 2016 and set the share price for pension coordination at the closing stock price on the last business day preceding the pension freeze date. If a participant has a benefit payable from the LESOP, then the participant’s LESOP offset account reduces the amount payable to the participant, regardless of the formula under which the participant’s benefit is paid. The balances in the offset accounts were merged into the Valvoline 401(k) Plan Ashland Common Stock fund and will remain there until retirement. The balances in the non-offset accounts were merged into the Ashland Employee Savings Plan in the Ashland Common Stock Fund in April 2017. This allows employees to access their non-offset account (investment elections, eligible withdrawals, etc.).

The Pension Plan was frozen effective September 30, 2016.

Traditional Benefit/Annuity Formula

Under this formula, for certain highly compensated employees, compensation only includes base compensation, up to the maximum allowed under Code Section 401(a)(17). For all other participants, compensation includes base compensation and bonus amounts. This applies to both the annuity formula and the cash balance formula. The final average compensation formula is the average for a 48 consecutive month period producing the highest average for the last 120 months of credited service. For participants who were employees of Hercules prior to the acquisition of Hercules, the final average compensation is the average for the 60 consecutive month period producing the highest average for the last 120 months of credited service.

The annual annuity benefit formula is:

(1.08% x final average compensation up to $10,700) + (1.5% x final average compensation exceeding $10,700)

x

(years of credited service, which means years as a participant in the plan up to a maximum of

35 years)

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For participants who were employees of Hercules prior to the acquisition, the annual annuity benefit formula is:

(1.2% x final average compensation up to $53,400) + (1.6% x final average compensation exceeding $53,400)

x

(years of credited service)

The normal form of benefit payment under the annuity benefit is a single life annuity. However, as required by federal law, the normal form of benefit for a married participant is a joint and survivor annuity, unless the spouse consents to a different benefit distribution. A participant may also elect a non-spousal joint and survivor annuity or a 10-year term certain annuity. All payment forms are actuarially equivalent.

The normal retirement age is 65, but an unreduced benefit is paid for retirement at age 62. A participant may retire early once the participant is either at least age 55 or when the sum of the participant’s age and service equals at least 80.

Retirement Growth Account Benefit/Cash Balance Formula

Under this formula, contribution credits are accumulated in a notional account. Interest credits are allocated to each participant’s account monthly. The interest rate ranges from a minimum of 4.0% to a maximum of 7.0% and is set at the beginning of each plan year. The interest rate for fiscal 2016 was 4.25%.

The accrued benefit under this formula is the balance in the retirement growth account. The benefit is payable in the same forms that apply to the annuity benefit formula or may be paid as a single lump sum.

The normal retirement age under the retirement growth account formula is also age 65. The earliest that a participant can receive an unreduced benefit is at age 55 with at least five years of service.

Non-Qualified Excess Defined Benefit Pension Plans (Excess Plans)

The Excess Plans are unfunded, non-qualified plans providing a benefit payable, based on the applicable named executive officer’s pension plan eligibility, equal to the difference between the benefit under the Pension Plan in the absence of the Code limits (the gross benefit) and the actual benefit that would be payable under the Pension Plan.

The Excess Plans cover employees (i) who are eligible for the Pension Plan and whose benefit under the Pension Plan is limited because of either Code Section 401(a)(17) or Section 415(b) and (ii) who are not terminated for cause as defined in the Excess Plans. For purposes of computing the Excess Plans’ benefits, a participant’s compensation is defined the same as it is for the Pension Plan. However, the limits on the compensation under the Pension Plan that are imposed by the Code do not apply under the Excess Plans.

The benefit under the Excess Plans is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. A benefit payable to a named executive officer and certain other highly compensated participants cannot be paid for six months following separation from service. Messrs. Willis and Heitman and Ms. Schumann participate in an Excess Plan. On March 16, 2016, Ashland’s Board and Compensation Committee froze future benefit accruals under the Excess Plans effective September 30, 2016. In addition, in connection with the separation of Valvoline, sponsorship of the Excess Plans was transferred to Valvoline on September 1, 2016.

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Supplemental Early Retirement Plan for Certain Employees (SERP)

The SERP is an unfunded, non-qualified plan allowing designated employees to retire prior to their sixty-fifth birthday without an immediate substantial loss of income. This Plan is a supplemental retirement arrangement for a select group of management participating in the SERP as of December 31, 2010. Beginning January 1, 2011, the eligibility for this program was restricted to employees participating in the Ashland Hercules Traditional Pension Plan who were subsequently promoted into an executive level position, on or after January 1, 2011. Following such date, employees not eligible for the Pension Plan who would have otherwise been eligible to participate in the SERP were only able to participate in the Non-Qualified Defined Contribution Plan (as defined below).

The SERP benefit formula covering the applicable named executive officers and certain other designated executive level participants provides a benefit of 25% of final average compensation multiplied by the participant’s years of service up to 20 years. For this purpose, the final average compensation formula is total compensation (base plus incentive compensation) for the 36 months out of the 84 months before retirement that produces the highest average.

The applicable named executive officers may retire on the earlier of age 55 with three years of service or when the sum of the executive’s age and service equals at least 80. The benefit produced by the above described formula is subject to proportionate reduction for each year of service credited to the participant that is less than 20 years of service. Additionally, the benefit is reduced by the sum of the following:

•	The participant’s qualified Pension Plan benefit (assuming the LESOP offset account is transferred to the Pension Plan); and

•	The participant’s Excess Plan benefit.

SERP benefits become vested upon attaining three years of service. Messrs. Willis and Heitman and Ms. Schumann are vested in the SERP. Ms. Schumann’s accrued SERP benefit is offset by the Pension Plan and Hercules Excess Plan benefits. Currently, the present value of the offsets is greater than the value of her accrued SERP benefit which leads to the $0 present value for her SERP.

The SERP benefit is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. Distributions to the applicable named executive officers and certain other highly compensated participants cannot begin until six months after separation from service.

The SERP was amended on July 15, 2015 to stipulate designated employees participating in the SERP as of December 30, 2010 will continue to have their benefit calculated on 36 months out of the 84 months before retirement that produces the highest average. Designated employees who began participating in the SERP on or after January 1, 2011 will have their benefit calculated on 60 months out of 120 months before retirement that produces the highest average. On November 18, 2015, the Compensation Committee took action to close the SERP to those participating in the Pension Plan who receive an executive level promotion. The SERP is now closed to all new participants. On March 16, 2016, Ashland’s Board and Compensation Committee froze future benefit accruals under the SERP effective September 30, 2016. In connection with the initial separation of Valvoline, sponsorship of the SERP for all participants, including our named executive officers who participate in the SERP, was transferred to Valvoline on September 1, 2016. Because this benefit has been frozen for all participants, beginning January 1, 2017, the participants of the SERP have now been transferred to the Ashland Global Holdings Inc. Non-Qualified Defined Contribution Plan for Certain Employees (the “NQDCP” or the “Non-Qualified Defined Contribution Plan”) in which they will begin earning a benefit. Details of this plan are described below in the Non-Qualified Deferred Compensation section.

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Non-Qualified Deferred Compensation

The following table sets forth certain information for each of the named executive officers regarding non-qualified deferred compensation for fiscal 2017.

Name (a)	Executive Contributions in Last FY (1) ($) (b)	Registrant Contributions in Last FY (2) ($) (c)	Aggregate Earnings/ (Investment Change) in Last FY (3) ($) (d)	Aggregate Withdrawals/ Distributions in Last FY ($) (e)	Aggregate Balance at September 30, 2017 ($) (f)
W. A. Wulfsohn	-	149,110	12,303	-	303,406

J. K. Willis	-	-	143,889	(18,782)	1,864,743

P. J. Ganz	-	43,915	53,773	-	494,746

A. T. Schumann	207,926	-	108,760	-	2,269,507

J. W. Heitman	48,209	-	25,908	-	502,621

L. Fernandez-Moreno (4)	-	-	2,228	(96,759)	-

(1)

The value for Ms. Schumann in column (b) relates to the deferral of a portion of her base pay and her annual incentive compensation paid in December 2016, which was included in the Summary Compensation Table for fiscal 2016 in this proxy statement and the 2014-2016 LTIPP shares included in the Option Exercises and Stock Vested table in this proxy statement. The value for Mr. Heitman in column (b) relates to the deferral of a portion of his base pay.

(2)

The value in column (c) for Messrs. Wulfsohn and Ganz relates to the Non-Qualified Defined Contribution Plan contribution equivalent to a base contribution of 4% and a matching contribution of 4% on annual incentive compensation and eligible earnings in excess of limits established under Code Section 401(a)(17) and not permitted in the qualified 401(k) plan. This amount is reported in column (i) of the Summary Compensation Table (inclusive of taxes) in this proxy statement.

(3)

Aggregate earnings are composed of interest, dividends, capital gains and appreciation/depreciation of investment results. These earnings are not included in the Summary Compensation Table in this proxy statement.

(4)	In connection with Mr. Fernandez-Moreno’s separation from service, his Non-Qualified Defined Contribution Plan balance was distributed in full pursuant to the terms of the Plan and his elections.

Ashland Employees’ Deferral Plan

The Employees’ Deferral Plan is an unfunded, non-qualified deferred compensation plan for a select group of highly compensated employees. Participants may elect to have up to 50% of base pay and up to 75% of their incentive compensation contributed to the plan. Elections to defer compensation must be made in the calendar year prior to the calendar year in which payment is received. Ms. Schumann also has a balance in the Amended and Restated Hercules Deferred Compensation Plan, which was closed to new deferrals as of December 31, 2010. Her earnings and balance in the plan are reflected in the table above.

Participants elect how to invest their account balances from among a diverse set of mutual fund offerings and a hypothetical Ashland Common Stock fund. No guaranteed interest or earnings are available and there are no above market rates of return on investments in the plan. Beginning October 1, 2000, investments in the Ashland Common Stock fund may not be changed and must be distributed as Ashland Common Stock. Effective as of January 2016, LTIPP deferrals

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paid in stock must be invested in Ashland Common Stock and may not be changed. Effective as of January 2017, LTIPP deferrals are no longer permitted. In all other events, participants may freely elect to change their investments. Withdrawals are allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency), disability (lump sum payment), upon separation from employment (payable as lump sum or installments per election) and at a specified time (paid as single sum). In addition, for pre-2005 contributions, participants may elect to have withdrawals paid in a lump sum (subject to a penalty of up to 10%).

Ashland Global Holdings Inc. Non-Qualified Defined Contribution Plan for Certain Employees (NQDCP)

On September 22, 2016, the Compensation Committee froze the Non-Qualified Supplemental Defined Contribution Plan to future benefits as of September 30, 2016. In connection with such freeze, the Compensation Committee adopted the NQDCP to continue to provide benefits for a select group of management or highly compensated Ashland employees that supplements the limitation on compensation imposed by Section 401(a)(17) of the Code (including successor provisions thereto) on qualified Ashland Employee Savings Plan contributions.

The NQDCP is an unfunded, non-qualified plan that provides a base contribution of 4% and a matching contribution of 4% on annual incentive compensation paid and eligible earnings in excess of limits established under Code Section 401(a)(17) not permitted in the qualified 401(k) plan. The account balance may be invested in the mutual funds available in the Employees’ Deferral Plan (described on page 72). The benefit payable under the NQDCP will be made in installments or as a lump sum based on distribution elections. Named executive officers and certain other highly compensated participants cannot begin to receive distributions for six months following separation from service. Messrs. Wulfsohn, Ganz and Fernandez-Moreno participated in the NQDCP in fiscal 2017. Messrs. Willis and Heitman and Ms. Schumann, who were participants in the SERP, began participating in the NQDCP beginning January 1, 2017. The first deposit into their account will be in January 2018.

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Potential Payments upon Termination or Change in Control

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination from employment or change in control as of September 30, 2017. A narrative description follows the table. Different termination events are identified in columns (b)-(g). Column (a) enumerates the types of potential payments for each named executive officer. As applicable, each payment or benefit is estimated across the table under the appropriate column or columns.

These estimates are based on the assumption that the various triggering events occur on September 30, 2017, the last day of fiscal 2017. Other material assumptions used in calculating the estimated compensation and benefits under each triggering event are noted below. The actual amounts that would be paid to a named executive officer upon certain terminations of employment or upon a change in control can only be determined at the time an actual triggering event occurs.

Potential Payments upon Termination or Change in Control Table

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (8) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (9) ($) (d)	Retirement (10) ($) (e)	Change in Control without Termination (11) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (12) ($) (g)
W. A. Wulfsohn
Cash severance	2,462,602	0	0	0	0	7,932,002
Accelerated SARs (1)	500,246	0	0	0	0	1,268,191
RS/RSUs (2)	1,297,764	0	0	0	452,499	2,581,885
Performance-Restricted Stock (3)	2,004,661	2,004,661	0	0	0	2,004,661
LTIPP (4)	4,807,035	4,807,035	0	4,807,035	4,807,035	6,989,792
Incentive compensation (5)	1,371,012	1,371,012	0	1,371,012	1,371,012	1,371,012
Welfare benefit	3,294	0	0	0	0	31,535
Outplacement	7,000	0	0	0	0	7,000
Financial planning	12,500	0	0	0	0	12,500
Present value of retirement benefits (6)	0	0	0	0	0	0

Total	12,466,114	8,182,708	0	6,178,047	6,630,546	22,198,578

J. K. Willis
Cash severance	967,089	0	0	0	0	3,406,029
Accelerated SARs (1)	154,174	0	0	0	33,554	366,033
RS/RSUs (2)	678,374	0	0	0	452,303	1,047,219
Performance-Restricted Stock (3)	842,616	842,616	0	0	0	842,616
LTIPP (4)	1,347,438	1,347,438	0	1,347,438	1,347,438	1,953,757
Incentive compensation (5)	502,195	502,195	0	502,195	502,195	502,195
Welfare benefit	13,177	0	0	0	0	31,535
Outplacement	7,000	0	0	0	0	7,000
Financial planning	7,500	0	0	0	0	7,500
Present value of retirement benefits (6)	0	0	0	0	0	0

Total	4,519,562	2,692,249	0	1,849,633	2,335,490	8,163,884

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Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (8) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (9) ($) (d)	Retirement (10) ($) (e)	Change in Control without Termination (11) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (12) ($) (g)
P. J. Ganz
Cash severance	862,362	0	0	0	0	2,887,175
Accelerated SARs (1)	93,293	0	0	0	19,214	223,852
RS/RSUs (2)	527,468	0	0	0	394,825	763,537
Performance-Restricted Stock (3)	721,709	721,709	0	0	0	721,709
LTIPP (4)	800,581	800,581	0	800,581	800,581	1,175,287
Incentive compensation (5)	389,128	389,128	0	389,128	389,128	389,128
Welfare benefit	3,294	0	0	0	0	31,535
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
Present value of retirement benefits (6)	0	0	0	0	0	0

Total	3,409,837	1,911,418	0	1,189,709	1,603,748	6,204,223

A. T. Schumann
Cash severance	661,096	0	0	0	0	2,236,096
Accelerated SARs (1)	40,860	0	0	0	8,459	97,737
RS/RSUs (2)	102,752	0	0	0	34,526	200,380
Performance-Restricted Stock (3)	527,370	527,370	0	0	0	527,370
LTIPP (4)	356,745	356,745	0	356,745	356,745	520,241
Incentive compensation (5)	302,684	302,684	0	302,684	302,684	302,684
Welfare benefit	10,193	0	0	0	0	31,363
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
Present value of retirement benefits (6)	0	0	0	0	0	0

Total	2,013,699	1,186,799	0	659,429	702,414	3,927,870

J. W. Heitman
Cash severance	549,937	0	0	0	0	1,827,337
Accelerated SARs (1)	35,148	0	0	0	7,431	84,372
RS/RSUs (2)	87,294	0	0	0	30,079	170,701
Retention Bonus (7)	574,611	0	0	0	0	574,611
LTIPP (4)	305,530	305,530	0	305,530	305,530	444,540
Incentive compensation (5)	245,491	245,491	0	245,491	245,491	245,491
Welfare benefit	3,521	0	0	0	0	22,750
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
Present value of retirement benefits (6)	0	0	0	0	0	0

Total	1,813,532	551,021	0	551,021	588,531	3,381,802

L. Fernandez-Moreno (13)
Cash severance	808,800	-	-	-	-	-
Accelerated SARs	0	-	-	-	-	-
RS/RSUs	2,285,904	-	-	-	-	-
Performance-Restricted Stock (3)	349,837	-	-	-	-	-
LTIPP (4)	417,453	-	-	-	-	-
Incentive compensation (5)	160,758	-	-	-	-	-
Welfare benefit	5,996	-	-	-	-	-
Outplacement	7,000	-	-	-	-	-
Financial planning	5,000	-	-	-	-	-
Present value of retirement benefits (6)	0	-	-	-	-	-

Total	4,040,748	-	-	-	-	-

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(1)

A change in control without termination results in immediate vesting of unvested SARs granted under the 2011 Incentive Plan. As described below, the Compensation Committee approved Double-Trigger Award Agreements on July 15, 2015 that can be used under the 2015 Incentive Plan and provide benefits upon a qualifying termination following a change in control. All SARs granted to named executive officers since July 15, 2015 have used the Double-Trigger Award Agreements and therefore only become immediately vested upon a qualifying termination following a change in control. See the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement for the number of SARs outstanding for each named executive officer. Additionally, in accordance with past practice, the Compensation Committee will consider the acceleration of a pro-rated amount of SARs in the case of a termination without cause. As such, we have included that accelerated number in column (b).

(2)

As described below, the Compensation Committee approved Double-Trigger Award Agreements that can be used under the 2015 Incentive Plan and provide benefits upon a qualifying termination following a change in control. All RS/RSU grants to named executive officers after July 15, 2015 have been made using the Double-Trigger Award Agreements which only become immediately vested upon a qualifying termination following a change in control. Additionally, in accordance with past practice, the Compensation Committee will consider the acceleration of a pro-rated amount of RSUs and RS in the case of a termination without cause. As such, we have included that accelerated number in column (b).

(3)

The award agreements under the EPIRP contain change in control provisions and the awards are excluded from coverage under the executives’ 2015 change in control agreements. Pursuant to the EPIRP award agreements, if an executive terminates employment following a change in control, other than for good reason (as defined in the award agreements and described below), the EPIRP award would be forfeited in its entirety. If the executive terminates without “cause”, due to death or disability or, solely after a change in control, for “good reason”, the converted award will vest in full. If the executive terminated prior to the Final Distribution without cause or due to death or disability, the award will vest pro-rata subject to achievement of performance conditions.

(4)

The LTIPP amounts identified in all of the columns except for columns (f) and (g) are based on the actual results for the fiscal 2015-2017 performance period, actual results pro-rata for the fiscal 2016-2018 performance periods and pro-rata payments under the LTIPP for the fiscal 2017-2019 performance periods at target (to the extent the named executive officer received a grant). If one of the events represented by columns (b), (c) or (e) occurred, the pro-rata payments would be based on actual results, rather than target and would be pro-rated based on service during the performance period.

Pursuant to the 2011 Incentive Plan and the related award agreements, in the event of a change in control without termination as of September 30, 2017, as reported in column (f), the calculation would be based on the actual results for the fiscal 2015-2017 performance period. Pursuant to the executive change in control agreements, if applicable, the amount identified in column (g) of this table for each named executive officer would also represent the LTIPP Performance Units that are outstanding being paid at target, reduced by the amount the executive would receive as a result of a change in control identified in column (f). Since the amounts in column (f) are calculated based on the actual results for the 2015-2017 LTIPP Performance Units (which scored above target), there are no additional amounts in column (g).

The amounts in columns (f) and (g) pertain to the fiscal 2016-2018 and 2017-2019 LTIPP Performance Units. Pursuant to the 2015 Incentive Plan and the Double-Trigger Award Agreements, for the fiscal 2017-2019 LTIPP Performance Units, if the change in control occurs during the first twelve (12) months of the performance period, a pro-rata portion of the Performance Units will become vested at target as of the date of the change in control (column (f)) and the remaining Performance Units will be converted at target to time-based, stock-settled RSUs and continue to vest, subject to the participant’s continued employment through the vesting date; provided that any such outstanding unvested RSUs will immediately vest upon the termination of the Participant’s employment by Ashland without cause, and not as a result of the Participant’s disability or death, during the one-year period beginning on the date of the change in control (column (g)). For the 2016-2018 LTIPP, if the change in control occurs after the first twelve (12) months of the performance period, a pro-rata portion of the Performance Units (which were converted to RSUs for the 2016-2018 LTIPP in September 2017) will become vested as of the date of the change in control based on the performance goals through the

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date of the change in control (or, for the 2016-2018 LTIPP, the performance through the end of the performance period) and the remaining RSUs will continue to vest, subject to the Participant’s continued employment through the vesting date; provided that any such outstanding unvested RSUs will immediately vest upon the termination of the Participant’s employment by Ashland without cause, and not as a result of the Participant’s disability or death, during the one-year period beginning on the date of the change in control.

(5)

The amounts identified in the Incentive Compensation row of columns (b), (c) and (e) represent a payment of the fiscal 2017 annual incentive compensation based on actual results for the entire performance period. For Mr. Fernandez-Moreno, the annual incentive compensation was pro-rated based on his days of service in fiscal 2017. Upon a change in control, the performance period relating to any incentive award will be accelerated and payment will be made based upon achievement of the performance goals up to the date of the change in control. The amounts identified in the Incentive Compensation row of column (f) reflect this payment, based on actual results for the 2017 fiscal year.

(6)

The present value of each applicable named executive officer’s retirement benefits as of September 30, 2017 (absent a change in control), is provided in the Pension Benefits table to this proxy statement. The account balances for each named executive officer as of September 30, 2017 in the Employees’ Deferral Plan and the NQDCP are provided in the Non-Qualified Deferred Compensation table to this proxy statement. As noted therein, in connection with Mr. Fernandez-Moreno’s separation from service, his NQDCP balance was distributed in full pursuant to the terms of the NQDCP.

(7)

Mr. Heitman’s retention bonus will be paid in full upon his termination without cause or if he terminates his employment for good reason, as defined in his retention agreement. In addition, if after a change in control he is terminated without cause or leaves for good reason, he will receive the full amount of his retention bonus.

(8)

For purposes of column (c), it is assumed that the named executive officer incurred a disabling event and termination of employment on September 30, 2017. Executives receive Ashland’s standard Long Term Disability Plan which applies to substantially all of Ashland’s employees. Subject to coordination with other income received while disabled, the Long Term Disability Plan provides a benefit equal to 50% of base compensation and is limited in 2017 to $12,000 per month. If the named executive officer died, his or her beneficiaries would receive the same accelerated vesting of the Performance Units as the named executive officer would in the event of disability. Under the EPIRP, if a named executive officer is terminated due to death or disability after the Final Distribution and the determination of performance, and outside the context of a change in control, the entire award will vest.

(9)	Ashland does not maintain any plans or arrangements that would provide additional or enhanced benefits to the named executive officers solely as a result of a voluntary termination of employment.

(10)	The requirements for retirement and receiving benefits under the retirement plans are described under the Pension Benefits table to this proxy statement.

(11)

Under the Employees’ Deferral Plan, in the event of a change in control, the named executive officers will receive an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on or after January 1, 2005 will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution. To the extent that an executive’s account is invested in hypothetical shares of Ashland Common Stock, those shares would be valued at the highest price for which Ashland Common Stock closed during the 30 days preceding the change in control. Under the NQDCP, a participant will become 100% vested in his or her accounts upon a change in control.

(12)

A termination after a change in control assumes a termination at September 30, 2017 and the change in control occurring at an earlier time. Therefore, the amounts provided in this column include the amounts provided in column (f).

(13)

Because Mr. Fernandez-Moreno departed Ashland on February 28, 2017, the amounts in this table represent actual payments to him in connection with his departure, other than the 2017-2019 LTIPP payment which was included assuming target level of performance. Additional information regarding Mr. Fernandez-Moreno’s payments is described under the Summary Compensation Table and in the Compensation Discussion and Analysis - Separation Terms for NEO in this proxy statement.

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Severance Pay Plan

The named executive officers are covered by the Severance Pay Plan that provides benefits in the event of a covered termination from employment in the absence of a change in control. A termination for which benefits under the plan will be considered include those directly resulting from the permanent closing of a facility, job discontinuance, or other termination at Ashland’s initiative for which Ashland elects to provide benefits. Certain terminations are excluded from coverage by the Severance Pay Plan (for example, refusal to sign a severance agreement and release; discharge for less than effective performance, absenteeism or misconduct; or voluntary resignation).

In order for any executive to receive benefits and compensation payable under the Severance Pay Plan, the executive must agree to a general release of liability which relates to the period of employment and the termination. In addition, the executive must agree to refrain from engaging in competitive activity against Ashland and refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business for a stated period of time following the termination. The executive must also agree not to disclose Ashland’s confidential information.

The benefit payable under the Severance Pay Plan to the Chief Executive Officer is 104 weeks of base pay and for all other named executive officers is 78 weeks of base pay. On July 20, 2016, the Compensation Committee amended the Severance Pay Plan to eliminate payroll continuation effective December 31, 2016. Effective January 1, 2017, the severance benefit will be payable as a lump sum only.

Any executive who receives a lump sum severance benefit will be eligible to elect COBRA continuation at the exclusive cost of Ashland for two weeks for each completed 12 months of continuous service, subject to a minimum period of 12 weeks and a maximum period of 52 weeks. During the remainder of the continuation coverage period, COBRA continuation will be provided at active employee rates for up to 18 months from the date of termination.

Executive Change in Control Agreements

The named executive officers and certain other executives have change in control agreements with Ashland. These agreements describe the payments and benefits to which an executive is entitled if terminated after a change in control of Ashland.

If within two years after a change in control (see the Definitions section below) an executive’s employment is terminated without cause or the executive terminates employment for good reason (see the Definitions section below), the executive is entitled to the following:

•

For the Chief Executive Officer, payment of three times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•

For the other named executive officers, payment of two times the sum of his or her highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•	Continued participation in Ashland’s medical, dental and group life plans through December 31 of the second calendar year following the calendar year in which the executive was terminated;

•	Full payment at target in cash of any then-outstanding Performance Unit awards granted under the LTIPP (less any amounts already paid under the LTIPP because of the change in control);

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•

Payment in cash of any earned incentive compensation for completed performance periods not already paid and pro-rata payment of any incentive compensation at target level for the fiscal year in which the termination occurs;

•	Outplacement services and financial planning services for one year after termination;

•	Payment of all unused, earned and accrued vacation in a lump sum in the seventh month following termination; and

•	Immediate vesting of all outstanding RS/RSUs, SARs and stock options.

As a condition to receiving the benefits and compensation payable under the agreement, each executive has agreed for a period of 24 months following termination following a change in control other than by reason of death or disability, for cause or voluntary termination, absent prior written consent of Ashland’s General Counsel, to refrain from engaging in competitive activity against Ashland; and to refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business relationships. Pursuant to the agreement, each executive has also agreed not to disclose confidential information. If an executive breaches the agreement, Ashland has the right to recover benefits that have been paid to the executive. Finally, an executive may recover legal fees and expenses incurred as a result of Ashland’s unsuccessful legal challenge to the agreement or the executive’s interpretation of the agreement.

Definitions

“Cause” is any of the following:

•	Willfully failing to substantially perform duties after a written demand for such performance (except in the case of disability);

•	Willfully engaging in gross misconduct demonstrably injurious to Ashland after a written request to cease such misconduct; or

•	Conviction or plea of nolo contendere for a felony involving moral turpitude.

To be terminated for cause, the Board of Directors must pass a resolution by three quarters vote finding that the termination is for cause.

“Good reason” includes any of the following that occurs after a change in control:

•	Significant diminution of position, duties or responsibilities;

•	Reduction to base salary of at least 15%;

•	Relocation exceeding 50 miles;

•	Failure to continue incentive plans, whether cash or equity, or any other plan or arrangement to receive Ashland securities; or

•	Material breach of the executive change in control agreement or a failure to assume such agreement.

“Change in control” is a complex definition, but may be summarized to include any of the following:

•

The consolidation or merger of Ashland into an unrelated entity in which the former Ashland stockholders own less than 50% of the outstanding shares of the new entity, except for a merger under which the stockholders before the merger have substantially the same proportionate ownership of shares in the entity immediately after the merger;

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•	The sale, lease, exchange or other transfer of 80% or more of Ashland’s assets;

•	A shareholder approved liquidation or dissolution;

•	The acquisition of 20% or more of the outstanding shares of Ashland by an unrelated person without approval of the Board; or

•

Changes to Ashland’s Board during two consecutive years that result in a majority of the Board changing from its membership at the start of such two-consecutive year period, unless two-thirds of the remaining directors at the start of such two consecutive year period voted to approve such changes.

SARs/Stock Options, Incentive Compensation, Restricted Stock/Restricted Stock Units and Performance Units

On July 15, 2015, the Compensation Committee approved the 2015 Incentive Plan, which provides for the Committee to have the option to grant awards under the 2015 Incentive Plan with double-trigger change in control provisions set forth in an award agreement. The default under the 2015 Incentive Plan is a single-trigger change in control provision. In connection with this amendment, the Committee also approved forms of the award agreements containing the double-trigger change in control provision. All awards granted to named executive officers under the 2015 Incentive Plan since this amendment have used the Double-Trigger Award Agreements. In November 2015, the Compensation Committee approved new form of award agreements that also exclude the separation of Valvoline from the definition of “Change in Control.” Other than these changes, the Double-Trigger Agreements are substantially similar to the prior award agreements.

The following table summarizes what may happen to SARs, stock options, incentive compensation, RS/RSUs and Performance Units granted under LTIPP upon termination from employment; death; disability or retirement; or in the event of a change in control under the 2011 Incentive Plan and the 2015 Incentive Plan, absent Double-Trigger Award Agreements, which are described in more detail above.

	Termination from Employment*	Death, Disability or Retirement*	Change in Control
SARs/Stock Options	Termination within one year of grant results in forfeiture; otherwise lesser of 30 days or the exercise period within which to exercise the vested SARs/stock options	May exercise vested SARs/stock options during the remainder of the exercise period	Immediately vest

Incentive Compensation	In general, termination before the last business day of the month prior to payment results in forfeiture	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay based on actual achievement through the date of the change in control

Restricted Stock/Restricted Stock Units	Termination before vesting results in forfeiture	Occurrence of event before payment results in forfeiture	Immediately vest

Performance Units	In general, termination before payment results in forfeiture	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay based on actual achievement for the period through the date of the change in control

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*	Compensation Committee has discretion to accelerate vesting of these benefits.

For purposes of the above table, the term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the executive change in control agreements. In addition, the award agreements and incentive plans provide for forfeiture and clawbacks in the event the participant breaches certain non-compete, non-solicitation and confidentiality (subject to whistleblower protections) covenants.

Executive Performance Incentive and Retention Program (EPIRP)

Any EPIRP awards that are not assumed or replaced by a surviving or resulting entity in a change in control will immediately vest.

If a participant is terminated without “cause” or due to the participant’s death or disability after the final separation and outside the context of a change in control, then the award will vest in full. If following a change in control a participant is terminated without “cause” or due to the participant’s death or disability, or the participant terminates employment for “good reason” (as described below), then the award will vest in full.

For purposes of the EPIRP awards, “good reason” means (1) a 15% or greater reduction in the participant’s base salary as in effect as of immediately prior to a change in control, (2) the relocation of the participant’s principal work location to a location outside a 50-mile radius from the participant’s principal work location as of a change in control and (3) solely in the case of Mr. Wulfsohn, the assignment during the final year of the vesting period of primary duties and responsibilities that are of a type substantially different from the type of duties and responsibilities performed by Mr. Wulfsohn as of immediately prior to a change in control.

Since Mr. Fernandez-Moreno was terminated without cause prior to the Final Distribution, his EPIRP award was pro-rated and accelerated subject to and subsequent to the EPIRP performance scoring.

SERP Excess Plans, Qualified Pension Plan, Employees’ Deferral Plan and Non-Qualified Defined Contribution Plan

For payments and benefits under the qualified Pension Plan, except in the event of a change in control, see the Pension Benefits table and the narrative thereunder in this proxy statement. For payments and benefits under the Employees’ Deferral Plan and the Non-Qualified Defined Contribution Plan, except in the event of a change in control, see the Non-Qualified Deferred Compensation table and the narrative thereunder in this proxy statement.

After a Change in Control

The term “change in control” is defined in the Employees’ Deferral Plan and the Non-Qualified Defined Contribution Plan and has substantially the same meaning as it does in the executive change in control agreements. Under the Employees’ Deferral Plan, a change in control results in an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on and after January 1, 2005, will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution. Under the NQDCP, a participant will become one hundred percent (100%) vested in his or her accounts upon a change in control.

In connection with the separation, sponsorship of the Pension Plan, SERP and Excess Plans were transferred to Valvoline. As a result, no payments are triggered in connection with a change in control of Ashland and, instead, will be triggered in connection with a change in control of Valvoline.

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AUDIT COMMITTEE REPORT

The Audit Committee currently is composed of five independent directors and operates under a written charter adopted by the Board of Directors. At its November 2017 meeting, the Board determined that all current Audit Committee members - Messrs. Cummins, Dempsey, Rohr and Schaefer and Ms. Main - are independent as defined by SEC rules, the listing standards of the New York Stock Exchange, which apply to Ashland, and Ashland’s Standards. The Board also determined that each member of the Audit Committee is an audit committee financial expert as defined by SEC rules. A description of each committee member’s financial experience is contained in their biographies under Proposal One - Election of Directors, except for Mr. Schaefer, whose biography is included in Ashland’s proxy statement filed December 7, 2016 under Proposal One - Election of Directors for a One-Year Term.

The Audit Committee assists in fulfilling the oversight responsibilities of the Board relating to the integrity of the Company’s financial statements and financial reporting process, the integrity of the Company’s systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors, the independent auditors’ qualifications, independence and audit of the Company’s financial statements, the Company’s risk management policies and processes, the Company’s financial affairs, and legal and regulatory compliance requirements. During fiscal 2017, the Audit Committee met eight times, including teleconferences to discuss and review Ashland’s quarterly financial performance, associated news releases and quarterly reports on Form 10-Q.

The Company’s management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. The independent auditors are responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

Ernst & Young LLP (“EY”), an independent registered public accounting firm, was engaged to audit Ashland’s consolidated financial statements for fiscal 2017 and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. EY was also engaged to audit and to issue an opinion on the effectiveness of Ashland’s internal control over financial reporting. Prior to any engagement of EY by Ashland, the engagement was approved in accordance with established policies and procedures. The Audit Committee reviewed and discussed with management and EY the audited financial statements, management’s assessment of the effectiveness of Ashland’s internal control over financial reporting and EY’s evaluation of Ashland’s internal control over financial reporting. The Audit Committee further reviewed EY’s judgment as to the quality and acceptability of Ashland’s accounting principles, financial reporting process and controls and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). In addition, the Audit Committee received and reviewed EY’s independence from management and Ashland including the matters in the written disclosures required by the PCAOB.

The Audit Committee has adopted strict guidelines on the use of the independent registered public accounting firm to provide non-audit services. The Audit Committee must pre-approve any non-audit services performed by the independent registered public accounting firm. In circumstances where the engagement of independent auditors to perform work beyond the scope of and not contemplated in the original pre-approval occurs, specific pre-approval of the additional services is required by the Audit Committee Chair prior to the engagement of the independent auditors for those services and must be subsequently approved by the Audit

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Committee at its next meeting. In fiscal 2017, approval was sought and granted to EY to perform certain non-audit related services. The Audit Committee has considered whether the provision of audit-related and other non-audit services by EY is compatible with maintaining EY’s independence and has concluded that EY’s independence is not compromised by providing such services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the fiscal year ended September 30, 2017, for filing with the SEC.

AUDIT COMMITTEE

George A. Schaefer, Jr., Chair

Brendan M. Cummins

William G. Dempsey

Susan L. Main

Mark C. Rohr

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the Audit Committee Report by reference therein.

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PROPOSAL TWO – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has recommended to the Board, and the Board has approved, the appointment of EY to audit Ashland’s Consolidated Financial Statements and Internal Controls Over Financial Reporting for fiscal 2018, subject to ratification by the stockholders at the Annual Meeting.

Fees (including out-of-pocket costs) paid to EY for fiscal years 2017 and 2016 totaled $12,874,000 and $14,703,000, respectively. The following table presents fees for professional services rendered by EY for fiscal years 2017 and 2016.

	2017	2016
Audit Fees (1)	$7,995,000	$11,232,000
Audit-Related Fees (2)	2,000	2,000
Tax Fees (3)	4,877,000	3,469,000
All Other Fees (4)	0	0

(1)

Audit fees for fiscal 2017 and 2016 include fees and expenses associated with the annual audit of Ashland’s consolidated financial statements and internal controls over financial reporting and interim reviews of Ashland’s consolidated financial statements. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries (statutory requirements) and agreed upon procedures reports that are required to be issued by Ashland’s independent registered public accounting firm. Audit fees in 2017 also included fees related to (a) carve-out audits of stand-alone financial information, (b) the separation of Valvoline, (c) the acquisition of Pharmachem Laboratories, Inc., (d) debt issuances and financing transactions and (e) audit procedures related to other separation related activities.

(2)	Audit-related fees included access to EY’s on-line accounting research tool.

(3)	Tax fees include fees principally incurred for assistance with U.S. and international tax planning and compliance.

(4)	There were no other fees.

Representatives of EY will attend the Annual Meeting to respond to questions from stockholders and will be given the opportunity to make a statement.

The stockholders are being asked to ratify the Audit Committee’s appointment of EY. The appointment of EY will be ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of Ashland and its stockholders.

If no voting specification is made on a properly returned or voted proxy card, William A. Wulfsohn or Peter J. Ganz (proxies named on the proxy card) will vote FOR the ratification of EY as Ashland’s independent registered public accountants for fiscal 2018.

The Board of Directors unanimously recommends a vote FOR the ratification of EY as Ashland’s independent registered public accountants for fiscal 2018.

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PROPOSAL THREE – NON-BINDING ADVISORY

RESOLUTION APPROVING THE COMPENSATION PAID TO

ASHLAND’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, the stockholders of Ashland are entitled to vote, on a non-binding advisory basis, at the Annual Meeting on a resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In January 2011, Ashland’s Board approved a resolution providing that the executive compensation vote described in this Proposal Three shall be submitted to the stockholders annually.

Accordingly, the stockholders are being asked to vote upon, and the Board has approved and unanimously recommends, the following non-binding advisory resolution:

RESOLVED, that the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on Ashland, Ashland’s Board or the Compensation Committee.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve short-term and long-term performance goals necessary to create stockholder value.

Ashland has several governance programs in place to align executive compensation with stockholder interests and mitigate risks in its plans. These programs include: stock ownership guidelines, limited perquisites, an anti-hedging policy, an anti-pledging policy, use of tally sheets and a clawback policy.

The non-binding advisory resolution regarding the compensation of the named executive officers described in this Proposal Three shall be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution. Abstentions and broker non-votes will not be counted as either votes cast for or against the resolution.

If no voting specification is made on a properly returned or voted proxy card, William A. Wulfsohn or Peter J. Ganz (proxies named on the proxy card) will vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement and described in this Proposal Three.

The Board has adopted a policy providing for annual non-binding advisory votes to approve executive compensation. Unless the Board modifies this policy, the next non-binding advisory vote to approve executive compensation will be held at Ashland’s 2019 Annual Meeting.

The Board of Directors unanimously recommends a vote FOR a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

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PROPOSAL FOUR – APPROVAL OF ASHLAND

GLOBAL HOLDINGS INC. 2018 OMNIBUS

INCENTIVE COMPENSATION PLAN

On November 16, 2017, the Board of Directors (the “Board”) approved the adoption of the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan (the “Plan”), subject to approval by our stockholders. The Board adopted the Plan as a flexible omnibus incentive compensation plan that would allow the Company to use different forms of compensation awards to attract and retain exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) and enable such individuals to participate in the long-term growth and financial success of the Company. Accordingly, the Board is seeking stockholder approval of the Plan.

The following information regarding the Plan is being provided to you in connection with the solicitation of proxies for the approval of the adoption of the Plan. Our executive officers, directors and director nominees have an interest in the approval of the Plan, because they are (or, in the case of the director nominees, if elected, will be) eligible to receive awards under the Plan. The following description of the Plan is a summary only and does not purport to be complete. The summary is qualified in its entirety by reference to the Plan. The text of the Plan is attached as Appendix A to this proxy statement. You are urged to read the entire Plan.

General Plan Information

The Plan is intended to replace the Amended and Restated 2015 Ashland Global Holdings Inc. Incentive Plan (the “Prior Plan”). No new awards will be granted under the Prior Plan, the 2006 Ashland Inc. Incentive Plan or the Amended and Restated 2011 Ashland Inc. Incentive Plan as of the date the Plan is approved by the stockholders of the Company (the “Approval Date”). If the Plan is approved, the following shares of the Company’s common stock (“Shares”) would be available for delivery under the Plan: (a) 3,311,779 new Shares, plus (b) any shares remaining available for future grants of awards under the Prior Plan as of January 25, 2018 (as of November 30, 2017, 688,221 Shares have been approved by the Company’s stockholders for issuance but have not been awarded under the Prior Plan) plus, (c) Shares subject to outstanding awards under the Prior Plan as of January 25, 2018 to the extent that such awards are forfeited or such awards are settled or terminated without a distribution of shares.

The Compensation Committee’s independent compensation consultant, Deloitte LLP, provided analysis to the Compensation Committee and the Board regarding the number of Shares to reserve for issuance pursuant to the Plan, conducted a general review of the Plan with respect to current market practices and provided input in updating the applicable performance measures contained in the Plan.

Historical Share Usage

The following table sets forth information regarding awards granted, as well as the “burn rate” for each of the last three years and the average burn rate over the last three years. For each year, the burn rate has been calculated as the quotient of (1) the sum of all stock appreciation rights (“SARs”) and service-based restricted shares and restricted stock unit awards (“RSUs”) granted and performance units vested in such year, divided by (2) the weighted average number of Shares outstanding at the end of such year. If the Plan is not approved, the Company will no longer be able to grant equity awards after the date the Shares currently available under the Prior Plan are exhausted, which we expect would occur prior to our 2019 Annual Meeting. This could have a detrimental effect on the Company’s ability to attract, retain and motivate directors, officers and employees.

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BURN RATE

	Year Ended September 30			3-Year Average
	2017	2016	2015
SARs Granted	422,000	362,000	277,000	401,008
Full Value Awards Granted	161,000	179,000	320,000	200,911
Adjusted Full Value Awards Granted (1)	483,000	537,000	960,000	602,734
Total Shares Granted (SARs + Adjusted Full Value Awards)	905,000	899,000	1,237,000	1,003,742
Weighted Average Shares Outstanding	62,000,000	63,000,000	68,000,000	64,333,333
Burn Rate	1.46%	1.43%	1.82%	1.56%

(1)	Adjusted Full Value Awards equals full value awards granted multiplied by a factor of 3.

Potential Dilution

The table below represents our potential dilution (or overhang) levels based on our Shares outstanding and our request of 3,311,779 additional Shares to be available for awards pursuant to the Plan. The Board believes that the number of Shares that would be made available under the Plan represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity incentives, an important component of our overall compensation program. This conclusion is based, in part, on advice received from our independent compensation consultant, Deloitte LLP, based on an analysis of the equity grant practices of companies within our industry classification and with a market capitalization that is similar to ours. Although the use of equity is an important part of our compensation program, we are mindful of our responsibility to our stockholders in granting equity awards.

Potential Overhang with 3,311,779 Additional Shares:
Stock Appreciation Rights:
Shares of common stock subject to outstanding SARs as of November 30, 2017	2,611,630
Weighted average exercise price per share	$51.59
Weighted average term remaining in years	7.17
Full value awards outstanding as of November 30, 2017	538,642
Shares available for grant under the Prior Plan as of November 30, 2017	688,221
Additional requested Shares	3,311,779

Total Potential Dilution, or Overhang	7,150,272
Potential Dilution as a Percentage of Shares Outstanding	10.3%	*

*	(Total Potential Dilution) / (Total Potential Dilution + Common Shares Outstanding)

Material Features of the Plan

Below is a summary of some of the material features of the Plan:

•	No liberal share recycling.

•	Shares withheld or tendered to satisfy applicable tax withholding obligations or in payment of the exercise price of an award would not be available again for delivery under the Plan.

•

Each Share with respect to which a stock option or stock-settled stock appreciation right is exercised would be counted as one Share against the maximum number of Shares available for delivery under the Plan, regardless of the number of Shares actually delivered upon settlement of such stock option or stock-settled stock appreciation right.

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•	Minimum vesting. 95% of stock-based awards would be subject to a minimum vesting period of one year.

•

Fungible Share Design. Each stock option and stock-settled SAR granted under the Plan will be counted against the share pool as one Share and each other equity award will be counted against the share pool as 2.0 Shares for each Share subject to such award.

•	No automatic “single-trigger” vesting of awards upon a Change of Control. Awards would not accelerate upon a Change of Control (as defined below), unless the awards are not assumed by the acquirer.

•	No liberal Change of Control definition. The definition of Change of Control would require consummation, not only stockholder approval, of a merger or similar corporate transaction.

•	Dividend and dividend equivalents. No dividends or dividend equivalents would be paid on any award until the underlying award becomes payable.

•

No repricing of options or stock appreciation rights. The Committee would not have the power to reprice stock options or SARs with an exercise price that is less than the original exercise price, unless such action is approved by our stockholders.

•	No evergreen funding feature. The Plan does not contain a provision for automatic increases in Shares available under the Plan.

•	Ten-year expiration. No stock option or SAR would be permitted to be exercisable after the ten-year anniversary of the date of grant.

Vote Required

Under the New York Stock Exchange rules, approval of the Plan requires the affirmative vote of the majority of the votes cast on the proposal.

Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

The Board of Directors unanimously recommends a vote “FOR” approval of the 2018 Ashland Global Holdings Inc. Omnibus Incentive Compensation Plan

Purpose of the Plan

The Plan, as approved by the Board, is a flexible omnibus incentive compensation plan that would allow the Company to use different forms of compensation awards to attract and retain exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) and enable such individuals to participate in the long-term growth and financial success of the Company.

Summary of the Plan

Types of Awards

The Plan would provide for the grant of incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), SARs, restricted stock awards, RSUs, performance compensation awards, performance units, cash incentive awards, deferred share units, other equity-based and equity-related awards and cash-based awards.

Plan Administration

The Plan would be administered by the Compensation Committee of the Board (as used in this Proposal Four, the “Committee”) or such other committee the Board designates to administer the

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Plan. Subject to the terms of the Plan and applicable law, the Committee would have sole authority to administer the Plan, including, but not limited to, the authority to (1) designate plan participants, (2) determine the type or types of awards to be granted to a participant, (3) determine the number of Shares or dollar value to be covered by awards, (4) determine the terms and conditions of awards, (5) determine the vesting schedules of awards and, if certain performance criteria are required to be attained in order for an award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (6) determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended, (7) interpret, administer, reconcile any inconsistency in, correct any default in or supply any omission in, the Plan, (8) establish, amend, suspend or waive such rules and regulations and appoint such agents as it should deem appropriate for the proper administration of the Plan, (9) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards, and (10) make any other determination and take any other action that the Committee deemed necessary or desirable for the administration of the Plan. The G&N Committee of the Board would administer the Plan for purposes of any awards granted to independent directors.

Shares Available For Awards

Subject to adjustment for changes in capitalization, the maximum aggregate number of Shares that would be available to be delivered pursuant to awards granted under the Plan would be equal to the sum of (a) 3,311,779 new Shares, plus (b) any Shares remaining available for future grants of awards under the Prior Plan as of January 25, 2018, plus, (c) Shares subject to outstanding awards under the Prior Plan to the extent that such awards are forfeited or such awards are settled or terminated without a distribution of shares following January 25, 2018.

Each Share with respect to which a stock option or stock-settled SAR is exercised would reduce the maximum aggregate number of Shares that may be delivered pursuant to awards granted under the Plan by one Share, regardless of the number of Shares actually delivered upon settlement of such stock option or stock-settled SAR. Each Share issued or delivered under the Plan with respect to an award other than a stock option, stock-settled SAR or cash-based award would reduce the maximum aggregate number of Shares that may be delivered under the Plan by 2.0 Shares. Awards that are settled in cash would not reduce the maximum aggregate number of Shares available for delivery under the Plan. If any award granted under the Plan or the Prior Plan were forfeited (including due to the failure to satisfy any applicable performance goals), or otherwise expired, terminated or were canceled without the delivery of all Shares subject thereto, or were settled other than by the delivery of Shares (including cash settlement), then the number of Shares subject to such award that were not issued would not be treated as issued for purposes of reducing the maximum aggregate number of Shares that may be delivered pursuant the Plan (other than in the case of the maximum aggregate number of Shares that may be delivered pursuant to ISOs). However, Shares that were surrendered or tendered to us in payment of the exercise price of an award or any taxes required to be withheld in respect of an award would not become available again to be delivered pursuant to awards under the Plan.

Subject to adjustment for changes in capitalization, the maximum aggregate number of Shares that may be delivered pursuant to ISOs granted under the Plan would be 4,000,000.

Subject to adjustment for changes in capitalization, with respect to awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (including stock options and stock-settled SARs), the maximum aggregate number of Shares that would be available to be granted pursuant to awards in any fiscal year to any participant other than an independent director would be 1,000,000 Shares, in the case of stock options and stock-settled SARs, and 600,000 Shares, in the case of such awards other than stock options and stock-

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settled SARs. In the case of such awards settled in cash based on the fair market value of a Share, the maximum aggregate amount of cash that would be permitted to be paid pursuant to awards granted to any such participant in the Plan in any fiscal year would be equal to the per-Share fair market value as of the relevant vesting, payment or settlement date multiplied by 1,000,000 Shares, in the case of stock options and SARs, and 600,000 Shares, in the case of such awards other than stock options and SARs. In the case of all other such awards, the maximum aggregate amount of cash and other property (valued at fair market value) that would be permitted to be paid or delivered pursuant to awards under the Plan (other than as described in the two immediately preceding sentences) to any participant in any fiscal year would be $10,000,000.

Subject to adjustment for changes in capitalization, with respect to awards granted to independent directors, the maximum aggregate number of Shares that would be available to be granted pursuant to awards in any fiscal year would be 15,000. In the case of awards settled in cash based on the fair market value of a Share, the maximum aggregate amount of cash that would be permitted to be paid pursuant to awards granted to any independent director in the Plan in any fiscal year would be equal to the per-Share fair market value as of the relevant vesting, payment or settlement date multiplied by 15,000. In the case of all other awards, the maximum aggregate amount of cash and other property (valued at fair market value) that would be permitted to be paid or delivered pursuant to awards under the Plan (other than as described in the two immediately preceding sentences) to any independent director in any fiscal year would be $900,000. The maximum aggregate value of all awards described above granted to any independent director in any fiscal year of the Company (determined as of the grant date in accordance with GAAP), together with any other fees or compensation paid to an independent director outside of the Plan for services as an independent director, would be $900,000.

Changes in Capitalization

In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off affecting the Shares, the Committee would make equitable adjustments and other substitutions to the Plan and awards under the Plan in the manner it determined to be appropriate or desirable. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other similar corporate transactions, the Committee in its discretion would be permitted to make such adjustments and other substitutions to the Plan and awards under the Plan as it deemed appropriate or desirable.

Substitute Awards

The Committee would be permitted to grant awards in assumption of, or in substitution for, outstanding awards previously granted by us or any of our affiliates or a company that we acquired or with which we combined. Any Shares issued by us through the assumption of or substitution for outstanding awards granted by a company that we acquired would not reduce the aggregate number of Shares available for awards under the Plan, except that awards issued in substitution for ISOs would reduce the number of Shares available for ISOs under the Plan.

Source of Shares

Any Shares issued under the Plan would consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

Eligible Participants

Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or our affiliates would be eligible to participate in the Plan. We currently expect that awards generally will be limited to approximately 300 officers, employees, consultants and non-employee directors (of whom there are currently 10 eligible directors).

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Stock Options and Stock Appreciation Rights

The Committee would be permitted to grant ISOs, NSOs and SARs under the Plan. The exercise price for options or SARs would not be less than the fair market value of our common stock on the grant date. The Committee would not be permitted to reprice any option granted or SAR granted under the Plan without stockholder approval. All options granted under the Plan would be NSOs unless the applicable award agreement expressly stated that the option was intended to be an ISO. All options and SARs would be intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Subject to the provisions of the Plan and the applicable award agreement, the Committee would determine the vesting criteria, term, methods of exercise and any other terms and conditions of any option or SAR.

Unless otherwise set forth in the applicable award agreement or as determined by the Committee, each vested stock option or SAR would expire upon the earlier of (i) the tenth anniversary of the date the stock option or SAR was granted and (ii) three months after the participant who was holding the stock option or SAR ceased to be a director, officer, employee or consultant for us or one of our affiliates, in the case of any such cessation for any reason other than death or disability. Each vested stock option or SAR would expire upon the tenth anniversary of the date the stock option or SAR was granted in the event the participant who was holding the stock option or SAR ceased to be a director, officer, employee or consultant for us or one of our affiliates by reason of death or disability. Unless otherwise set forth in the applicable award agreement or as determined by the Committee, each unvested stock option or SAR would expire immediately, without payment, in the event the participant who was holding the stock option or SAR ceased to be a director, officer, employee or consultant for us or one of our affiliates.

In the case of stock options, the exercise price would be permitted to be paid with cash (or its equivalent) or, in the sole discretion of the Committee, with previously acquired Shares or through delivery of irrevocable instructions to a broker to sell Shares otherwise deliverable upon the exercise of the stock option (provided that there was a public market for Shares at such time), by having us withhold Shares from those otherwise issuable pursuant to the exercise of the stock option, or, in the sole discretion of the Committee, a combination of any of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of any such Shares so tendered to us as of the date of such tender, together with any Shares withheld by us in respect of taxes relating to a stock option, was at least equal to such aggregate exercise price.

The Committee would be permitted to substitute, without the consent of the affected holder, SARs settled in shares (including SARs settled in Shares or cash in the Committee’s discretion) for outstanding NSOs, provided that the substitution shall not otherwise result in a modification of the terms of, or change the number of Shares and exercise price of, any substituted option. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it would be considered null and void.

Restricted Shares and Restricted Stock Units

Subject to the provisions of the Plan, the Committee would be permitted to grant restricted shares and RSUs. Restricted shares and RSUs would not be permitted to be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or the applicable award agreement, except that the Committee could determine that restricted shares and RSUs would be permitted to be transferred by the participant for no consideration. Restricted shares could be evidenced in such manner as the Committee would determine.

Upon the lapse of restrictions applicable to an RSU, the RSU could be paid in cash, Shares, other securities, other awards or other property, or any combination thereof, as determined by the Committee, or in accordance with the applicable award agreement.

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Performance Units

Subject to the provisions of the Plan, the Committee would be permitted to grant performance units to participants. Performance units would be awards with an initial value established by the Committee (or that was determined by reference to a valuation formula specified by the Committee) at the time of the grant. In its discretion, the Committee would set performance goals that, depending on the extent to which they were met during a specified performance period, would determine the number or value of performance units that would be paid out to the participant. The Committee, in its sole discretion, would be permitted to pay earned performance units in the form of cash, Shares, other securities, other awards or other property, or any combination thereof, that would have an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the Committee with respect to the form and timing of payout of performance units would be set forth in the applicable award agreement. The Committee would be permitted to, on such terms and conditions as it might determine, provide a participant who holds performance units with dividend equivalents, payable on a deferred basis in cash, Shares, other securities, other awards or other property. If a performance unit were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements below described in “Performance Compensation Awards” would be required to be satisfied.

Cash Incentive Awards

Subject to the provisions of the Plan, the Committee would be permitted to grant cash incentive awards to participants. In its discretion, the Committee would determine the number of cash incentive awards to be awarded, the duration of the period in which, and any condition under which, the cash incentive awards would vest or be forfeited, and any other terms and conditions applicable to the cash incentive awards. Subject to the provisions of the Plan, the holder of a cash incentive award would receive payment based on the amount of the cash incentive award earned, which would be determined by the Committee, in its discretion, based on the extent to which performance goals or other conditions applicable to the cash incentive award have been achieved. If a cash incentive award were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied.

Other Stock-Based Awards

Subject to the provisions of the Plan, the Committee would be permitted to grant to participants other equity-based or equity-related compensation awards, including vested Shares. The Committee would be permitted to determine the amounts and terms and conditions of any such awards. If such an award were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied.

Performance Compensation Awards

The Committee would be permitted to designate any award granted under the Plan (other than options and SARs) as a performance compensation award in order to qualify such award as “performance-based compensation” under Section 162(m) of the Code. Awards designated as performance compensation awards would be subject to the following additional requirements:

•

Recipients of Performance Compensation Awards. The Committee would, in its sole discretion, designate within the first 90 days of a performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the participants who would be eligible to receive performance compensation awards in respect of such performance period. The Committee would also determine the length of performance periods, the types of awards to be issued, the performance criteria that would be used to

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establish the performance goals, the kinds and levels of performance goals and any performance formula used to determine whether a performance compensation award had been earned for the performance period.

•

Performance Criteria Applicable to Performance Compensation Awards. The performance criteria would be limited to the following: (A) earnings measures, including net earnings on either a LIFO, FIFO or other basis and including earnings, earnings before interest, earnings before interest and taxes, earnings before interest, taxes and depreciation or earnings before interest, taxes, depreciation and amortization; (B) operating measures, including operating income, operating earnings, or operating margin; (C) income or loss measures, including net income or net loss, and economic profit; (D) cash flow measures, including cash flow or free cash flow; (E) revenue measures; (F) reductions in expense measures; (G) operating and maintenance, cost management, working capital and working capital efficiency and employee productivity measures; (H) Company return measures, including return on assets, investments, equity, or sales; (I) Share price (including attainment of a specified per-Share price during the applicable performance period, growth measures, total return to stockholders or attainment of a specified price per Share for a specified period of time); (J) achievement of revenue, market share, market penetration, business expansion targets, project completion, production volume levels, or cost targets with respect to strategic business plans; (K) completion of mergers, acquisitions, dispositions, public offerings, or similar extraordinary business transactions; (L) achievement of business or operational goals relating to market share, business development and/or customer objectives, and debt ratings; or (M) the rate of growth of any of the foregoing. These performance criteria would be permitted to be applied on an absolute basis or be relative to one or more peer companies or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. The performance goals and periods could vary from participant to participant and from time to time. To the extent required under Section 162(m) of the Code, the Committee would, within the first 90 days of the applicable performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the performance criteria it selected to use for the performance period.

•

Modification of Performance Goals. The Committee would be permitted to adjust or modify the calculation of performance goals for a performance period in the event of, in anticipation of, or in recognition of, any unusual or extraordinary corporate item, transaction, event or development or any other unusual or nonrecurring events affecting us, any of our affiliates, subsidiaries, divisions or operating units (to the extent applicable to such performance goal) or our financial statements or the financial statements of any of our affiliates, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions, so long as that adjustment or modification did not cause the performance compensation award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

•

Requirements to Receive Payment for 162(m) Awards. Except as otherwise permitted by Section 162(m) of the Code, in order to be eligible for payment in respect of a performance compensation award for a particular performance period, participants would be required to be employed by us on the applicable payment date (or such other date as may be determined by the Committee or specified in the applicable award agreement), the performance goals for such period would be required to be satisfied and certified by the Committee and the performance formula would be required to determine that all or some portion of the performance compensation award had been earned for such period.

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•

Negative Discretion. The Committee would be permitted to, in its sole discretion, reduce or eliminate the amount of a performance compensation award earned in a particular performance period, even if applicable performance goals had been attained and without regard to any employment agreement between us and a participant.

•

Limitations on Committee Discretion. Except as otherwise permitted by Section 162(m) of the Code, in no event could any discretionary authority granted to the Committee under the Plan be used to grant or provide payment in respect of performance compensation awards for which performance goals had not been attained, increase a performance compensation award for any participant at any time after the first 90 days of the performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) or increase a performance compensation award above the maximum amount payable under the underlying award.

Dividends and Dividend Equivalents

The Committee would be permitted to provide a participant who holds an award (other than a stock option, SAR or cash incentive award) with dividends or dividend equivalents that would be accumulated and become payable only to the extent that the underlying award becomes payable.

Minimum Vesting Period

All awards (other than cash incentive awards) would be subject to a minimum vesting period of one year (other than in the case of death or disability or in connection with a change of control as described below). However, up to 5% of the Shares available under the Plan may be granted free of any vesting requirements or subject to a vesting period of less than one year.

Amendment and Termination of the Plan

Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Plan were intended to be a stockholder-approved plan for purposes of Section 162(m) of the Code and to the rules of the applicable national stock exchange or quotation system on which the Shares may be listed or quoted, the Plan would be permitted to be amended, modified or terminated by our Board without the approval of our stockholders, except that stockholder approval would be required for any amendment that would (i) increase the maximum aggregate number of Shares that may be delivered pursuant to awards under the Plan or increase the maximum number of Shares that could be delivered pursuant to ISOs granted under the Plan, (ii) change the class of employees or other individuals eligible to participate in the Plan, (iii) decrease the exercise price of any option or SAR, (iv) cancel or exchange any option or SAR at a time when its exercise price exceeds the fair market value of the underlying Shares or (v) allow repricing of any option or SAR without stockholder approval. Under these provisions, stockholder approval would not be required for all possible amendments that might increase the cost of the Plan. No modification, amendment or termination of the Plan that would materially and adversely impair the rights of any participant would be effective without the consent of the affected participant, unless otherwise provided by the Committee in the applicable award agreement.

The Committee would be permitted to waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted under the Plan or the Prior Plan prospectively or retroactively. However, unless otherwise provided by the Committee in the applicable award agreement or in the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted would not to that extent be effective without the consent of the affected participant.

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Subject to the Plan’s provisions regarding the repricing of stock options and SARs, the Committee would be authorized to make adjustments in the terms and conditions of awards in the event of any unusual or nonrecurring corporate event (including the occurrence of a change of control of the company) affecting us, any of our affiliates or our financial statements or the financial statements of any of our affiliates, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law whenever the Committee, in its discretion, determined that those adjustments were appropriate or desirable, including providing for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event and, in its discretion, the Committee would be permitted to provide for a cash payment to the holder of an award in consideration for the cancellation of such award, or cancel any option or SAR having a per-Share exercise price equal to or in excess of the fair market value of a Share subject to such option or SAR without any payment.

Change of Control

The Plan would provide that in the event of a change of control of the Company, unless provision was made in connection with the change of control for assumption of, or substitution for, awards previously granted:

•	Any options and SARs outstanding as of the date the change of control was determined to have occurred would become fully exercisable and vested, as of immediately prior to the change of control.

•

All performance units, cash incentive awards and awards designated as performance compensation awards would, in each case as specified in the applicable award agreement or otherwise, either (a) be canceled and terminated without any payment or consideration therefor or (b) automatically vest based on actual achievement of any applicable performance goals through the date of the change of control, as determined by the Committee in its sole discretion, or achievement of target performance levels (or the greater of actual achievement of any applicable performance goals through the date of the change of control, as determined by the Committee in its sole discretion, and target performance levels). In the case of vesting based on target performance levels, however, such awards would also be prorated for the portion of the performance period elapsed prior to the change of control.

•

All other outstanding awards would automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto would lapse as of immediately prior to such change of control and will be paid out as soon as practicable following such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control would be defined to mean any of the following events, generally:

•

during any period of two consecutive years, a change in the composition of a majority of the board of directors, as constituted on the first day of such period, that was not supported by two-thirds of the incumbent board of directors;

•

consummation of a consolidation, merger or similar transaction of the Company (a “Business Combination”) (other than a Business Combination into or with a direct or indirect wholly-owned subsidiary of the Company) as a result of which (i) the stockholders of the Company immediately prior to the Business Combination own (directly or indirectly), immediately after the Business Combination, less than 50% of the then outstanding Shares that are entitled to vote generally for the election of directors of the corporation resulting from such Business Combination (including as a result of Shares being converted into cash, securities or other property) or (ii) the holders of Shares immediately prior to the Business

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Combination do not have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination;

•

consummation of any sale, lease, exchange or transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company, provided, however, that no sale, lease, exchange or other transfer shall be deemed to occur unless assets constituting at least 80% of the total assets of the Company are transferred pursuant to such sale, lease, exchange or other transfer;

•	the stockholders approve a plan of complete liquidation or dissolution; or

•

an acquisition by any person of beneficial ownership of a percentage of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors that was equal to 20% or more, without the approval of the Board.

Although award agreements may provide for a different definition of change of control than is provided for in the Plan, except in the case of a transaction described in the fourth bullet above, any definition of change of control set forth in any award agreement would provide that a change of control would not occur until consummation or effectiveness of a change of control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change of control of the Company.

Recoupment of Awards

Amounts paid or payable pursuant to the Plan may be subject to recoupment or clawback pursuant to the Company’s Clawback Policy (as described under the “Corporate Governance - Maintaining Best Practices Regarding Executive Compensation” section of the CD&A) or any applicable policy of the Company or its subsidiaries generally applicable to employees of the Company and its Subsidiaries, including as may be adopted in the future, or to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

Term of the Plan

No award would be permitted to be granted under the Plan after the tenth anniversary of the Approval Date.

Certain Federal Tax Aspects of the Plan

The following summary describes the federal income tax treatment that would apply to awards under the Plan. This summary is based on current law as of the date of this proxy statement (December 6, 2017), does not attempt to summarize the impact of the proposed Tax Cuts and Jobs Act currently under consideration by the U.S. Congress, and is provided only as general information and not as tax advice. It is not intended or written to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein. It does not address all of the tax considerations that may be relevant to a particular holder and does not discuss state, local and foreign tax consequences.

Incentive Stock Options

Neither the grant nor the exercise of an ISO would result in taxable income to the optionee for regular federal income tax purposes. However, an amount equal to (i) the per-share fair market value of a Share on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the ISO is being exercised would count as “alternative minimum taxable income” which, depending on the particular circumstances of the optionee, could result in liability for the “alternative minimum tax” or “AMT”. If the optionee did not dispose of the shares issued pursuant to the exercise of an ISO until the later of the two-year

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anniversary of the date of grant of the ISO and the one-year anniversary of the date of the acquisition of those shares, then (i) upon a later sale or taxable exchange of the shares, any recognized gain or loss would be treated for tax purposes as a long-term capital gain or loss and (ii) the Company would not be permitted to take a deduction with respect to that ISO for federal income tax purposes.

If shares acquired upon the exercise of an ISO were disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally the optionee would recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the fair market value of a Share at the time of exercise of the ISO over the amount paid for the shares or (ii) the excess of the amount recognized on the disposition of the shares over the participant’s aggregate tax basis in the shares (generally, the exercise price). A deduction would be available to the Company equal to the amount of ordinary income recognized by the optionee. Any further gain recognized by the optionee would be taxed as short-term or long-term capital gain and would not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the alternative minimum tax effect of the ISO exercise.

Special rules could apply where all or a portion of the exercise price of an ISO is paid by tendering shares, or if the shares acquired upon exercise of an ISO were subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of shares acquired upon exercise of an ISO assumes that the ISO would be exercised during employment with us or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment would result in the tax consequences described below for NSOs, except that special rules would apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs would be treated for tax purposes as NSOs (not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Nonqualified Stock Options

An NSO (that is, a stock option that does not qualify as an ISO) would result in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising an NSO would, at the time of exercise, recognize ordinary income equal to (i) the per-share fair market value of a Share on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the option is being exercised. A corresponding deduction would be available to the Company. If the NSO were granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes. The foregoing summary assumes that any shares acquired upon exercise of an NSO are not subject to a substantial risk of forfeiture.

Stock Appreciation Rights

The grant of an SAR would result in no taxable income to the holder or a deduction to the Company. A holder of an SAR would, upon exercise, recognize taxable income equal to (i) the per-share fair market value of a Share on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the SAR is being exercised. If the SAR were granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes. A corresponding deduction would be available to the Company. To the extent the SAR is settled in Shares or property, any additional gain or loss recognized upon any later disposition of the Shares or property would be capital gain or loss.

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Restricted Share Awards

A participant acquiring restricted shares generally would recognize ordinary income equal to the fair market value of the shares on the date the shares are no longer subject to a substantial risk of forfeiture (and are freely transferable) unless the participant had elected to make a timely election pursuant to Section 83(b) of the Code, in which case, the participant would recognize ordinary income on the date the shares were acquired. If the participant is an employee, such ordinary income generally would be subject to withholding and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value upon which the participant recognized ordinary income, would be taxed as a capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date.

Restricted Stock Units, Performance Units, Cash Incentive Awards or Other Stock-Based Awards

The grant of RSUs, performance units, cash incentive awards or other stock-based awards would result in no taxable income to the participant or deduction to the Company. A participant awarded one of these awards would recognize ordinary income in an amount equal to the fair market value of the compensation issued to the participant on the settlement date. If the participant were an employee, such ordinary income generally would be subject to withholding and employment taxes. Where an award is settled in Shares or other property, any additional gain or loss recognized upon the disposition of such shares or property would be capital gain or loss.

Section 162(m)

Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to our Chief Executive Officer or to any of our three other most highly compensated executive officers (excluding our Chief Financial Officer) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes, unless the compensation qualifies for an exception to Section 162(m) of the Code. Certain performance-based awards under plans approved by stockholders are not subject to the deduction limit, and the Company intends that specified performance compensation awards granted under the Plan may be eligible for this favorable qualification under Section 162(m) of the Code. The Company may also elect to provide for non-deductible awards under the Plan. In addition, stock options and SARs that would be awarded under the Plan, although not performance compensation awards under the Plan, may be eligible for this performance-based exception. We recognize that the proposed Tax Cuts and Jobs Act currently under consideration by the U.S. Congress would limit the exemption for performance-compensation under Section 162(m) of the Code. We will continue to monitor the progress of the proposed law.

Section 409A

Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount and a possible interest charge. Stock options and SARs granted on Shares with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options and SARs that would be awarded under the Plan are intended to be eligible for this exception.

New Plan Benefits Table

A new plan benefits table for the Plan and the benefits or amounts that would have been received by or allocated to certain participants for the last completed fiscal year under the Plan if the Plan was then in effect, as described in the federal proxy rules, is not provided because all awards made under the Plan will be made at the Board’s or Committee’s discretion, as

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applicable. Therefore, the benefits and amounts that would be received or allocated under the Plan are not determinable at this time. However, please refer to the Summary Compensation Table, which includes certain information regarding awards granted to our named executive officers during the fiscal year ended September 30, 2017. Equity grants to our non-employee directors are described under “Director Compensation”.

Equity Compensation Plan Information

The following table summarizes the equity compensation plans under which Ashland Common Stock may be issued as of September 30, 2017. The table below has been adjusted using the Equity Adjustment Ratio.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,018,546	(1)	$47.98	(2)	4,543,991	(3)
Equity compensation plans not approved by security holders	338,323	(4)	-		1,314,194	(5)

Total	1,356,869		$47.98	(2)	5,858,185

(1)

This figure includes 183,699 net shares that could be issued under stock-settled SARs under the 2006 Ashland Inc. Incentive Plan (“2006 Incentive Plan”), 316,440 net shares that could be issued under stock-settled SARs under the Amended and Restated 2011 Ashland Inc. Incentive Plan (“2011 Incentive Plan”) and 97,746 net shares that could be issued under stock-settled SARs and 169,735 shares that could be issued under stock-settled restricted stock units under the Amended and Restated 2015 Ashland Global Holdings Inc. Incentive Plan (“2015 Incentive Plan”), based upon the closing price of Ashland Common Stock on the NYSE as of September 30, 2017 of $65.39. Additionally, this figure includes 44,643 restricted shares granted under the Amended and Restated Ashland Inc. Incentive Plan (“Amended Plan”) and deferred, 108,830 restricted stock units for the fiscal 2015-2017 performance period payable in Ashland Common Stock under the 2011 Incentive Plan, and 63,831 restricted stock units for the fiscal 2016-2018 performance period payable in Ashland Common Stock under the 2015 Incentive Plan, using the actual performance results. Also included in the figure are 33,622 shares to be issued under the pre-2005 Deferred Compensation Plan for Employees payable in Ashland Common Stock upon termination of employment or service with Ashland. The fiscal 2017-2019 LTIPP is cash-settled and therefore not included in the table above.

(2)

The weighted-average exercise price excludes shares in Ashland Common Stock which may be distributed under the deferred compensation plans and the deferred restricted stock, and performance share units and restricted stock units which may be distributed under the 2011 Incentive Plan and 2015 Incentive Plan, as described in footnotes (1) and (4) in this table.

(3)

This figure includes 1,812,912 shares available for issuance under the 2015 Incentive Plan, 155,803 shares available for issuance under the pre-2005 Deferred Compensation Plan for Employees and 456,492 shares available for issuance under the pre-2005 Deferred Compensation Plan for Non-Employee Directors. Under the 2015 Incentive Plan, full-value awards, which include all awards other than stock options and SARs, reduce the share reserve on a 2.75-to-1 basis. This figure also includes 66,630 shares available for issuance under the 2006 Incentive Plan and 2,052,154 shares available for issuance under the 2011 Incentive Plan; however, both of these plans are closed for new issuances and the only shares remaining to be issued are shares paid in lieu of dividends.

(4)

This figure includes 50,866 shares to be issued under the Deferred Compensation Plan for Employees (2005), which is described in the “Non-Qualified Deferred Compensation-Ashland Employees’ Deferral Plan” section of Ashland’s proxy statement, and 287,457 shares to be issued under the Deferred Compensation Plan for Non-Employee Directors (2005), which is described in the “Compensation of

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Directors-Annual Retainer” and “Compensation of Directors-Restricted Shares/Units” sections of Ashland’s proxy statement, payable in Ashland Common Stock upon termination of employment or service with Ashland. Because these plans are not equity compensation plans as defined by the rules of the NYSE, neither plan required approval by Ashland’s stockholders.

(5)

This figure includes 707,790 shares available for issuance under the Deferred Compensation Plan for Employees (2005) and 606,404 shares available for issuance under the Deferred Compensation Plan for Non-Employee Directors (2005). Because these plans are not equity compensation plans as defined by the rules of the NYSE, neither plan required approval by Ashland’s stockholders.

The Board of Directors unanimously recommends a vote FOR the approval of the 2018 Omnibus Plan.

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MISCELLANEOUS

Proxy Solicitation Costs

Ashland is soliciting the proxies to which this proxy statement relates. All costs of soliciting proxies, including the cost of preparing and mailing the Notice and the proxy statement and any accompanying material, will be borne by Ashland. Expenses associated with this solicitation which will be borne by Ashland may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, facsimile, electronic means and personal interview, and by directors, director nominees, officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies. Innisfree’s fees will be paid by Ashland and are estimated to be $15,000, excluding out-of-pocket expenses. Ashland has agreed to indemnify Innisfree against certain liabilities relating to, or arising out of, its engagement.

Stockholder Proposals for the 2019 Annual Meeting

Stockholders interested in presenting a proposal for consideration at the 2019 Annual Meeting may do so by following the procedures prescribed in SEC Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and Ashland’s By-laws. To be eligible for inclusion in the proxy statement for the 2019 Annual Meeting, stockholder proposals must be received by Ashland’s Secretary no later than August 8, 2018.

Ashland’s By-laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must give written notice (as specified below) to the Secretary of Ashland not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made (the “By-law Notice Deadline”). The first public disclosure of that date may be a press release or in a public filing with the SEC. Such notice must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	the name and address of each stockholder proposing such business, as they appear on Ashland’s books;

•	as to each stockholder proposing such business, the name and address of any Stockholder Associated Person;

•	as to each stockholder proposing such business and any Stockholder Associated Person, the Stockholder Information;

•

a representation that each such stockholder is a holder of record of stock of Ashland entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business;

•

a brief description of the business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend Ashland’s By-laws, the text of the proposed amendment) and the reasons for conducting such business at the meeting;

•	any material interest of the stockholder and any Stockholder Associated Person in such business;

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•

a representation as to whether such stockholder intends (i) to deliver a proxy statement and form of proxy to holders of at least the percentage of Ashland’s outstanding capital stock required to approve or adopt such business or (ii) otherwise to solicit proxies from the stockholders in support of such business;

•

all other information that would be required to be filed with the SEC if the stockholder or any Stockholder Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act; and

•	a representation that the stockholder shall provide any other information reasonably requested by Ashland.

The By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chair of any such meeting may refuse to permit any business to be brought before an annual meeting that is not made in compliance with the procedures described above or if the stockholder fails to comply with the representations set forth in the notice.

For any stockholder proposal that is not submitted for inclusion in next year’s proxy statement pursuant to SEC Rule 14a-8, but is instead sought to be considered as timely and presented directly at the 2019 Annual Meeting, SEC rules permit management to vote proxies in its discretion if: (1) Ashland receives written notice of the proposal before the By-law Notice Deadline, and Ashland advises stockholders in the 2019 Annual Meeting Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) Ashland does not receive notice of the proposal prior to the By-law Notice Deadline.

Other Matters

As of the date of this proxy statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this proxy statement. In the event that any additional matter is properly brought before the meeting for stockholder action, properly voted proxies will be voted in accordance with the judgment of the named proxies.

Your vote is very important no matter how many shares you own. Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. If your shares are held in the name of a broker, bank or other nominee, you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares. If you have any questions or require any assistance with voting your shares, please contact Ashland’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Stockholders call toll free 888 750-5834

Banks and Brokers call 212 750-5833

Info@innisfreema.com

Your cooperation in giving this matter your prompt attention is appreciated.

PETER J. GANZ Senior Vice President, General Counsel and Secretary

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Appendix A: Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan

ASHLAND GLOBAL HOLDINGS INC.

2018 OMNIBUS INCENTIVE COMPENSATION PLAN

SECTION 1. Purpose. The purpose of this Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan (the “Plan”) is to promote the interests of Ashland Global Holdings Inc. and its stockholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Company. This Plan is intended to replace the prior Amended and Restated 2015 Ashland Global Holdings Inc. Incentive Plan (the “Prior Plan”), which Prior Plan shall be automatically terminated, replaced and superseded by this Plan on the date on which this Plan is approved by the Company’s stockholders, except that any awards granted under the Prior Plan shall continue to be subject to the terms of the Prior Plan and applicable Award Agreement (as defined below) (including any such terms that are intended to survive the termination of the Prior Plan or the settlement of such Award (as defined below)) and shall remain in effect pursuant to their terms.

SECTION 2. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Applicable Exchange” means the New York Stock Exchange or any other national stock exchange or quotation system on which the Shares may be listed or quoted.

“Approval Date” means the date on which the Plan is approved by the Company’s stockholders.

“Award” means any award that is permitted under Section 6 and granted under the Plan or any award that is permitted under the Prior Plan and was granted under the Prior Plan.

“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means an Award (a) granted pursuant to Section 6(g) of the Plan or the applicable section of the Prior Plan, (b) that is settled in cash and (c) the value of which is set by the Committee and is not calculated by reference to the Fair Market Value of a Share.

“Change of Control” shall (a) have the meaning set forth in an Award Agreement; provided, however, that except in the case of a transaction similar to a transaction described in subparagraph (b)(ii) below, any definition of Change of Control set forth in an Award Agreement shall provide that a Change of Control shall not occur until consummation or effectiveness of a change of control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed,

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would result in a change of control of the Company, or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:

(i) the consummation of:

(A) any consolidation, merger or similar transaction of the Company (a “Business Combination”) (other than a consolidation, merger or similar transaction of the Company into or with a direct or indirect wholly-owned Subsidiary) as a result of which (1) the stockholders of the Company immediately prior to the Business Combination own (directly or indirectly), immediately after the Business Combination, less than 50% of the then outstanding shares of common stock that are entitled to vote generally for the election of directors of the corporation resulting from such Business Combination (including as a result of Shares being converted into cash, securities or other property) or (2) the holders of the Shares immediately prior to the Business Combination do not have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination; or

(B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, provided, however, that no sale, lease, exchange or other transfer of all or substantially all the assets of the Company shall be deemed to occur unless assets constituting at least 80% of the total assets of the Company are transferred pursuant to such sale, lease, exchange or other transfer;

(ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

(iii) any Person shall become the Beneficial Owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, without the approval of the Board; or

(iv) at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee or the G&N Committee, or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer the Plan, as applicable.

“Company” means Ashland Global Holdings Inc., a corporation organized under the laws of Delaware, together with any successor thereto.

“Compensation Committee” means the Compensation Committee of the Board, as from time to time constituted, or any successor committee of the Board with similar functions, or its delegate.

“Deferred Share Unit” means a deferred share unit Award that represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.

“Disability” means (a) in the case of an Independent Director, his or her inability to attend to his or her duties and responsibilities as a member of the Board because of incapacity due to physical or mental illness and (b) in the case of any other Participant, his or her inability to perform the

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functions required by his or her regular job due to physical or mental illness; provided that, in the case of a grant of an Incentive Stock Option, “Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Exercise Price” means (a) in the case of each Option, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of each SAR, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant pursuant to such SAR.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares, as of any date, (i) the closing per-share sales price of Shares as reported by the Applicable Exchange for such stock exchange for such date, or if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“G&N Committee” means the Governance & Nominating Committee of the Board, as from time to time constituted, or any successor committee of the Board with similar functions, or its delegate.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan or the applicable section of the Prior Plan and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“Independent Director” means a member of the Board who is determined by the Board to be neither an employee of the Company nor an employee of any Affiliate.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan or the applicable section of the Prior Plan and (b) is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates who holds an Award granted under the prior Plan, is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).

“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 6(e) of the Plan or the applicable section of the Prior Plan.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award or Performance Unit or, if applicable, any Restricted Share, RSU or any Cash Incentive Award.

“Performance Formula” means, for a Performance Period, the one or more formulas applied against the relevant Performance Goal to determine, with regard to the Performance

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Compensation Award or Performance Unit or, if applicable, any Restricted Share, RSU or the Cash Incentive Award of a particular Participant, whether all, some portion but less than all, or none of such Award has been earned for the Performance Period.

“Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award or Performance Unit or, if applicable, a Restricted Share, RSU or Cash Incentive Award.

“Performance Unit” means an Award under Section 6(f) of the Plan or the applicable section of the Prior Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash, Shares or other securities, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.

“Restricted Share” means a Share that is granted under Section 6(d) of the Plan or the applicable section of the Prior Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award that is granted under Section 6(d) of the Plan or the applicable section of the Prior Plan and is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a stock appreciation right Award that is granted under Section 6(c) of the Plan or the applicable section of the Prior Plan and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means shares of the common stock of the Company, $0.01 par value, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

SECTION 3. Administration. (a) Composition of the Committee. The Plan shall be administered by the Committee, which shall be composed of one or more Independent Directors, as determined by the Board; provided that the Board may also, in its sole discretion, require such members to comply with the independence requirements of Rule 16b-3, Section 162(m) of the Code, the Applicable Exchange and any other similar requirements.

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(b) Authority of the Committee. Subject to the terms of the Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole authority to administer the Plan, including the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares or dollar value to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) except as otherwise set forth in Section 6(j), determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan or the Prior Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan or the Prior Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any stockholder.

(d) Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a

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court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or by-laws, in each case, as may be amended from time to time. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e) Delegation of Authority to Senior Officers. The Committee may delegate, on such terms and conditions as it determines in its sole discretion, to one or more senior officers of the Company the authority to make grants of Awards to officers (other than any officer subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer (other than any such officer who is expected to be subject to Section 16 of the Exchange Act), employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto.

(f) Awards to Independent Directors. Notwithstanding anything to the contrary contained herein, the G&N Committee may, in its sole discretion, at any time and from time to time, grant Awards to Independent Directors or administer the Plan with respect to such Awards. In any such case, the G&N Committee shall have all the authority and responsibility granted to the Committee herein.

SECTION 4. Shares Available for Awards; Cash Payable Pursuant to Awards. (a) Shares and Cash Available. (i) Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be equal to the sum of (A) 3,311,779 plus (B) any Shares remaining available for future grants of Awards under the Prior Plan as of January 25, 2018, plus (C) any Shares with respect to Awards granted under the Prior Plan that are forfeited following January 25, 2018 (such amount, the “Plan Share Limit”). Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be equal to 4,000,000 (such amount, the “Plan ISO Limit”).

(ii) Subject to adjustment as provided in Section 4(b), each Share issued or delivered under the Plan with respect to Awards other than Options and stock-settled SARs shall reduce the Plan Share Limit by 2.0 Shares and each Share with respect to which an Option or stock-settled SAR is exercised shall reduce the Plan Share Limit by one Share, regardless of the number of Shares actually delivered upon settlement of such Option or stock-settled SAR. If Shares issued upon vesting or settlement of an Award or Shares owned by a Participant are surrendered or tendered to the Company in payment of the exercise price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, then such surrendered or tendered Shares shall not again become available to be delivered pursuant to Awards under the Plan. If the Company purchases Shares on the open market using the proceeds from the exercise of an Option, then such purchased Shares shall not again become available to be delivered pursuant to Awards under the Plan. Awards that are settled in cash will not reduce the Plan Share Limit. If any Award is (A) forfeited (including due to failure to satisfy any applicable Performance Goals), or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto, or (B) is settled other than wholly by delivery of Shares (including cash settlement), then, in the case of clauses (A) and (B), the number of Shares subject to such Award that were not issued with respect to such Award will not be treated as issued for purposes of reducing the Plan Share Limit; provided, however, that such Shares shall be treated as issued for purposes of reducing the Plan ISO Limit.

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(iii) With respect to (A) Options or SARs and (B) Awards (other than Options or SARs) that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, subject to adjustment as provided in Section 4(b):

(1) in the case of Options or SARs that are settled in Shares, the maximum aggregate number of Shares with respect to which such Awards may be granted in any fiscal year of the Company under the Plan to any Participant (other than an Independent Director) shall be equal to 1,000,000;

(2) in the case of Awards (other than Options or SARs) that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the maximum aggregate number of Shares with respect to such Awards may be granted in any fiscal year of the Company under the Plan to any Participant (other than an Independent Director) shall be equal to 600,000 (such limit, together with the limit described in Section 4(a)(iii)(1), the applicable “Annual Individual Plan Share Limit”);

(3) in the case of such Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to such Awards granted to any Participant (other than an Independent Director) in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the applicable Annual Individual Plan Share Limit; and

(4) in the case of all such Awards to Participants (other than Independent Directors) other than those described in clauses (1), (2) and (3), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to such Awards under the Plan to any Participant (other than an Independent Director) in any fiscal year of the Company shall be equal to $10,000,000

(iv) Subject to adjustment as provided in Section 4(b), (A) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted in any fiscal year of the Company under the Plan and to any Independent Director shall be 15,000 (the “Annual Independent Director Plan Share Limit”), (B) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Independent Director in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the Annual Independent Director Plan Share Limit, and (C) in the case of all Awards to Independent Directors other than those described in clauses (A) and (B), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Independent Director in any fiscal year of the Company shall be equal to $900,000; provided that the value of all Awards described in clauses (A), (B) and (C) granted to any Independent Director in any fiscal year of the Company (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto), together with any other fees or compensation paid to an Independent Director outside of the Plan for services as an Independent Director during such fiscal year of the Company, shall not in the aggregate exceed $900,000.

(b) Adjustments for Changes in Capitalization and Similar Events. (i) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Committee shall equitably adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) the Plan Share Limit, (2) the Plan ISO Limit, (3) the Annual Individual Plan Share Limits and (4) the Annual Independent Director Plan Share Limit, and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which

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outstanding Awards relate, (2) the Exercise Price, if applicable, with respect to any Award and (3) any applicable Performance Criteria, Performance Formula, Performance Goal or Performance Period; provided, however, that the Committee shall determine the method and manner in which to effect such equitable adjustment.

(ii) In the event that the Committee determines that any reorganization, merger, consolidation, combination, split-up, spin-off, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares (including any Change of Control) such that an adjustment is determined by the Committee in its sole discretion to be appropriate or desirable, then the Committee may in such manner as it may deem appropriate or desirable, in its sole discretion:

(A) equitably adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (W) the Plan Share Limit, (X) the Plan ISO Limit, (Y) the Annual Individual Plan Share Limits and (Z) the Annual Independent Director Plan Share Limit, and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate, (Y) the Exercise Price, if applicable, with respect to any Award and (Z) any applicable Performance Criteria, Performance Formula, Performance Goal or Performance Period;

(B) make provision for a cash payment to the holder of an outstanding Award (but, solely with respect to unvested Awards in the case of a Change of Control, only if provision is not made in connection with such Change of Control for (1) assumption of such Awards or (2) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) which is publicly traded on a national stock exchange or quotation system, as determined by the Committee in its sole discretion, with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable) in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR; and

(C) cancel and terminate any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

(c) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (“Substitute Awards”); provided, however, that in no event may any Substitute Award be granted in a manner that would violate the prohibitions on repricing of Options and SARs, as set forth in clauses (i), (ii) or (iii) of Section 7(b). The number of Shares underlying any Substitute Awards shall be counted against the Plan Share Limit; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the Plan Share Limit; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its

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Affiliates or with which the Company or any of its Affiliates combines shall be counted against the Plan ISO Limit.

(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5. Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be eligible to be designated a Participant.

SECTION 6. Awards. (a) Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Compensation Awards, (vi) Performance Units, (vii) Cash Incentive Awards, (viii) Deferred Share Units and (ix) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Options shall be granted, (B) subject to Section 4(a), the number of Shares subject to each Option to be granted to each Participant, (C) whether each Option shall be an Incentive Stock Option or a Nonqualified Stock Option and (D) except as otherwise set forth in Section 6(j), the terms and conditions of each Option, including the vesting criteria, term, methods of exercise and methods and form of settlement. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. Each Option granted under the Plan shall be a Nonqualified Stock Option unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if, for any reason, such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

(ii) Exercise Price. The Exercise Price of each Share covered by each Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, that in the case of each Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per-Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant. Unless otherwise determined by the Committee, each Option is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(iii) Vesting and Exercise. Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, each Option may only be exercised to the extent that it has already vested at the time of exercise. Each Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised

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has been received by the Company. Exercise of each Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and in the number of Shares that may be available for purposes of the Plan by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of each Option, including any conditions relating to the application of Federal, state or foreign securities laws, as it may deem necessary or advisable.

(iv) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company (or the Company has withheld in accordance with Section 9(d)) an amount equal to any applicable Federal, state, local and foreign income and employment withholding taxes, as determined by the Company in its sole discretion. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole discretion, (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (2) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver cash promptly to the Company, (3) by having the Company withhold Shares from the Shares otherwise issuable pursuant to the exercise of the Option (for the avoidance of doubt, the Shares withheld shall be counted against the maximum number of Shares that may be delivered pursuant to the Awards granted under the Plan as provided in Section 4(a)) or (4) through any other method (or combination of methods) as approved by the Committee; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company, together with any Shares withheld by the Company in accordance with this Section 6(b)(iv) or Section 9(d), as of the date of such tender, is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld, if applicable.

(v) Expiration. Except as otherwise set forth in the applicable Award Agreement or as determined by the Committee in its sole discretion, (A) in the event a Participant who is holding an Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates for any reason other than death or disability, (1) each then outstanding vested Option held by such Participant shall expire, without payment, upon the earlier of (x) the expiration date of such Option as set forth in the applicable Award Agreement and (y) the three-month anniversary of such cessation and (2) each then outstanding unvested Option held by such Participant shall expire immediately, without payment, upon the date of such cessation, and (B) in the event a Participant who is holding an Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates by reason of death or disability, (1) each then outstanding vested Option held by such Participant shall expire, without payment, upon the expiration date of such Option as set forth in the applicable Award Agreement and (2) each then outstanding unvested Option held by such Participant shall expire immediately, without payment, upon the date of such cessation; provided that in no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.

(c) SARs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom SARs shall be granted, (B) subject to Section 4(a), the number of SARs to be granted to each Participant, (C) the Exercise Price thereof and (D) except as otherwise set forth in Section 6(j), the terms and conditions of each SAR, including the vesting criteria, term, methods of exercise and methods and form of settlement.

(ii) Exercise Price. The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted). Unless otherwise determined by the Committee, each SAR is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

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(iii) Vesting and Exercise. Each SAR shall entitle the Participant to receive an amount upon exercise equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing. Each SAR shall be exercisable at such time, in such manner and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter.

(iv) Substitution SARs. The Committee shall have the ability to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in Shares (or SARs settled in Shares or cash in the Committee’s sole discretion) (“Substitution SARs”) for outstanding Nonqualified Stock Options (“Substituted Options”); provided that (A) the substitution shall not otherwise result in a modification of the terms of any Substituted Option, (B) the number of Shares underlying the Substitution SARs shall be the same as the number of Shares underlying the Substituted Options and (C) the Exercise Price of the Substitution SARs shall be equal to the Exercise Price of the Substituted Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

(v) Expiration. Except as otherwise set forth in the applicable Award Agreement, (A) in the event a Participant who is holding a SAR ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates for any reason other than death or disability, (1) each then outstanding vested SAR held by such Participant shall expire, without payment, upon the earlier of (x) the expiration date of such SAR as set forth in the applicable Award Agreement and (y) the three-month anniversary of such cessation and (2) each then outstanding unvested SAR held by such Participant shall expire immediately, without payment, upon the date of such cessation, (B) in the event a Participant who is holding a SAR ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates by reason of death or disability, (1) each then outstanding vested SAR held by such Participant shall expire, without payment, upon the expiration date of such SAR as set forth in the applicable Award Agreement and (2) each then outstanding unvested SAR held by such Participant shall expire immediately, without payment, upon the date of such cessation; provided that in no event may a SAR be exercisable after the tenth anniversary of the date the SAR is granted..

(d) Restricted Shares and RSUs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Restricted Shares and RSUs shall be granted, (B) subject to Section 4(a), the number of Restricted Shares and RSUs to be granted to each Participant, (C) except as otherwise set forth in Section 6(j), the duration of the period during which, and the conditions (including Performance Goals), if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company and (D) the other terms and conditions of each such Award, including the term and methods and form of settlement.

(ii) Transfer Restrictions. Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that the Committee may, in its sole discretion, determine that Restricted Shares and RSUs may be transferred by the Participant for no consideration. Each Restricted Share may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the applicable Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, in its sole discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

(iii) Payment/Lapse of Restrictions; Expiration. Each RSU shall be granted with respect to a specified number of Shares (or a number of Shares determined pursuant to a specified formula) or shall have a value equal to the Fair Market Value of a specified number of Shares (or a number of Shares determined pursuant to a specified formula). RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole discretion of the Committee,

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upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Except as otherwise set forth in the applicable Award Agreement or as determined by the Committee in its sole discretion, each outstanding unvested Restricted Share or RSU held by a Participant shall expire immediately, without payment, on the date on which such Participant ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates for any reason. If a Restricted Share or an RSU is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(e) must be satisfied in order for the restrictions applicable thereto to lapse.

(e) Performance Compensation Awards. (i) General. The Committee shall have the authority, at the time of grant of any Award, to designate such Award as a Performance Compensation Award in order for such Award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Options and SARs granted under the Plan shall not be included among Awards that are designated as Performance Compensation Awards under this Section 6(e) and shall instead be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code unless otherwise determined by the Committee.

(ii) Eligibility. The Committee shall, in its sole discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants shall be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant as eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle such Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 6(e). Moreover, designation of a Participant as eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant as eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(iii) Discretion of the Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period and except as otherwise set forth in Section 6(j), the Committee shall have sole discretion to select (A) the length of such Performance Period, (B) the type(s) of Performance Compensation Awards to be issued, (C) the Performance Criteria that will be used to establish the Performance Goal(s), (D) the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and (E) the Performance Formula; provided that any such Performance Formula shall be objective and non-discretionary. Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(iv) Performance Criteria. Notwithstanding the foregoing, the Performance Criteria that shall be used to establish the Performance Goal(s) with respect to Performance Compensation Awards shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, product lines or products, or any combination of the foregoing, and shall be limited to the following: (A) Earnings measures, including net earnings on either a LIFO, FIFO or other basis and including earnings, earnings before interest, earnings before interest and taxes, earnings before interest, taxes and depreciation or earnings before interest, taxes, depreciation and amortization; (B) operating measures, including

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operating income, operating earnings, or operating margin; (C) income or loss measures, including net income or net loss, and economic profit; (D) cash flow measures, including cash flow or free cash flow; (E) revenue measures; (F) reductions in expense measures; (G) operating and maintenance, cost management, working capital and working capital efficiency and employee productivity measures; (H) Company return measures, including return on assets, investments, equity, or sales; (I) Share price (including attainment of a specified per-Share price during the Performance Period, growth measures, total return to stockholders or attainment of a specified price per Share for a specified period of time); (J) achievement of revenue, market share, market penetration, business expansion targets, project completion, production volume levels, or cost targets with respect to strategic business plans; (K) completion of mergers, acquisitions, dispositions, public offerings, or similar extraordinary business transactions; (L) achievement of business or operational goals relating to market share, business development and/or customer objectives, and debt ratings; or (M) the rate of growth of any of the foregoing. Such Performance Criteria may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof, be computed on an accrual or cash accounting basis, as applicable, or be measured either in the aggregate or on a per-Share basis. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the Performance Criteria it selects to use for such Performance Period.

(v) Modification of Performance Goals. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(vi) Payment of Performance Compensation Awards. (A) Condition to Receipt of Payment. A Participant must be employed by the Company or one of its Subsidiaries on the applicable payment date (or such other date as may be determined by the Committee or specified in the applicable Award Agreement) to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Notwithstanding the foregoing and to the extent permitted by Section 162(m) of the Code, in the sole discretion of the Committee, Performance Compensation Awards may be paid in whole or in part to Participants who have retired or whose employment has terminated prior to the last day of the Performance Period for which a Performance Compensation Award is made, or to the designee or estate of a Participant who died prior to the last day of a Performance Period.

(B) Limitation. Except as otherwise permitted by Section 162(m) of the Code, a Participant shall be eligible to receive a payment in respect of a Performance Compensation Award only to the extent that (1) the Performance Goal(s) for the relevant Performance Period are achieved and certified by the Committee in accordance with Section 6(e)(vi)(C) and (2) the Performance

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Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Performance Compensation Award has been earned for such Performance Period.

(C) Certification. Following the completion of a Performance Period, the Committee shall certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the objective Performance Formula. The Committee shall then determine the actual amount of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply negative discretion as authorized by Section 6(e)(vi)(D).

(D) Negative Discretion. In determining the actual amount of an individual Performance Compensation Award for a Performance Period, the Committee may, in its sole discretion, reduce or eliminate the amount of the Award earned in the Performance Period, even if applicable Performance Goals have been attained and without regard to any employment agreement between the Company and a Participant.

(E) Discretion. Except as otherwise permitted by Section 162(m) of the Code, in no event shall any discretionary authority granted to the Committee by the Plan be used to (1) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained, (2) increase a Performance Compensation Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m) of the Code) or (3) increase the amount of a Performance Compensation Award above the maximum amount payable under Section 4(a) of the Plan.

(F) Form of Payment. In the case of any Performance Compensation Award other than a Restricted Share, RSU or other equity-based Award that is subject to Performance Criteria, such Performance Compensation Award shall be payable, in the sole discretion of the Committee, in cash or in Restricted Shares, RSUs or fully vested Shares (or in a combination thereof) of equivalent value and shall be paid on such terms as determined by the Committee in its sole discretion. Any such Restricted Shares and RSUs shall be subject to the terms of this Plan (or any successor equity-compensation plan) and any applicable Award Agreement. The number of Restricted Shares, RSUs or Shares that is equivalent in value to a dollar amount shall be determined in accordance with a methodology specified by the Committee within the first 90 days of the relevant Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code).

(f) Performance Units. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Performance Units shall be granted.

(ii) Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its sole discretion which, depending on the extent to which they are met during a Performance Period, will determine in accordance with Section 4(a) the number and/or value of Performance Units that will be paid out to the Participant.

(iii) Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.

(iv) Form and Timing of Payment of Performance Units; Expiration. Subject to the provisions of the Plan, the Committee, in its sole discretion, may pay earned Performance Units in the form of cash or in Restricted Shares, RSUs or fully vested Shares (or in a combination thereof) that have an

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aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee, except as otherwise set forth in Section 6(j). The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement. Except as otherwise set forth in the applicable Award Agreement or as determined by the Committee in its sole discretion, each outstanding unvested Performance Unit held by a Participant shall expire immediately, without payment, on the date on which such Participant ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates for any reason. If a Performance Unit is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(e) must be satisfied in order for a Participant to be entitled to payment.

(g) Cash Incentive Awards. (i) Grant. Subject to the provisions of the Plan, the Committee, in its sole discretion, shall have the authority to determine (A) the Participants to whom Cash Incentive Awards shall be granted, (B) subject to Section 4(a), the amount of Cash Incentive Awards to be granted to each Participant, (C) except as otherwise set forth in Section 6(j), the duration of the period during which, and the conditions, if any, under which, the Cash Incentive Awards may vest or may be forfeited to the Company and (D) the other terms and conditions of each such Award, including the term. Each Cash Incentive Award shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals or other payment conditions in its sole discretion, which, depending on the extent to which they are met during a specified performance period, shall determine the amount and/or value of the Cash Incentive Award that shall be paid to the Participant.

(ii) Earning of Cash Incentive Awards. Subject to the provisions of the Plan, after the applicable vesting period has ended, the holder of a Cash Incentive Award shall be entitled to receive a payout of the amount of the Cash Incentive Award earned by the Participant over the specified performance period, to be determined by the Committee, in its sole discretion, as a function of the extent to which the corresponding performance goals or other conditions to payment have been achieved.

(iii) Payment. If a Cash Incentive Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(e) must be satisfied in order for a Participant to be entitled to payment.

(h) Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including Deferred Share Units and fully vested Shares) (whether payable in cash, equity or otherwise) in such amounts and subject to such terms and conditions as the Committee shall determine.

(i) Dividends and Dividend Equivalents. In the sole discretion of the Committee, an Award (other than an Option, SAR or Cash Incentive Award), may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a deferred basis (but not on a current basis), on such terms and conditions as may be determined by the Committee in its sole discretion; provided that no dividends or dividend equivalents shall be payable with respect to any shares of Stock underlying an Award (other than an Option, SAR or Cash Incentive Award) until such Award (or the applicable portion thereof) has vested.

(j) Minimum Vesting Period. Except for Substitution Awards or as otherwise set forth in Section 8, each Award (other than a Cash Incentive Award) shall have a minimum vesting period of one year; provided that the Committee may determine in its sole discretion that (1) such minimum vesting period shall not apply in the case of a termination due to death

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or disability and (2) up to five percent (5%) of the Shares available for issuance under the Plan may be granted free of such minimum vesting requirements.

SECTION 7. Amendment and Termination. (a) Amendments to the Plan. Subject to any applicable law or government regulation and to the rules of the Applicable Exchange, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would (i) increase either the Plan Share Limit or the Plan ISO Limit, (ii) change the class of employees or other individuals eligible to participate in the Plan or (iii) result in any amendment, cancellation or action described in clause (i), (ii) or (iii) of the second sentence of Section 7(b) being permitted without the approval by the Company’s stockholders; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this Section 7(a)(i). No amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofor have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofor granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofor granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary. Notwithstanding the preceding sentence, in no event may any Option or SAR (i) be amended to decrease the Exercise Price thereof, (ii) be canceled at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another Option or SAR or any Restricted Share, RSU, other equity-based Award, award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancelation or action is approved by the Company’s stockholders. For the avoidance of doubt, an adjustment to the Exercise Price of an Option or SAR that is made in accordance with Section 4(b) or Section 8 shall not be considered a reduction in Exercise Price or “repricing” of such Option or SAR.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 6(e)(v) and Section 7(a), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4(b) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law, in such manner as the Committee may deem appropriate or desirable in its sole discretion, including by (i) providing for a substitution or assumption of Awards, acceleration of the exercisability of Awards, lapse of restrictions on Awards, or termination of Awards, or providing for a period of time for exercise prior to the occurrence of any such event, (ii) providing for a cash payment to the holder of an Award (but, solely in the case of unvested Awards in the event of a Change of Control, only if provision is not made in connection with such Change of Control for (A) assumption of such Awards or (B) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) which is publicly traded on a national stock exchange or quotation system, as determined by the Committee in its sole discretion, with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable) in consideration for the

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cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (iii) canceling and terminating any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

SECTION 8. Change of Control. In the event of a Change of Control after the date of the adoption of the Plan, if provision is not made in connection with the Change of Control for (a) assumption of Awards previously granted or (b) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) which is publicly traded on a national stock exchange or quotation system, as determined by the Committee in its sole discretion, with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, then:

(i) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control;

(ii) all Performance Units, Cash Incentive Awards and Awards designated as Performance Compensation Awards shall, in each case as specified by the Committee in the applicable Award Agreement or otherwise, either (A) be canceled and terminated without any payment or consideration therefor; or (B) automatically vest based on:

(1) actual achievement of any applicable Performance Goals through the date of the Change of Control, as determined by the Committee in its sole discretion; or

(2) achievement of target performance levels (or the greater of actual achievement of any applicable Performance Goals through the date of the Change of Control, as determined by the Committee in its sole discretion, and target performance levels); provided that in the case of vesting based on target performance levels such Awards shall also be prorated based on the portion of the Performance Period elapsed prior to the Change of Control;

and, in the case of this clause (B), shall be paid at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee; and

(iii) all other outstanding Awards (i.e., other than Options, SARs, Performance Units, Cash Incentive Awards and Awards designated as Performance Compensation Awards) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control and shall be paid at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee.

SECTION 9. General Provisions. (a) Nontransferability. Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime, each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or

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encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that, (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Stock Options shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and in no event may any Award (or any rights and obligations thereunder) be transferred in any way in exchange for value. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the Applicable Exchange and any applicable Federal, state or foreign laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

(d) Withholding. (i) Authority to Withhold. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Alternative Ways to Satisfy Withholding Liability. Without limiting the generality of Section 9(d)(i), subject to the Committee’s discretion, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to such withholding liability.

(e) Section 409A. (i) It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(ii) No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable

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under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(iii) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(iv) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares, other types of equity-based awards (subject to stockholder approval if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i) No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder (including the right to vote) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b), Section 7(c)

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or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(j) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws; Restrictions on Transfer of Shares. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(n) Compensation Recovery Policy. Each Award granted under the Plan shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company as in effect from time to time, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the SEC or applicable securities exchange. This Section 9(n) shall not be the Company’s exclusive remedy with respect to such matters.

(o) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(p) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or

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under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service (or any successor thereto) or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

(q) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(r) Headings and Construction. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “but not limited to”, and the word “or” shall not be deemed to be exclusive.

SECTION 10. Term of the Plan. (a) Effective Date. The Plan shall be effective as of the date of its adoption by the Board and approval by the Company’s stockholders.

(b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the Approval Date under Section 10(a). Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

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Appendix B: Use of Non-GAAP Measures and

Non-GAAP Reconciliations

Use of Non-GAAP Measures

Ashland has included within this document the following non-GAAP measures, on both a consolidated and reportable segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income or operating income.

•	EBITDA—net income (loss), plus income tax expense (benefit), net interest and other financing expenses, and depreciation and amortization.

•

Adjusted EBITDA—EBITDA adjusted for noncontrolling interests, discontinued operations, net gain (loss) on acquisitions and divestitures, other income and (expense) and key items (including the remeasurement gains and losses related to pension and other postretirement plans).

Management believes the use of EBITDA and Adjusted EBITDA measures on a consolidated and reportable segment basis assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods. Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units and provide continuity to investors for comparability purposes.

These non-GAAP measures should be considered supplemental in nature and should not be construed as more significant than comparable measures defined by U.S. GAAP. Limitations associated with the use of these non-GAAP measures include that these measures do not present all of the amounts associated with our results as determined in accordance with U.S. GAAP. The non-GAAP measures provided are used by Ashland management and may not be determined in a manner consistent with the methodologies used by other companies. EBITDA and Adjusted EBITDA provide a supplemental presentation of Ashland’s operating performance on a consolidated and reportable segment basis. Adjusted EBITDA generally includes adjustments for items that impact comparability between periods.

In accordance with U.S. GAAP, Ashland recognizes actuarial gains and losses for defined benefit pension and other postretirement benefit plans annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement during a fiscal year. Actuarial gains and losses occur when actual experience differs from the estimates used to allocate the change in value of pension and other postretirement benefit plans to expense throughout the year or when assumptions change, as they may each year. Significant factors that can contribute to the recognition of actuarial gains and losses include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets and other changes in actuarial assumptions, for example, the life expectancy of plan participants.

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Management believes Adjusted EBITDA, which includes the expected return on pension plan assets yet excludes both the actual return on pension plan assets and the impact of actuarial gains and losses, provides investors with a meaningful supplemental presentation of Ashland’s operating performance. Management believes these actuarial gains and losses are primarily financing activities that are more reflective of changes in current conditions in global financial markets (and in particular interest rates) that are not directly related to the underlying business. For further information on the actuarial assumptions and plan assets referenced above, see Note M of the Notes to Consolidated Financial Statements of Ashland’s 2017 Annual Report.

Business Unit EBITDA and Adjusted EBITDA

The EBITDA and Adjusted EBITDA amounts presented for each business unit are provided as a means to enhance the understanding of financial measurements that Ashland has internally determined to be relevant measures of comparison for each segment. Each of these non-GAAP measures is defined as follows: EBITDA (operating income plus depreciation and amortization) and Adjusted EBITDA (EBITDA adjusted for key items, which may include pro forma effects for significant acquisitions or divestitures, as applicable). Ashland does not allocate items to each reportable segment below operating income, such as interest expense and income taxes. As a result, business unit EBITDA and Adjusted EBITDA are reconciled directly to operating income since it is the most directly comparable Statements of Consolidated Comprehensive Income caption.

Non-GAAP Reconciliations

Ashland Global Holdings Inc. and Consolidated Subsidiaries
RECONCILIATION OF NON-GAAP DATA—ADJUSTED EBITDA
(in millions)	2017	2016
Net income (loss)	$28	$(28)
Income tax expense (benefit)	7	(25)
Net interest and other financing expense	234	173
Depreciation and amortization	282	296

EBITDA	551	416
Income from discontinued operations (net of taxes)	(133)	(255)
Separation, restructuring and other costs, net	87	82
Accelerated depreciation	19	6
Unplanned plant shutdowns	13	-
Environmental reserve adjustments	9	15
Inventory fair value adjustment	7	-
Losses on pension and other postretirement plan remeasurements	6	142
Net loss on acquisitions and divestitures	6	12
Legal reserve	5	15
Impairments	-	181
Benefit/stock incentive adjustment	-	(11)
Customer claim adjustment	-	(5)

Adjusted EBITDA	$570	$598

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  Adjusted EBITDA—Specialty Ingredients

(in millions)	2017	2016
Operating income	$233	$237
Depreciation and amortization	229	239

EBITDA	462	476
Severance and other costs	4	(1)
Accelerated depreciation	14	4
Inventory fair value adjustment	7	-
Unplanned plant shutdown	6	-
Environmental reserve adjustment	-	2
Customer claim	-	(5)

Adjusted EBITDA	$493	$476

EBITDA—Composites

(in millions)	2017	2016
Operating income	$67	$63
Depreciation and amortization	22	22

EBITDA*	$89	$85

*	There were no key items during 2017 and 2016.

Adjusted EBITDA—Intermediates and Solvents

(in millions)	2017	2016
Operating loss	$(12)	$(181)
Depreciation and amortization	31	31

EBITDA	19	(150)
Unplanned plant shutdown	7	-
Impairment	-	181

Adjusted EBITDA	$26	$31

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Ashland Global Holdings Inc. and Consolidated Subsidiaries

RECONCILIATION OF OTHER NON-GAAP DATA

(Preliminary and unaudited)

2017
Operating income (loss)	$142
Key items as externally reported*	146

Adjusted operating income	288
Management exceptions**	17

Adjusted operating income used for incentive compensation	$305

*	Key items are described in detail in the Management Discussion and Analysis section of Ashland’s Form 10-K for the fiscal year ended September 30, 2017.

**

Management exceptions of $17 million consist of the effect of foreign exchange, legacy environmental and pension gains or losses, plant restructuring, certain consulting expenses and certain Pharmachem related adjustments, among others.

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V O T E B Y T E L E P H O N E

C/O CORPORATE ELECTION SERVICES P.O. BOX 1150 PITTSBURGH PA 15230	Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail

Call Toll-Free using a	Access the Website and	Return your proxy

touch-tone telephone:	cast your vote:	in the postage-paid

1-888-693-8683	www.cesvote.com	envelope provided

Telephone and Internet access is available 24 hours a day, 7 days a week.

In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on January 23, 2018 if you are a participant in the Ashland Employee Savings Plan, Ashland Union Employee Savings Plan or the International Specialty Products Inc. 401(k) Plan or if on the Record Date you held Ashland Common Stock in the Valvoline 401(k) Plan, or by 6:00 a.m. on January 25, 2018 if you are a registered stockholder.

è

ê    Proxy card must be signed and dated below.  Please fold and detach card at perforation before mailing.    ê

ASHLAND GLOBAL HOLDINGS INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on January 25, 2018.

The undersigned hereby appoints William A. Wulfsohn and Peter J. Ganz, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Global Holdings Inc. Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on January 25, 2018, and at any adjournment thereof.

Date:

(Sign Here)

INSTRUCTIONS: Please sign exactly as your name appears on this proxy. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date, and return your proxy promptly in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

ê    Please fold and detach card at perforation before mailing.    ê

ASHLAND GLOBAL HOLDINGS INC.	PROXY

If you do not provide voting instructions, your proxy will be voted FOR proposals 1, 2, 3, and 4. The Board of Directors recommends a vote FOR proposals 1, 2, 3, and 4.

1.	Election of eleven Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified, as set forth in the Proxy Statement.

Nominees:		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	Brendan M. Cummins	☐	☐	☐	7.	Mark C. Rohr	☐	☐	☐

2.	William G. Dempsey	☐	☐	☐	8.	Janice J. Teal	☐	☐	☐

3.	Jay V. Ihlenfeld	☐	☐	☐	9.	Michael J. Ward	☐	☐	☐

4.	Susan L. Main	☐	☐	☐	10.	Kathleen Wilson-Thompson	☐	☐	☐

5.	Jerome A. Peribere	☐	☐	☐	11.	William A. Wulfsohn	☐	☐	☐

6.	Barry W. Perry	☐	☐	☐

2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2018.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To approve the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)